 Exhibit 99.1

GLOSSARY OF TERMS AND ABBREVIATIONS

PPL Energy Supply and its subsidiaries

PPL - PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding, PPL Capital Funding, Inc., LG&E and KU Energy LLC and other subsidiaries.

PPL Brunner Island - PPL Brunner Island, LLC, a subsidiary of PPL Generation that owns generating operations in Pennsylvania.

PPL Electric - PPL Electric Utilities Corporation, a public utility subsidiary of PPL engaged in the regulated transmission and distribution of electricity in its Pennsylvania service area and that provides electricity supply to its retail customers as a PLR.

PPL Energy Funding - PPL Energy Funding Corporation, a subsidiary of PPL and the parent holding company of PPL Energy Supply, PPL Global and other subsidiaries.

PPL EnergyPlus - PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply that markets and trades wholesale and retail electricity and gas, and supplies energy and energy services in competitive markets.

PPL Energy Supply - PPL Energy Supply, LLC, a subsidiary of PPL Energy Funding and the parent company of PPL Generation, PPL EnergyPlus and other subsidiaries.  In January 2011, PPL Energy Supply distributed its membership interest in PPL Global, representing 100% of the outstanding membership interests of PPL Global, to PPL Energy Supply's parent, PPL Energy Funding.

PPL Generation - PPL Generation, LLC, a subsidiary of PPL Energy Supply that owns and operates U.S. generating facilities through various subsidiaries.

PPL Global - PPL Global, LLC, a subsidiary of PPL Energy Funding that primarily through its subsidiaries, owns and operates PPL's regulated electricity distribution businesses in the U.K.  In January 2011, PPL Energy Supply, PPL Global's former parent, distributed its membership interest in PPL Global, representing 100% of the outstanding membership interest of PPL Global, to its parent, PPL Energy Funding.

PPL Holtwood - PPL Holtwood, LLC, a subsidiary of PPL Generation that owns hydroelectric generating operations in Pennsylvania.

PPL Ironwood - PPL Ironwood LLC, an indirect subsidiary of PPL Generation that owns generating operations in Pennsylvania.

PPL Montana - PPL Montana, LLC, an indirect subsidiary of PPL Generation that generates electricity for wholesale sales in Montana and the Pacific Northwest.

PPL Montour - PPL Montour, LLC, a subsidiary of PPL Generation that owns generating operations in Pennsylvania.

PPL Services - PPL Services Corporation, a subsidiary of PPL that provides services to PPL and its subsidiaries.

PPL Susquehanna - PPL Susquehanna, LLC, a subsidiary of PPL Generation that owns a nuclear-powered generating station.

Other terms and abbreviations

401(h) account - A sub-account established within a qualified pension trust to provide for the payment of retiree medical costs.

AEPS - Alternative Energy Portfolio Standard.

i

AOCI - accumulated other comprehensive income or loss.

ARO - asset retirement obligation.

Baseload generation - includes the output provided by PPL's nuclear, coal, hydroelectric and qualifying facilities.

Basis - when used in the context of derivatives and commodity trading, the commodity price differential between two locations, products or time periods.

CAIR - the EPA's Clean Air Interstate Rule.

CCR - Coal Combustion Residuals.  CCRs include fly ash, bottom ash and sulfur dioxide scrubber wastes.

Clean Air Act - federal legislation enacted to address certain environmental issues related to air emissions, including acid rain, ozone and toxic air emissions.

COLA - license application for a combined construction permit and operating license from the NRC for a nuclear plant.

CSAPR - Cross-State Air Pollution Rule.

Customer Choice Act - the Pennsylvania Electricity Generation Customer Choice and Competition Act, legislation enacted to restructure the state's electric utility industry to create retail access to a competitive market for generation of electricity.

Dodd-Frank Act - the Dodd-Frank Wall Street Reform and Consumer Protection Act that was signed into law in July 2010.

DOE - Department of Energy, a U.S. government agency.

EBPB - Employee Benefit Plan Board. The administrator of PPL's U.S. qualified retirement plans, which is charged with the fiduciary responsibility to oversee and manage those plans and the investments associated with those plans.

Economic Stimulus Package - The American Recovery and Reinvestment Act of 2009, generally referred to as the federal economic stimulus package, which was signed into law in February 2009.

EPA - Environmental Protection Agency, a U.S. government agency.

EPS - earnings per share.

ESOP - Employee Stock Ownership Plan.

FERC - Federal Energy Regulatory Commission, the U.S. federal agency that regulates, among other things, interstate transmission and wholesale sales of electricity, hydroelectric power projects and related matters.

Fitch - Fitch, Inc., a credit rating agency.

FTR(s) - financial transmission rights, which are financial instruments established to manage price risk related to electricity transmission congestion that entitle the holder to receive compensation or require the holder to remit payment for certain congestion-related transmission charges based on the level of congestion between two pricing locations, known as source and sink.

GAAP - Generally Accepted Accounting Principles in the U.S.

GHG - greenhouse gas(es).

IBEW - International Brotherhood of Electrical Workers.

ICP - Incentive Compensation Plan.

ICPKE - Incentive Compensation Plan for Key Employees.

Intermediate and peaking generation - includes the output provided by PPL's oil- and natural gas-fired units.

Ironwood Acquisition - In April 2012, PPL Ironwood Holdings, LLC, an indirect, wholly owned subsidiary of PPL Energy Supply, completed the acquisition from a subsidiary of The AES Corporation of all of the equity interests of AES Ironwood, L.L.C. (subsequently renamed PPL Ironwood, LLC) and AES Prescott, L.L.C. (subsequently renamed PPL Prescott, LLC), which together own and operate, a natural gas combined-cycle unit in Lebanon, Pennsylvania.

Ironwood Facility - a natural gas combined-cycle unit in Lebanon, Pennsylvania with a summer rating of 662 MW.

IRS - Internal Revenue Service, a U.S. government agency.

ISO - Independent System Operator.

kWh - kilowatt-hour, basic unit of electrical energy.

LIBOR - London Interbank Offered Rate.

MATS - Mercury and Air Toxics Standards.

MDEQ - Montana Department of Environmental Quality.

MEIC - Montana Environmental Information Center.

MMBtu - One million British Thermal Units.

Montana Power - The Montana Power Company, a Montana-based company that sold its generating assets to PPL Montana in December 1999.  Through a series of transactions consummated during the first quarter of 2002, Montana Power sold its electricity delivery business to NorthWestern.

Moody's - Moody's Investors Service, Inc., a credit rating agency.

MW - megawatt, one thousand kilowatts.

MWh - megawatt-hour, one thousand kilowatt-hours.

NDT - PPL Susquehanna's nuclear plant decommissioning trust.

NERC - North American Electric Reliability Corporation.

NGCC - Natural gas-fired combined-cycle turbine.

NorthWestern - NorthWestern Corporation, a Delaware corporation, and successor in interest to Montana Power's electricity delivery business, including Montana Power's rights and obligations under contracts with PPL Montana.

NPNS - the normal purchases and normal sales exception as permitted by derivative accounting rules.  Derivatives that qualify for this exception may receive accrual accounting treatment.

NRC - Nuclear Regulatory Commission, the U.S. federal agency that regulates nuclear power facilities.

OCI - other comprehensive income or loss.

Opacity - the degree to which emissions reduce the transmission of light and obscure the view of an object in the background.  There are emission regulations that limit the opacity of power plant stack gas emissions.

PADEP - the Pennsylvania Department of Environmental Protection, a state government agency.

PJM - PJM Interconnection, L.L.C., operator of the electricity transmission network and electric energy market in all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.

PLR - Provider of Last Resort, the role of PPL Electric in providing default electricity supply within its delivery area to retail customers who have not chosen to select an alternative electricity supplier under the Customer Choice Act.

PP&E - property, plant and equipment.

PUC - Pennsylvania Public Utility Commission, the state agency that regulates certain ratemaking, services, accounting and operations of Pennsylvania utilities.

RECs - renewable energy credits.

RFC - ReliabilityFirst Corporation, one of eight regional entities with delegated authority from NERC that work to safeguard the reliability of the bulk power systems throughout North America.

RMC - Risk Management Committee.

RTO - Regional Transmission Organization.

S&P - Standard & Poor's Ratings Services, a credit rating agency.

Sarbanes-Oxley - Sarbanes-Oxley Act of 2002, which sets requirements for management's assessment of internal controls for financial reporting.  It also requires an independent auditor to make its own assessment.

Scrubber - an air pollution control device that can remove particulates and/or gases (primarily sulfur dioxide) from exhaust gases.

SEC - the U.S. Securities and Exchange Commission, a U.S. government agency primarily responsible to protect investors and maintain the integrity of the securities markets.

SERC - SERC Reliability Corporation, one of eight regional entities with delegated authority from NERC that work to safeguard the reliability of the bulk power systems throughout North America.

SIFMA Index - the Securities Industry and Financial Markets Association Municipal Swap Index.

SIP - PPL Corporation's 2012 Stock Incentive Plan.

SMGT - Southern Montana Electric Generation & Transmission Cooperative, Inc., a Montana cooperative and purchaser of electricity under a long-term supply contract with PPL EnergyPlus that was terminated effective April 1, 2012.

SNCR - selective non-catalytic reduction, a pollution control process for the removal of nitrogen oxide from exhaust gases using ammonia.

Spark Spread - a measure of gross margin representing the price of power on a per MWh basis less the equivalent measure of the natural gas cost to produce that power.  This measure is used to describe the gross margin of PPL and its subsidiaries' competitive natural gas-fired generating fleet.  This term is also used to describe a derivative contract in which PPL and its subsidiaries sell power and buy natural gas on a forward basis in the same contract.

Superfund - federal environmental statute that addresses remediation of contaminated sites; states also have similar statutes.

Tolling agreement - agreement whereby the owner of an electricity generating facility agrees to use that facility to convert fuel provided by a third party into electricity for delivery back to the third party.

Total shareowner return - change in market value of a share of the Company's common stock plus the value of all dividends paid on a share of the common stock during the applicable performance period, divided by the price of the common stock as of the beginning of the performance period.

VaR - value-at-risk, a statistical model that attempts to estimate the value of potential loss over a given holding period under normal market conditions at a given confidence level.

VEBA - Voluntary Employee Benefit Association Trust, accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries.

VIE - variable interest entity.

Volumetric risk - the risk that the actual load volumes provided under full-requirement sales contracts could vary significantly from forecasted volumes.

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Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations

The information provided in this Item 7. should be read in conjunction with PPL Energy Supply's Consolidated Financial Statements and the accompanying Notes.  Capitalized terms and abbreviations are defined in the glossary.  Dollars are in millions, unless otherwise noted.

"Management's Discussion and Analysis of Financial Condition and Results of Operations" includes the following information:

•
"Overview" provides a description of PPL Energy Supply's business strategy, a description of key factors expected to impact 2014 earnings and a discussion of important financial and operational developments.

•
"Results of Operations" includes a summary of earnings.  "Margins" provides explanations of a non-GAAP financial measure and "Statement of Income Analysis" addresses significant changes in principal items on the Statements of Income, comparing 2013 with 2012 and 2012 with 2011.

•
"Financial Condition - Liquidity and Capital Resources" provides an analysis of liquidity positions and credit profiles.  This section also includes a discussion of forecasted sources and uses of cash and rating agency actions.

•	"Financial Condition - Risk Management" provides an explanation of risk management programs relating to market and credit risk.

•
"Application of Critical Accounting Policies" provides an overview of the accounting policies that are particularly important to the results of operations and financial condition and that require management to make significant estimates, assumptions and other judgments of inherently uncertain matters.

Overview

For a description of PPL Energy Supply and its businesses, see "Item 1. Business" in its 2013 Form 10-K.

Business Strategy

The strategy for PPL Energy Supply is to optimize the value from its competitive generation asset and marketing portfolios while mitigating near-term volatility in both cash flows and earnings.  PPL Energy Supply endeavors to do this by matching energy supply with load, or customer demand, under contracts of varying durations with creditworthy counterparties to capture profits while effectively managing exposure to energy and fuel price volatility, counterparty credit risk and operational risk.  PPL Energy Supply is focused on maintaining profitability during the current and projected period of low energy and capacity prices.  See "Financial and Operational Developments - Economic and Market Conditions" below for additional information.

To manage financing costs and access to credit markets, and to fund capital expenditures, a key objective of PPL Energy Supply is to maintain targeted credit profiles and liquidity positions.  In addition, PPL Energy Supply has financial and operational risk management programs that, among other things, are designed to monitor and manage exposure to earnings and cash flow volatility related to, as applicable, changes in energy and fuel prices, interest rates, counterparty credit quality and the operating performance of generating units.  To manage these risks, PPL Energy Supply generally uses contracts such as forwards, options and swaps.

Financial and Operational Developments

2014 Outlook

Excluding special items, lower earnings are projected in 2014 compared with 2013, primarily driven by lower energy and capacity prices, partially offset by lower financing costs and lower income taxes.

Earnings in future periods are subject to various risks and uncertainties.  See "Forward-Looking Information," "Item 1. Business," "Item 1A. Risk Factors," in PPL Energy Supply’s 2013 Form 10-K and the rest of this Item 7, and Notes 1 and 11 to the Financial Statements (as applicable) for a discussion of the risks, uncertainties and factors that may impact future earnings.

Other Financial and Operational Developments

Economic and Market Conditions

Continued depressed wholesale market prices for electricity and natural gas have resulted from general weak economic conditions and other factors, including the impact of expanded domestic shale gas development and additional renewable energy sources, primarily wind in the western U.S.  Unregulated Gross Energy Margins associated with PPL Energy Supply's competitive generation and marketing business are impacted by changes in energy and capacity market prices and demand for electricity and natural gas, power plant availability, competition in the markets for retail customers, fuel costs and availability, transmission constraints that impact the locational pricing of electricity at PPL Energy Supply's power plants, fuel transportation costs and the level and price of hedging activities.  As a result of these factors, energy margins were lower in 2013 compared to 2012 and future energy margins are expected to be lower compared to 2013 energy margins.  See "Changes in Non-GAAP Financial Measures - Unregulated Gross Energy Margins in Statement of Income Analysis" below for additional information on energy margins for 2011 through 2013.  As has been PPL Energy Supply's practice in periods of changing business conditions, PPL Energy Supply continues to review its future business and operational plans, including capital and operation and maintenance expenditures, its hedging strategies and potential plant modifications to burn lower cost fuels.

The businesses of PPL Energy Supply are subject to extensive federal, state and local environmental laws, rules and regulations, including those pertaining to coal combustion residuals, GHG, effluent limitation guidelines and MATS.  See "Financial Condition - Environmental Matters" below for additional information on these requirements.  These and other stringent environmental requirements, combined with low energy margins for competitive generation, have led several energy companies, including PPL Energy Supply, to announce plans to either temporarily or permanently close, or place in long-term reserve status, certain of their coal-fired generating plants.

In the third quarter of 2012, PPL Energy Supply announced its intention, beginning in April 2015, to place its Corette plant in long-term reserve status, suspending the plant's operation due to expected market conditions and the costs to comply with MATS.  During the fourth quarter of 2013, PPL Energy Supply determined its Corette plant was impaired and PPL Energy Supply recorded a charge of $65 million, or $39 million after-tax.  See "Application of Critical Accounting Policies - Asset Impairment (Excluding Investments)" for additional information.

In September 2013, PPL Montana executed a definitive agreement to sell to NorthWestern 633 MW of hydroelectric generation facilities located in Montana for $900 million in cash, subject to certain adjustments.  The sale was completed in November 2014.  Due to uncertainties related to certain of the closing conditions, as of December 31, 2013 the sale did not meet the applicable accounting criteria for the assets and liabilities included in the transaction to be classified as held for sale on the balance sheet nor for discontinued operations classification.  The criteria for held for sale and discontinued operation classification were met in September 2014.  See Note 5 to the Financial Statements for additional information regarding the sale, including the components of Discontinued Operations in the Statements of Income for these hydroelectric facilities.  To facilitate the sale, on December 20, 2013, PPL Montana terminated its operating lease arrangement related to partial interests in Units 1, 2 and 3 of the Colstrip coal-fired electricity generating facility and acquired those interests, collectively, for $271 million.  As a result, PPL Energy Supply recorded a charge of $697 million, or $413 million after-tax, for the lease termination.  See Note 4 to the Financial Statements for additional information on the lease termination and acquisition.

PPL Energy Supply believes its remaining competitive coal-fired generation assets in Pennsylvania are well positioned to meet the current environmental requirements described above based on prior and planned investments.  The current depressed levels of energy and capacity prices in PJM, as well as management's forward view of these prices using its fundamental pricing models recently updated in conjunction with the annual business planning process, continue to put pressure on the recoverability of PPL Energy Supply's investment in its Pennsylvania coal-fired generation assets.  In the fourth quarter of 2013, management tested the Brunner Island and Montour plants for impairment and concluded neither plant was impaired as of December 31, 2013.  The recoverability test is very sensitive to forward energy and capacity price assumptions, as well as forecasted operation and maintenance and capital spending.  Therefore, a further decline in forecasted long-term energy or capacity prices or changes in environmental laws requiring additional capital or operation and maintenance expenditures, could negatively impact PPL Energy Supply's operations of these facilities and potentially result in future impairment charges for some or all of the carrying value of these plants.  The carrying value of the Pennsylvania coal-fired generation assets tested was $2.7 billion as of December 31, 2013 ($1.4 billion for Brunner Island and $1.3 billion for Montour).

PPL Energy Supply cannot predict the impact that future economic and market conditions and regulatory requirements may have on its financial condition or results of operations.

Susquehanna Turbine Blade Inspection

In the spring of 2013, PPL Susquehanna made modifications to address the causes of turbine blade cracking at the PPL Susquehanna nuclear plant that was first identified in 2011.  The modifications were made during the Unit 2 refueling outage and an additional planned outage for Unit 1.  In September 2013, data from extensive vibration monitoring equipment installed on the turbine blades identified cracks in a small number of the blades on both units.  Unit 2 completed a blade inspection and replacement outage on September 23, 2013.  Based upon the evaluation of the conditions on Unit 1 and the latest inspection of previously removed blades, PPL Susquehanna will continue to operate Unit 1 and monitor the blades through the vibration monitoring equipment.  The financial impact of the Unit 2 outage was not material.  PPL Susquehanna continues to work with the turbine manufacturer to identify and resolve the issues causing the blade cracking.

Results of Operations

The discussion for PPL Energy Supply provides a summary of earnings.  The "Margins" discussion includes a reconciliation of a non-GAAP financial measure to "Operating Income" and "Statement of Income Analysis" addresses significant changes in principal line items on the Statements of Income comparing year-to-year changes.

Earnings, Margins and Statement of Income Analysis

Earnings

	2013	2012	2011

Net Income (Loss) Attributable to PPL Energy Supply Member	$(230)	$474	$768
Special items, gains (losses), after-tax	(531)	18	142

Excluding special items, pre-tax earnings in 2013 compared with 2012 decreased primarily due to lower baseload energy prices and higher depreciation, partially offset by higher capacity prices, higher nuclear generation volume, lower operation and maintenance expense and lower income taxes.

Excluding special items, pre-tax earnings in 2012 compared with 2011 decreased primarily due to lower Eastern energy margins resulting from lower baseload energy and capacity prices, lower Western energy margins resulting from an early 2012 contract termination related to the bankruptcy of SMGT, higher operation and maintenance expense, higher depreciation, partially offset by lower financing costs and income taxes.

The table below quantifies the changes in the components of Net Income (Loss) Attributable to PPL Energy Supply Member between these periods, which reflect amounts classified as Unregulated Gross Energy Margins and certain items that management considers special on separate lines within the table and not in their respective Statement of Income line items.  See below for additional detail of the special items.

	2013 vs. 2012	2012 vs. 2011

Unregulated Gross Energy Margins	$(194)	$(197)
Other operation and maintenance	25	(55)
Depreciation	(27)	(40)
Taxes, other than income	5	7
Other Income (Expense) - net	15	(5)
Interest Expense	(1)	16
Other	(3)	(1)
Income Taxes	24	97
Discontinued Operations, after-tax	1	8
Special items, after-tax	(549)	(124)
Total	$(704)	$(294)

The following after-tax gains (losses), which management considers special items, also impacted PPL Energy Supply's results.

	Income Statement
	Line Item	2013	2012	2011
Adjusted energy-related economic activity - net, net of tax of $54, ($26), ($52)	(a)	$(77)	$38	$72
Impairments:
	Other operation and
Emission allowances, net of tax of $0, $0, $1	maintenance			(1)
	Other operation and
RECs, net of tax of $0, $0, $2	maintenance			(3)
	Other Income
Adjustments - nuclear decommissioning trust investments, net of tax of $0, ($2), $0	(Expense) - net		2
	Other operation and
Other asset impairments, net of tax of $0, $0, $0	maintenance		(1)
	Other operation and
Corette asset impairment, net of tax of $26, $0, $0 (b)	maintenance	(39)

Sale of certain non-core generation facilities, net of tax of $0, $0, $0	Discontinued Operations			(2)
Other:
Montana hydroelectric litigation, net of tax of $0, $0, ($30) (c)	Discontinued Operations			45
Litigation settlement - spent nuclear fuel storage, net of tax of $0, $0, ($24) (d)	Fuel			33
Change in tax accounting method related to repairs	Income Taxes	(3)
	Other operation and
Counterparty bankruptcy, net of tax of ($1), $5, $5 (e)	maintenance	1	(6)	(6)
	Unregulated wholesale
Wholesale supply cost reimbursement, net of tax of $0, $0, ($3) (f)	energy		1	4
	Other operation and
Ash basin leak remediation adjustment, net of tax of $0, ($1), $0	maintenance		1
Coal contract modification payments, net of tax of $0, $12, $0 (g)	Fuel		(17)
Loss on Colstrip operating lease termination, net of tax of $284, $0, $0 (h)	Loss on lease termination	(413)
Total		$(531)	$18	$142

(a)	See "Reconciliation of Economic Activity" below.
(b)
In 2012, PPL Energy Supply announced its intention, beginning in April 2015, to place its Corette coal-fired plant in Montana in long-term reserve status, suspending the plant's operation due to expected market conditions and the costs to comply with MATS.  During the fourth quarter of 2013, PPL Energy Supply determined its Corette plant was impaired and recorded a pre-tax charge of $65 million for the plant and related emission allowances.  See Note 14 to the Financial Statements for additional information.

(c)
In February 2012, the U.S. Supreme Court overturned the Montana state court decisions requiring PPL Montana to make lease payments for the use of certain Montana streambeds.  As a result, in 2011, PPL Montana reversed its total loss accrual.  The amount, which is reflected in Discontinued Operations and related to periods prior to 2011, was considered a special item.

(d)
In May 2011, PPL Susquehanna entered into a settlement agreement with the U.S. DOE relating to PPL Susquehanna's lawsuit, seeking damages for the Department of Energy's failure to accept spent nuclear fuel from the PPL Susquehanna plant.  PPL Susquehanna recorded credits to fuel expense to recognize recovery, under the settlement agreement, of certain costs to store spent nuclear fuel at the Susquehanna plant.  This special item represents amounts recorded in 2011 to cover the costs incurred from 1998 through December 2010.

(e)
In October 2011, a wholesale customer, SMGT, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy code.  In 2012, PPL EnergyPlus recorded an additional allowance for unpaid amounts under the long-term power contract.  In March 2012, the U.S. Bankruptcy Court for the District of Montana approved the request to terminate the contract, effective April 1, 2012.  In June 2013, PPL EnergyPlus received an approval for an administrative claim in the amount of $2 million.

(f)
In January 2012, PPL Energy Supply received $7 million pre-tax, related to electricity delivered to a wholesale customer in 2008 and 2009.  The additional revenue results from several transmission projects approved at PJM for recovery that were not initially anticipated at the time of the electricity auctions and therefore were not included in the auction pricing.  A FERC order was issued in 2011 approving the disbursement of these supply costs by the wholesale customer to the suppliers; therefore, PPL Energy Supply accrued its share of this additional revenue in 2011.

(g)	As a result of lower electricity and natural gas prices, coal-fired generation output decreased during 2012. Contract modification payments were incurred to reduce 2012 and 2013 coal deliveries.
(h)
In September 2013, PPL Montana executed a definitive agreement to sell to NorthWestern certain hydroelectric generating facilities located in Montana.  See Note 5 to the Financial Statements for additional information regarding the sale.  To facilitate the sale of the hydroelectric facilities, on December 20, 2013, PPL Montana terminated its operating lease arrangement related to partial interests in Units 1, 2 and 3 of the Colstrip coal-fired electric generating facility and acquired those interests, collectively, for $271 million.  At lease termination, the existing lease-related assets on the balance sheet were written-off and the acquired Colstrip assets were recorded at fair value as of the acquisition date.  PPL Energy Supply recorded a charge of $697 million ($413 million after-tax) for the termination of the lease.  See Note 4 to the Financial Statements for additional information on the lease termination and acquisition.

Reconciliation of Economic Activity

The following table reconciles unrealized pre-tax gains (losses) from the table within "Commodity Price Risk (Non-trading) - Economic Activity" in Note 15 to the Financial Statements to the special item identified as "Adjusted energy-related economic activity, net."

	2013	2012	2011
Operating Revenues
Unregulated wholesale energy	$(721)	$(311)	$1,407
Unregulated retail energy	12	(17)	31
Operating Expenses
Fuel	(4)	(14)	6
Energy Purchases	586	442	(1,123)
Energy-related economic activity (a)	(127)	100	321
Option premiums (b)	(4)	(1)	19
Adjusted energy-related economic activity	(131)	99	340
Less: Economic activity realized, associated with the monetization of certain
full-requirement sales contracts in 2010		35	216
Adjusted energy-related economic activity, net, pre-tax	$(131)	$64	$124

Adjusted energy-related economic activity, net, after-tax	$(77)	$38	$72

(a)	See Note 15 to the Financial Statements for additional information.
(b)
Adjustment for the net deferral and amortization of option premiums over the delivery period of the item that was hedged or upon realization.  Option premiums are recorded in "Unregulated wholesale energy" and "Energy purchases" on the Statements of Income.

Margins

Non-GAAP Financial Measure

Management utilizes a non-GAAP financial measure, "Unregulated Gross Energy Margins," as an indicator of performance for its businesses.

“Unregulated Gross Energy Margins" is a single financial performance measure of PPL Energy Supply's competitive energy activities, which are managed on a geographic basis.  In calculating this measure, energy revenues, including operating revenues associated with certain businesses classified as discontinued operations, are offset by the cost of fuel, energy purchases, certain other operation and maintenance expenses, primarily ancillary charges, gross receipts tax, recorded in "Taxes, other than income," and operating expenses associated with certain businesses classified as discontinued operations.  This performance measure is relevant due to the volatility in the individual revenue and expense lines on the Statements of Income that comprise "Unregulated Gross Energy Margins."  This volatility stems from a number of factors, including the required netting of certain transactions with ISOs and significant fluctuations in unrealized gains and losses.  Such factors could result in gains or losses being recorded in either "Unregulated wholesale energy", "Unregulated retail energy" or "Energy purchases" on the Statements of Income.  This performance measure includes PLR revenues from energy sales to PPL Electric by PPL EnergyPlus, which are reflected in "Unregulated wholesale energy to affiliate" in the reconciliation table below.  "Unregulated Gross Energy Margins" excludes adjusted energy-related economic activity, which includes the changes in fair value of positions used to economically hedge a portion of the economic value of the competitive generation assets, full-requirement sales contracts and retail activities.  This economic value is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power) prior to the delivery period that was hedged.  Adjusted energy-related economic activity includes the ineffective portion of qualifying cash flow hedges, the monetization of certain full-requirement sales contracts and premium amortization associated with options.  This economic activity is deferred, with the exception of the full-requirement sales contracts that were monetized, and included in "Unregulated Gross Energy Margins" over the delivery period that was hedged or upon realization.

This measure is not intended to replace "Operating Income," which is determined in accordance with GAAP, as an indicator of overall operating performance.  Other companies may use different measures to analyze and report their results of their operations.  Management believes these measures provide additional useful criteria to make investment decisions.  This performance measure is used, in conjunction with other information, by senior management to manage the operations, analyze actual results compared with budget and, in certain cases, to measure certain corporate financial goals used to determine variable compensation.

Reconciliation of Non-GAAP Financial Measure

The following tables contain the components from the Statements of Income that are included in this non-GAAP financial measure and a reconciliation to "Operating Income" for the years ended December 31.

	2013				2012
	Unregulated				Unregulated
	Gross Energy			Operating	Gross Energy			Operating
	Margins	Other (a)		Income (b)	Margins	Other (a)		Income (b)
Operating Revenues
Unregulated wholesale energy	$3,623	$(714)	(c)	$2,909	$4,266	$(290)	(c)	$3,976
Unregulated wholesale energy
to affiliate	51			51	78			78
Unregulated retail energy (d)	1,015	12	(c)	1,027	861	(17)	(c)	844
Energy-related businesses		527		527		448		448
Total Operating Revenues	4,689	(175)		4,514	5,205	141		5,346

Operating Expenses
Fuel	1,045	4	(e)	1,049	931	34	(e)	965
Energy purchases	1,742	(574)	(c)	1,168	2,204	(386)	(c)	1,818
Energy purchases from affiliate	3			3	3			3
Other operation and maintenance	20	1,006		1,026	19	978		997
Loss on lease termination (Note 4)		697		697
Depreciation		299		299		272		272
Taxes, other than income	37	16		53	34	21		55
Energy-related businesses	7	505		512		432		432
Total Operating Expenses	2,854	1,953		4,807	3,191	1,351		4,542
Discontinued Operations	139	(139)	(f)		154	(154)	(f)
Total	$1,974	$(2,267)		$(293)	$2,168	$(1,364)		$804

	2011
	Unregulated
	Gross Energy			Operating
	Margins	Other (a)		Income (b)
Operating Revenues
Unregulated wholesale energy	$3,589	$1,469	(c)	$5,058
Unregulated wholesale energy
to affiliate	26			26
Unregulated retail energy (e)	693	31	(c)	724
Energy-related businesses		464		464
Total Operating Revenues	4,308	1,964		6,272

Operating Expenses
Fuel	1,151	(71)	(e)	1,080
Energy purchases	912	1,371	(c)	2,283
Energy purchases from affiliate	3			3
Other operation and maintenance	16	932		948
Depreciation		232		232
Taxes, other than income	30	28		58
Energy-related businesses		458		458
Total Operating Expenses	2,112	2,950		5,062
Discontinued Operations	169	(169)	(f)
Total	$2,365	$(1,155)		$1,210

(a)	Represents amounts excluded from Margins.
(b)	As reported on the Statements of Income.
(c)
Includes energy-related economic activity, which is subject to fluctuations in value due to market price volatility.  See "Commodity Price Risk (Non-trading) - Economic Activity" within Note 15 to the Financial Statements.  For 2012, "Unregulated wholesale energy" and "Energy purchases" include a net pre-tax loss of $35 million related to the monetization of certain full-requirement sales contracts.  2011 includes a net pre-tax loss of $216 million related to the monetization of certain full-requirement sales contracts and a net pre-tax gain of $19 million related to the amortization of option premiums.

(d)	Although retail energy revenues continue to grow, the net margins related to these activities are not currently a significant component of Unregulated Gross Energy Margins.
(e)
Includes economic activity related to fuel as described in "Commodity Price Risk (Non-trading) - Economic Activity" within Note 15 to the Financial Statements.  2012 includes a net pre-tax loss of $29 million related to coal contract modification payments.  2011 includes pre-tax credits of $57 million for the spent nuclear fuel litigation settlement.

(f)
Represents the net of certain revenues and expenses associated with certain businesses that are classified as discontinued operations.  These revenues and expenses are not reflected in "Operating Income" on the Statements of Income.

Changes in Unregulated Gross Energy Margins

The following table shows "Unregulated Gross Energy Margins" by component for the year ended December 31 as well as the change between periods.  The factors that gave rise to the changes are described following the table.

				$ Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011

Eastern U.S.	$1,756	$1,867	$2,015	$(111)	$(148)
Western U.S.	218	301	350	(83)	(49)
Total	$1,974	$2,168	$2,365	$(194)	$(197)

Eastern U.S.

Eastern margins decreased in 2013 compared with 2012 primarily due to $435 million of lower baseload energy prices, partially offset by $198 million of higher capacity prices and $100 million of increased nuclear generation volume.

Eastern margins decreased in 2012 compared with 2011 primarily due to $121 million of lower baseload energy prices and $54 million of lower capacity prices.

Western U.S.

Western margins decreased in 2013 compared with 2012 primarily due to $69 million of lower wholesale energy prices and $15 million of lower net economic availability of coal and hydroelectric units.

Western margins decreased in 2012 compared with 2011 primarily due to $34 million of lower wholesale volumes, including $31 million related to the bankruptcy of SMGT, $9 million of higher average fuel prices and $9 million of lower wholesale energy prices.

Statement of Income Analysis --

Certain Operating Revenues and Expenses Included in "Unregulated Gross Energy Margins"

The following Statement of Income line items are included above within "Unregulated Gross Energy Margins" and are not discussed separately.

	2013 vs. 2012	2012 vs. 2011

Unregulated wholesale energy	$(1,067)	$(1,082)
Unregulated wholesale energy to affiliate	(27)	52
Unregulated retail energy	183	120
Fuel	84	(115)
Energy purchases	(650)	(465)

Energy-Related Businesses

The $10 million net increase in contributions from energy-related businesses in 2012 compared with 2011 primarily relates to the mechanical services businesses, due to improved margins on construction and energy service projects in 2012.

Other Operation and Maintenance

The increase (decrease) in other operation and maintenance was due to:

	2013 vs. 2012	2012 vs. 2011

Fossil and Eastern hydroelectric plants (a)	$41	$3
PPL EnergyPlus (b)	(18)	17
PPL Susquehanna (c)	(3)	33
Ironwood Acquisition (d)		20
Trademark royalties (e)		(34)
Other	9	10
Total	$29	$49

(a)
In 2012, PPL Energy Supply announced its intention, beginning in April 2015, to place its Corette coal-fired plant in Montana in long-term reserve status, suspending the plant's operations due to expected market conditions and the costs to comply with MATS.  During the fourth quarter of 2013, PPL Energy Supply determined its Corette plant was impaired and recorded a charge of $65 million for the plant and related emission allowances.  See Note 14 to the Financial Statements for additional information.

(b)
2013 compared with 2012 was lower primarily due to SMGT filing under Chapter 11 of the U.S. Bankruptcy Code.  $11 million of receivables billed to SMGT were fully reserved in 2012.  For 2012 compared with 2011, no individual item was significant in comparison to the prior year.

(c)	2012 compared with 2011 was higher primarily due to outage and project costs.
(d)
Amounts in 2013 compared with 2012 are comparable and have not been isolated for purposes of comparability.  Amounts in 2012 compared with 2011 were not comparable as 2012 includes nine months of expense and therefore, have been isolated for purposes of comparability.  See Note 6 to the Financial Statements for information on the acquisition.

(e)	In 2011, PPL Energy Supply was charged trademark royalties by an affiliate. The agreement was terminated in December 2011.

Loss on Lease Termination

A $697 million charge was recorded in 2013 for the termination of the Colstrip operating lease to facilitate the sale of the Montana hydroelectric generating facilities.  See Notes 4 and 5 to the Financial Statements for additional information on the lease termination and  the sale of the Montana hydroelectric generating facilities, respectively.

Depreciation

Depreciation increased by $27 million in 2013 compared with 2012, primarily due to net PP&E additions.

Depreciation increased by $40 million in 2012 compared with 2011, primarily due to $15 million attributable to net PP&E additions and $17 million attributable to the Ironwood Acquisition in April 2012.

Taxes, Other Than Income

Taxes, other than income decreased by $3 million in 2012 compared with 2011, primarily due to a $7 million decrease in state capital stock tax offset by a $4 million increase in state gross receipts tax.

Other Income (Expense) - net

See Note 13 to the Financial Statements for details.

Interest Income from Affiliates

Interest income from affiliates decreased by $6 million in 2012 compared with 2011, primarily due to lower average loan balances with PPL Energy Funding.

Interest Expense

The increase (decrease) in interest expense was due to:

	2013 vs. 2012	2012 vs. 2011

Long-term debt interest expense (a)	$1	$(11)
Short-term debt interest expense (b)	(2)	(10)
Ironwood Acquisition (c)		12
Capitalized interest	2
Net amortization of debt discounts, premiums and issuance costs (d)	(1)	(9)
Other	1	2
Total	$1	$(16)

(a)	The decrease in 2012 compared with 2011 was primarily due to the debt redemption in July 2011, along with the repayment and subsequent issuance of debt in the fourth quarter of 2011.
(b)	The decrease in 2012 compared with 2011 was primarily due to lower interest rates on 2012 short-term borrowings coupled with lower fees on credit facilities.
(c)
The change in 2013 compared with 2012 is comparable and has not been isolated for purposes of comparability.  Amounts in 2012 compared with 2011 were not comparable as 2012 includes nine months of expense and therefore, have been isolated for purposes of comparability.

(d)	The decrease in 2012 compared with 2011 includes the impact of accelerating the amortization of deferred financing fees of $7 million in 2011, due to the July 2011 redemption.

Income Taxes

The increase (decrease) in income taxes was due to:

	2013 vs. 2012	2012 vs. 2011

Change in pre-tax income	$(439)	$(158)
State valuation allowance adjustments (a)	2	(20)
State deferred tax rate change (b)	34	7
Federal income tax credits	4	(3)
Federal and state tax reserve adjustments (c)	8	(4)
Federal and state tax return adjustments (d)	(5)	26
Other	1
Total	$(395)	$(152)

(a)
The valuation allowances recorded on PPL Energy Supply's state deferred tax assets primarily relate to Pennsylvania net operating loss carryforwards.  Pennsylvania requires that each corporation file a separate income tax return and has significant annual limitations on the deduction for net operating loss carryforwards.  Currently, Pennsylvania allows an annual maximum deduction equal to the greater of $3 million or 20% of taxable income.  Recent legislation increased the annual maximum deduction to the greater of $5 million or 30% of taxable income for tax years beginning in 2015.

During 2011, the Pennsylvania Department of Revenue issued interpretive guidance on the treatment of bonus depreciation for Pennsylvania income tax purposes.  The guidance allows 100% bonus for qualifying assets in the same year bonus depreciation is allowed for federal income tax purposes.  Due to the decrease in projected taxable income related to bonus depreciation and a decrease in projected future taxable income, PPL Energy Supply recorded $22 million in state deferred income tax expense related to deferred tax valuation allowances during 2011.

(b)
Changes in state apportionment resulted in an increase to the future estimated state tax rate at December 31, 2013 and reductions to the future estimated state tax rate at December 2012 and 2011.  PPL Energy Supply recorded a $15 million deferred tax expense in 2013, a $19 million deferred tax benefit in 2012 and a $26 million deferred tax benefit in 2011 related to its state deferred tax liabilities.

(c)
During 2013, PPL Energy Supply reversed $3 million in tax benefits related to a 2008 change in method of accounting for certain expenditure for tax purposes and recorded $4 million in federal tax expense related to differences in over (under) payment interest rates applied to audit claims as a result of the U.S. Supreme Court decision related to Windfall Profits Tax.

(d)
During 2011, PPL Energy Supply recorded $22 million in federal and state tax benefits related to the filing of the 2010 federal and state income tax returns.  Of that amount, $7 million in tax benefits related to an additional domestic manufacturing deduction resulting from revised bonus depreciation amounts.

See Note 2 to the Financial Statements for additional information on income taxes.

Income (Loss) from Discontinued Operations (net of income taxes)

Income (Loss) from Discontinued Operations (net of income taxes) decreased by $14 million in 2013 compared with 2012, and decreased by $50 million in 2012 compared with 2011.  Discontinued operations primarily includes the results of operations of the Montana hydroelectric generating facilities for all periods presented.  See Note 5 to the Financial Statements for additional information.  The decrease in 2013 compared with 2012 resulted primarily from lower energy margins due to lower energy prices.  The decrease in 2012 compared with 2011, resulted primarily from 2011 including the reversal of a loss accrual, $45 million after-tax, due to a February 2012 U.S. Supreme Court ruling which overturned prior court decisions requiring PPL Montana to make lease payments for the use of certain streambeds.  See Note 11 to the Financial Statements for additional information on the litigation.

Financial Condition

Liquidity and Capital Resources

PPL Energy Supply expects to continue to have adequate liquidity available through operating cash flows, cash and cash equivalents, credit facilities and commercial paper issuances.  Additionally, subject to market conditions, PPL Energy Supply may borrow in the capital markets, and anticipates receiving equity contributions from its member in 2014.

PPL Energy Supply's cash flows from operations and access to cost-effective bank and capital markets are subject to risks and uncertainties including, but not limited to:

•	any adverse outcome of legal proceedings and investigations with respect to current and past business activities;
•	changes in the financial markets that could make obtaining new sources of bank and capital markets funding more difficult and more costly;
•	a downgrade in credit ratings that could adversely affect its ability to access capital and increase the cost of credit facilities and any new debt;
•	costs of compliance with existing and new environmental laws focused on electricity generation facilities, and new security and safety requirements for nuclear facilities;
•	changes in electricity, fuel and other commodity prices;
•	operational and credit risks associated with selling and marketing products in the wholesale power markets;

•
potential ineffectiveness of the trading, marketing and risk management policy and programs used to mitigate PPL Energy Supply's risk exposure to adverse changes in electricity and fuel prices, interest rates and counterparty credit;

•	reliance on transmission and distribution facilities that PPL Energy Supply does not own or control to deliver electricity and natural gas; and
•
unavailability of generating units (due to unscheduled or longer-than-anticipated generation outages, weather and natural disasters) and the resulting loss of revenues and additional costs of replacement electricity.

See "Item 1A. Risk Factors" in PPL Energy Supply's 2013 Form 10-K for further discussion of risks and uncertainties that could affect PPL Energy Supply's cash flows.

PPL Energy Supply had the following at:

December 31, 2013
Cash and cash equivalents	$239

December 31, 2012
Cash and cash equivalents	$413
Short-term debt	356

December 31, 2011
Cash and cash equivalents	$379
Notes receivable from affiliates	198
Short-term debt	400

Net cash provided by (used in) operating, investing and financing activities for the years ended December 31 and the changes between periods were as follows.

2013
Operating activities	$410
Investing activities	(631)
Financing activities	47

2012
Operating activities	$784
Investing activities	(469)
Financing activities	(281)

2011
Operating activities	$776
Investing activities	(668)
Financing activities	(390)

2013 vs. 2012 Change
Operating activities	$(374)
Investing activities	(162)
Financing activities	328

2012 vs. 2011 Change
Operating activities	$8
Investing activities	199
Financing activities	109

Operating Activities

The components of the change in cash provided by (used in) operating activities were as follows.

2013 vs. 2012
Change - Cash Provided (Used):
Net income	$(704)
Non-cash components	313
Working capital	65
Defined benefit plan funding	(38)
Other operating activities	(10)
Total	$(374)

2012 vs. 2011
Change - Cash Provided (Used):
Net income	$(294)
Non-cash components	180
Working capital	30
Defined benefit plan funding	77
Other operating activities	15
Total	$8

A significant portion of PPL Energy Supply's operating cash flows is derived from its competitive baseload generation activities.  PPL Energy Supply employs a formal hedging program for its baseload generation fleet, the objective of which is to provide a reasonable level of near-term cash flow and earnings certainty while preserving upside potential over the medium term to benefit from power price increases.  See Note 15 to the Financial Statements for further discussion.  Despite PPL Energy Supply's hedging practices, future cash flows from operating activities are influenced by energy and capacity prices and, therefore, will fluctuate from period to period.

PPL Energy Supply's contracts for the sale and purchase of electricity and fuel often require cash collateral or cash equivalents (e.g. letters of credit), or reductions or terminations of a portion of the entire contract through cash settlement, in the event of a downgrade of PPL Energy Supply's or its subsidiaries' credit ratings or adverse changes in market prices.  For example, in addition to limiting its trading ability, if PPL Energy Supply's or its subsidiaries' ratings were lowered to below "investment grade" and there was a 10% adverse movement in energy prices, PPL Energy Supply estimates that, based on its December 31, 2013 positions, they would have been required to post additional collateral of approximately $318 million with respect to electricity and fuel contracts.  PPL Energy Supply had adequate liquidity sources at December 31, 2013 if it would have been required to post this additional collateral.  PPL Energy Supply has in place risk management programs that are designed to monitor and manage exposure to volatility of cash flows related to changes in energy and fuel prices, interest rates, foreign currency exchange rates, counterparty credit quality and the operating performance of generating units.

Net income for 2013 includes a $271 million payment made in December 2013 related to terminating the operating lease arrangement for interests in the Colstrip facility in Montana and acquiring the previously leased interests.  A portion of this payment was used to satisfy the lessors' principal, interest and make whole premium for the redemption of their 8.903% Pass Through Certificates due 2020, which did not represent obligations of PPL Energy Supply or its subsidiaries and, therefore, were not included in PPL Energy Supply's financial statements.  Net income for 2013 also includes a non-cash charge of $426 million associated with the lease termination.  See Note 4 to the Financial Statements for additional information on the transaction.  Non-cash components of net income in 2013 compared with 2012 also included $212 million for the impact of non-cash hedging activities (primarily unrealized losses in 2013) and the $65 million charge for the impairment of the Corette facility, offset by a $448 million decline in deferred income taxes.

In 2012 compared with 2011, non-cash components of net income primarily consisted of $242 million related to non-cash hedging activities (primarily unrealized gains in 2011) and the $74 million reduction in the provision for the Montana hydroelectric litigation recorded in 2011, partially offset by a $165 million decline in deferred income taxes.  The increase in cash from changes in components of working capital was primarily due to a reduction of $156 million in returns of counterparty collateral, partially offset by increases in accounts receivable (primarily affiliate receivables).

Investing Activities

The components of the change in cash provided by (used in) investing activities were as follows.

2013 vs. 2012
Change - Cash Provided (Used):
Expenditures for PP&E	$65
Acquisitions & divestitures, net	84
Notes receivable with affiliates activity, net	(198)
Restricted cash and cash equivalent activity	(126)
Other investing activities	13
Total	$(162)

2012 vs. 2011
Change - Cash Provided (Used):
Expenditures for PP&E	$13
Acquisitions & divestitures, net	(465)
Notes receivable with affiliates activity, net	396
Restricted cash and cash equivalent activity	232
Investment activity, net	(2)
Other investing activities	25
Total	$199

In 2013 compared with 2012, the change in "Acquisitions & divestitures, net" related to the disbursement in 2012 for the Ironwood Acquisition.  See Note 6 to the Financial Statement for additional information.  The change in "Notes receivable with affiliates, net" resulted from proceeds received in 2012 from repayments.  The change in "Restricted cash and cash equivalent activity" was primarily related to margin deposit returns in 2012.

In 2012 compared with 2011, the change in "Restricted cash and cash equivalent activity" was primarily related to margin deposits posted in 2011 that were returned in 2012.

Financing Activities

The components of the change in cash provided by (used in) financing activities were as follows.

2013 vs. 2012
Change - Cash Provided (Used):
Debt issuance/retirement, net	$(738)
Capital contributions/distributions,
net	1,393
Changes in net short-term debt (a)	(312)
Other financing activities	(15)
Total	$328

2012 vs. 2011
Change - Cash Provided (Used):
Debt issuance/retirement, net	$241
Capital contributions/distributions,
net	(44)
Changes in net short-term debt (a)	(94)
Other financing activities	6
Total	$109

(a)	Includes net increase (decrease) in notes payable with affiliates.

In 2013 compared with 2012, the change in "Debt issuance/retirement, net" was due to the 2013 repayment of a $300 million debt maturity and $437 million repayment of outstanding debt related to the acquisition of the previously leased Lower Mt. Bethel facility.  In addition, an $18 million distribution was made to the equity investors of LMB Funding, L.P., which was accounted for as a redemption of noncontrolling interests and reflected in "Other financing activities" in the table above.  See Notes 3 and 18 to the Financial Statements for additional information on these 2013 debt and lease transactions.  The change in "Capital Contributions/distributions, net" included net proceeds from 2013 of $1.1 billion that were contributed to PPL Energy Supply to fund the debt maturities discussed above, to repay short-term debt and terminate the operating lease arrangement for interests in the Colstrip facility in Montana and acquire the previously leased interests.

In 2012 compared with 2011, the change in "Debt issuance/retirement, net" was due to 2011 including the early redemption at par of $250 million 7.00% Senior Notes due 2046.

See "Long-term Debt" below for additional information on current year activity.  See "Forecasted Sources of Cash" for a discussion of PPL Energy Supply's plans to issue debt securities, as well as a discussion of credit facility capacity available to PPL Energy Supply.  Also see "Forecasted Uses of Cash" for a discussion of maturities of long-term debt.

Long-term Debt

Long-term debt activity for 2013 included:

	Debt
	Issuances (a)	Retirements
Cash Transactions		$747
Non-cash Transactions	$167	$167

(a)	Issuances are net of pricing discounts, where applicable and exclude the impact of debt issuance costs.

See Note 3 to the Financial Statements for additional information about long-term debt.

Forecasted Sources of Cash

PPL Energy Supply expects to continue to have adequate liquidity available from operating cash flows, cash and cash equivalents, credit facilities and commercial paper issuances.  Additionally, subject to market conditions, PPL Energy Supply and its subsidiaries may borrow in the capital markets, and anticipates receiving equity contributions from its  member in 2014.

Credit Facilities

At December 31, 2013, the total committed borrowing capacity under credit facilities and the use of this borrowing capacity were:

External

			Letters of
			Credit
			Issued
			and
			Commercial
	Committed		Paper	Unused
	Capacity	Borrowed	Backup	Capacity

Credit Facilities (a) (b) (c)	$3,150		$167	2,983

(a)
The syndicated credit facilities contain a financial covenant requiring debt to total capitalization not to exceed 65%, as calculated in accordance with the facility, and other customary covenants.  See Note 3 to the Financial Statements for additional information regarding these credit facilities.

(b)
The commitments under the credit facilities are provided by a diverse bank group, with no one bank and its affiliates providing an aggregate commitment of more than 10% of the total committed capacity.

(c)	PPL Energy Supply pays customary fees under its respective syndicated credit facility and borrowings generally bear interest at LIBOR-based rates plus an applicable margin.

In addition to the financial covenants noted in the table above, the credit agreements governing the above credit facilities contain various other covenants.  Failure to comply with the covenants after applicable grace periods could result in acceleration of repayment of borrowings and/or termination of the agreements.  PPL Energy Supply monitors compliance with the covenants on a regular basis.  At December 31, 2013, PPL Energy Supply was in compliance with these covenants.  At this time, PPL Energy Supply believes that these covenants and other borrowing conditions will not limit access to these funding sources.

See Note 3 to the Financial Statements for further discussion of PPL Energy Supply's credit facilities.

Intercompany
	Committed	Unused
	Capacity	Capacity

Credit Facility	$200	$200

Commercial Paper

PPL Energy Supply maintains commercial paper programs to provide an additional financing source to fund short-term liquidity needs, as necessary.  Commercial paper issuances are supported by the Syndicated Credit Facility.

When outstanding, the amounts are reflected in "Short-term debt" on the Balance Sheets.  The following amounts were outstanding at:

	December 31, 2013			December 31, 2012
		Commercial		Commercial
		Paper	Unused	Paper
	Capacity	Issuances	Capacity	Issuances

Commercial Paper	$750		$750	$356

Long-term Debt

Subject to market conditions, PPL Energy Supply may issue long-term debt securities in 2014 to fund its current debt maturity obligations or for general corporate purposes, if necessary.

Contributions from Member

From time to time, PPL Energy Supply's member makes capital contributions to subsidiaries.  The proceeds from these contributions are used to fund capital expenditures and for other general corporate purposes.

Forecasted Uses of Cash

In addition to expenditures required for normal operating activities, such as purchased power, payroll, fuel and taxes, PPL Energy Supply currently expects to incur future cash outflows for capital expenditures, various contractual obligations, distributions by PPL Energy Supply to its member, and possibly the purchase or redemption of a portion of debt securities.

Capital Expenditures

The table below shows PPL Energy Supply's current capital expenditure projections for the years 2014 through 2018.

		Projected
	Total	2014	2015	2016	2017	2018
Construction expenditures (a) (b) (c)
Generating facilities	$1,238	$280	$253	$245	$224	$236
Environmental	279	85	102	24	42	26
Other	88	33	14	13	13	15
Total Construction Expenditures	1,605	398	369	282	279	277
Nuclear fuel	726	127	139	150	154	156
Total Capital Expenditures	$2,331	$525	$508	$432	$433	$433

(a)	Construction expenditures include capitalized interest, which is expected to total approximately $73 million.
(b)	Includes expenditures for certain intangible assets.
(c)	The 2014 total excludes amounts included in accounts payable as of December 31, 2013.

Capital expenditure plans are revised periodically to reflect changes in operational, market and regulatory conditions.  See Note 4 to the Financial Statements for information on significant development plans.  See "Item 2. Properties" in PPL Energy Supply’s 2013 Form 10-K for information on planned projects to expand capacity.

PPL Energy Supply plans to fund capital expenditures in 2014 from cash on hand, cash from operations, equity contributions from member and proceeds from short-term debt.

Contractual Obligations

PPL Energy Supply has assumed various financial obligations and commitments in the ordinary course of conducting business.  At December 31, 2013, estimated contractual cash obligations were as follows.

	Total	2014	2015 - 2016	2017 - 2018	After 2018
Long-term Debt (a)	$2,547	$304	$658	$407	$1,178
Interest on Long-term Debt (b)	1,025	137	209	147	532
Operating Leases (c)	83	31	36	13	3
Purchase Obligations (d)	2,559	738	826	643	352
Other Long-term Liabilities
Reflected on the Balance
Sheet under GAAP (e) (f)	30	30
Total Contractual Cash Obligations	$6,244	$1,240	$1,729	$1,210	$2,065

(a)
Reflects principal maturities only based on stated maturity dates, except for PPL Energy Supply's 5.70% REset Put Securities (REPS).  See Note 3 to the Financial Statements for a discussion of the remarketing feature related to the REPS, as well as discussion of variable-rate remarketable bonds issued on behalf of PPL Energy Supply.  PPL Energy Supply does not have any significant capital lease obligations.

(b)
Assumes interest payments through stated maturity, except for PPL Energy Supply's REPS, for which interest is reflected to the put date.  The payments herein are subject to change, as payments for debt that is or becomes variable-rate debt have been estimated.

(c)	See Note 7 to the Financial Statements for additional information.
(d)
The amounts include agreements to purchase goods or services that are enforceable and legally binding and specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.  Primarily includes as applicable, the purchase obligations of electricity, coal, nuclear fuel and limestone as well as certain construction expenditures, which are also included in the Capital Expenditures table presented above.  Financial swaps and open purchase orders that are provided on demand with no firm commitment are excluded from the amounts presented.

(e)
The amounts include PPL Energy Supply's share of contributions made or committed to be made in 2014 for PPL's U.S. pension plans   See Note 9 to the Financial Statements for a discussion of expected contributions.

(f)
At December 31, 2013, total unrecognized tax benefits of $15 million were excluded from this table as management cannot reasonably estimate the amount and period of future payments.  See Note 2 to the Financial Statements for additional information.

Distributions

From time to time, as determined by its Board of Managers, PPL Energy Supply pays distributions to its member.  Certain of the credit facilities include minimum debt covenant ratios that could effectively restrict the payment of distributions.

Purchase or Redemption of Debt Securities

PPL Energy Supply will continue to evaluate outstanding debt securities and may decide to purchase or redeem these securities depending upon prevailing market conditions and available cash.

Rating Agency Actions

Moody's, S&P and Fitch periodically review the credit ratings of the debt of PPL Energy Supply and its subsidiaries.  Based on their respective independent reviews, the rating agencies may make certain ratings revisions or ratings affirmations.

A credit rating reflects an assessment by the rating agency of the creditworthiness associated with an issuer and particular securities that it issues.  The credit ratings of PPL Energy Supply and its subsidiaries are based on information provided by PPL Energy Supply and other sources.  The ratings of Moody's, S&P and Fitch are not a recommendation to buy, sell or hold any securities of PPL Energy Supply or its subsidiaries.  Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to the securities.  The credit ratings of PPL Energy Supply and its subsidiaries affect their liquidity, access to capital markets and cost of borrowing under their credit facilities.

The following table sets forth PPL Energy Supply’s and its subsidiaries' credit ratings for outstanding debt securities or commercial paper programs as of December 31, 2013.

Senior Unsecured			Commercial Paper

Moody's	S&P	Fitch	Moody's	S&P	Fitch

Baa2	BBB	BBB-	P-2	A-2	F3

A downgrade in PPL Energy Supply's or its subsidiaries' credit ratings could result in higher borrowing costs and reduced access to capital markets.  PPL Energy Supply and its subsidiaries have no credit rating triggers that would result in the reduction of access to capital markets or the acceleration of maturity dates of outstanding debt.

In addition to the credit ratings noted above, the rating agencies have taken the following actions related to PPL Energy Supply and its subsidiaries.

In February 2013, Moody's upgraded its rating, from B2 to Ba1, and revised its outlook from under review to stable for PPL Ironwood.

In April 2013, Fitch affirmed its rating and outlook on PPL Montana's pass-through certificates due 2020.

In July 2013, Moody's withdrew its rating and outlook for PPL Ironwood.

In July 2013, S&P lowered its rating, from BBB- to BB+, retained its negative outlook and assigned a recovery rating of 1 to PPL Montana's pass-through certificates due 2020.

In August 2013, Moody's affirmed its rating and revised its outlook from stable to negative on PPL Montana's pass-through certificates due 2020.

In September 2013, S&P affirmed its rating and revised its outlook from negative to stable on PPL Montana's pass-through certificates due 2020.

In December 2013, Fitch downgraded its long-term issuer default rating, from BBB to BBB-, short-term issuer default and commercial paper ratings, from F2 to F3, and retained its negative outlook for PPL Energy Supply.

In January 2014, S&P withdrew its rating, outlook and recovery rating on PPL Montana's pass-through certificates due 2020.

Ratings Triggers

Various derivative and non-derivative contracts, including contracts for the sale and purchase of electricity and fuel, commodity transportation and storage and interest rate instruments, contain provisions that require the posting of additional collateral, or permit the counterparty to terminate the contract, if PPL Energy Supply's or its subsidiaries' credit rating, as applicable, were to fall below investment grade. See Note 15 to the Financial Statements for a discussion of "Credit Risk-Related Contingent Features," including a discussion of the potential additional collateral that would have been required for derivative contracts in a net liability position at December 31, 2013.

Guarantees for Subsidiaries

PPL Energy Supply guarantees certain consolidated affiliate financing arrangements.  Some of the guarantees contain financial and other covenants that, if not met, would limit or restrict the consolidated affiliates' access to funds under these financing arrangements, accelerate maturity of such arrangements or limit the consolidated affiliates' ability to enter into certain transactions.  At this time, PPL Energy Supply believes that these covenants will not limit access to relevant funding sources.  See Note 11 to the Financial Statements for additional information about guarantees.

Off-Balance Sheet Arrangements

PPL Energy Supply has entered into certain agreements that may contingently require payment to a guaranteed or indemnified party.  See Note 11 to the Financial Statements for a discussion of these agreements.

Risk Management

Market Risk

See Notes 1, 14, and 15 to the Financial Statements for information about PPL Energy Supply's risk management objectives, valuation techniques and accounting designations.

The forward-looking information presented below provides estimates of what may occur in the future, assuming certain adverse market conditions and model assumptions.  Actual future results may differ materially from those presented.  These disclosures are not precise indicators of expected future losses, but only indicators of possible losses under normal market conditions at a given confidence level.

Commodity Price Risk (Non-trading)

PPL Energy Supply segregates its non-trading activities into two categories:  hedge activity and economic activity.  Transactions that are accounted for as hedge activity qualify for hedge accounting treatment.  The economic activity category includes transactions that address a specific risk, but were not eligible for hedge accounting or for which hedge accounting was not elected.  This activity includes the changes in fair value of positions used to hedge a portion of the economic value of PPL Energy Supply's competitive generation assets and full-requirement sales and retail contracts.  This economic activity is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power).  Although they do not receive hedge accounting treatment, these transactions are considered non-trading activity.  See Note 15 to the Financial Statements for additional information.

To hedge the impact of market price volatility on PPL Energy Supply's energy-related assets, liabilities and other contractual arrangements, PPL Energy Supply both sells and purchases physical energy at the wholesale level under FERC market-based tariffs throughout the U.S. and enters into financial exchange-traded and over-the-counter contracts.  PPL Energy Supply's non-trading commodity derivative contracts range in maturity through 2019.

The following tables sets forth the changes in the net fair value of non-trading commodity derivative contracts at December 31.  See Notes 14 and 15 to the Financial Statements for additional information.

	Gains (Losses)
	2013	2012

Fair value of contracts outstanding at the beginning of the period	$473	$1,082
Contracts realized or otherwise settled during the period	(452)	(1,005)
Fair value of new contracts entered into during the period (a)	58	7
Other changes in fair value	28	389
Fair value of contracts outstanding at the end of the period	$107	$473

(a)	Represents the fair value of contracts at the end of the quarter of their inception.

The following table segregates the net fair value of non-trading commodity derivative contracts at December 31, 2013 based on the level of observability of the information used to determine the fair value.

	Net Asset (Liability)
	Maturity			Maturity
	Less Than	Maturity	Maturity	in Excess	Total Fair
	1 Year	1-3 Years	4-5 Years	of 5 Years	Value
Source of Fair Value
Prices based on significant observable inputs (Level 2)	$125	$(50)	$7	$4	$86
Prices based on significant unobservable inputs (Level 3)	(13)	27	7		21
Fair value of contracts outstanding at the end of the period	$112	$(23)	$14	$4	$107

PPL Energy Supply sells electricity, capacity and related services and buys fuel on a forward basis to hedge the value of energy from its generation assets.  If PPL Energy Supply were unable to deliver firm capacity and energy or to accept the delivery of fuel under its agreements, under certain circumstances it could be required to pay liquidating damages.  These damages would be based on the difference between the market price and the contract price of the commodity.  Depending on price changes in the wholesale energy markets, such damages could be significant.  Extreme weather conditions, unplanned power plant outages, transmission disruptions, nonperformance by counterparties (or their counterparties) with which it has energy contracts and other factors could affect PPL Energy Supply's ability to meet its obligations, or cause significant increases in the market price of replacement energy.  Although PPL Energy Supply attempts to mitigate these risks, there can be no assurance that it will be able to fully meet its firm obligations, that it will not be required to pay damages for failure to perform, or that it will not experience counterparty nonperformance in the future.

Commodity Price Risk (Trading)

PPL Energy Supply's trading commodity derivative contracts range in maturity through 2020.  The following table sets forth changes in the net fair value of trading commodity derivative contracts at December 31.  See Notes 14 and 15 to the Financial Statements for additional information.

	Gains (Losses)
	2013	2012

Fair value of contracts outstanding at the beginning of the period	$29	$(4)
Contracts realized or otherwise settled during the period	(13)	20
Fair value of new contracts entered into during the period (a)	3	17
Other changes in fair value	(8)	(4)
Fair value of contracts outstanding at the end of the period	$11	$29

(a)	Represents the fair value of contracts at the end of the quarter of their inception.

The following table segregates the net fair value of trading commodity derivative contracts at December 31, 2013 based on the level of observability of the information used to determine the fair value.

	Net Asset (Liability)
	Maturity			Maturity
	Less Than	Maturity	Maturity	in Excess	Total Fair
	1 Year	1-3 Years	4-5 Years	of 5 Years	Value
Source of Fair Value
Prices quoted in active markets for identical instruments (Level 1)	$(1)				$(1)
Prices based on significant observable inputs (Level 2)	(3)	$9	$3		9
Prices based on significant unobservable inputs (Level 3)	2	(1)	(3)	$5	3
Fair value of contracts outstanding at the end of the period	$(2)	$8		$5	$11

VaR Models

A VaR model is utilized to measure commodity price risk in unregulated gross energy margins for the trading and non-trading portfolios.  VaR is a statistical model that attempts to estimate the value of potential loss over a given holding period under normal market conditions at a given confidence level.  VaR is calculated using a Monte Carlo simulation technique based on a five-day holding period at a 95% confidence level.  Given the company's disciplined hedging program, the non-trading VaR exposure is expected to be limited in the short-term.  The VaR for portfolios using end-of-month results for 2013 was as follows.

	Trading	Non-Trading
95% Confidence Level, Five-Day Holding Period
Period End	$11	$5
Average for the Period	6	7
High	11	10
Low	2	4

The trading portfolio includes all proprietary trading positions, regardless of the delivery period.  All positions not considered proprietary trading are considered non-trading.  The non-trading portfolio includes the entire portfolio, including generation, with delivery periods through the next 12 months.  Both the trading and non-trading VaR computations exclude FTRs due to the absence of reliable spot and forward markets.  The fair value of the trading and non-trading FTR positions was insignificant at December 31, 2013.

Interest Rate Risk

PPL Energy Supply and its subsidiaries issue debt to finance their operations, which exposes them to interest rate risk.  PPL Energy Supply and its subsidiaries utilize various financial derivative instruments to adjust the mix of fixed and floating interest rates in their debt portfolios, adjust the duration of their debt portfolios and lock in benchmark interest rates in anticipation of future financing, when appropriate.  Risk limits under the risk management program are designed to balance risk exposure to volatility in interest expense and changes in the fair value of the debt portfolios due to changes in the absolute level of interest rates.

PPL Energy Supply had no interest rate hedges outstanding at December 31, 2013 or 2012.

PPL Energy Supply is exposed to a potential increase in interest expense and to changes in the fair value of its debt portfolios.  The estimated impact of a 10% adverse movement in interest rates at December 31 is shown below.

2013
Increase to interest expense of 10%	Not
increase in interest rates	Significant
Increase in fair value of 10% decrease
in interest rates	$48

2012
Increase to interest expense of 10%	Not
increase in interest rates	Significant
Increase in fair value of 10% decrease
in interest rates	$52

NDT Funds - Securities Price Risk

In connection with certain NRC requirements, PPL Susquehanna maintains trust funds to fund certain costs of decommissioning the PPL Susquehanna nuclear plant (Susquehanna).  At December 31, 2013, these funds were invested primarily in domestic equity securities and fixed-rate, fixed-income securities and are reflected at fair value on the Balance

Sheets.  The mix of securities is designed to provide returns sufficient to fund Susquehanna's decommissioning and to compensate for inflationary increases in decommissioning costs.  However, the equity securities included in the trusts are exposed to price fluctuation in equity markets, and the values of fixed-rate, fixed-income securities are primarily exposed to changes in interest rates.  PPL Energy Supply actively monitors the investment performance and periodically reviews asset allocation in accordance with its nuclear decommissioning trust policy statement.  At December 31, 2013, a hypothetical 10% increase in interest rates and a 10% decrease in equity prices would have resulted in an estimated $66 million reduction in the fair value of the trust assets, compared with $49 million at December 31, 2012.  See Notes 14 and 19 to the Financial Statements for additional information regarding the NDT funds.

Defined Benefit Plans - Securities Price Risk

See "Application of Critical Accounting Policies - Defined Benefits" for additional information regarding the effect of securities price risk on plan assets.

Credit Risk

Credit risk is the risk that PPL Energy Supply would incur a loss as a result of nonperformance by counterparties of their contractual obligations.  PPL Energy Supply maintains credit policies and procedures with respect to counterparty credit (including requirements that counterparties maintain specified credit ratings) and require other assurances in the form of credit support or collateral in certain circumstances in order to limit counterparty credit risk.  However, PPL Energy Supply has concentrations of suppliers and customers among electric utilities, financial institutions and other energy marketing and trading companies.  These concentrations may impact PPL Energy Supply's overall exposure to credit risk, positively or negatively, as counterparties may be similarly affected by changes in economic, regulatory or other conditions.

PPL Energy Supply includes the effect of credit risk on its fair value measurements to reflect the probability that a counterparty will default when contracts are out of the money (from the counterparty's standpoint).  In this case, PPL Energy Supply would have to sell into a lower-priced market or purchase in a higher-priced market.  When necessary, PPL Energy Supply records an allowance for doubtful accounts to reflect the probability that a counterparty will not pay for deliveries PPL Energy Supply has made but not yet billed, which are reflected in "Unbilled revenues" on the Balance Sheets.  PPL Energy Supply has also established a reserve with respect to certain receivables from SMGT, which is reflected in accounts receivable on the Balance Sheets.

Related Party Transactions

PPL Energy Supply is not aware of any material ownership interests or operating responsibility by senior management in outside partnerships, including leasing transactions with variable interest entities, or other entities doing business with PPL Energy Supply.  See Note 12 to the Financial Statements for additional information on related party transactions for PPL Energy Supply.

Acquisitions, Development and Divestitures

PPL Energy Supply from time to time evaluates opportunities for potential acquisitions, divestitures and development projects.  Development projects are reexamined based on market conditions and other factors to determine whether to proceed with the projects, sell, cancel or expand them, execute tolling agreements or pursue other options.

See Notes 4, 5 and 6 to the Financial Statements for additional information on the more significant activities.

Environmental Matters

Extensive federal, state and local environmental laws and regulations are applicable to PPL Energy Supply's air emissions, water discharges and the management of hazardous and solid waste, as well as other aspects of PPL Energy Supply's businesses.  The cost of compliance or alleged non-compliance cannot be predicted with certainty but could be material.  In addition, costs may increase significantly if the requirements or scope of environmental laws or regulations, or similar rules, are expanded or changed.  Costs may take the form of increased capital expenditures or operating and maintenance expenses, monetary fines, penalties or other restrictions.  Many of these environmental law considerations are also applicable to the operations of key suppliers, or customers, such as coal producers and industrial power users, and may impact the cost for their products or their demand for PPL Energy Supply's services.

The following is a discussion of the more significant environmental matters.  See Note 11 to the Financial Statements and "Item 1. Business - Environmental Matters" in PPL Energy Supply’s 2013 Form 10-K for additional information on environmental matters.

GHG Regulations
In June 2013, President Obama released his Climate Action Plan which reiterates the goal of reducing greenhouse gas emissions in the U.S. "in the range of" 17% below 2005 levels by 2020 through such actions as regulating power plant emissions, promoting increased use of renewables and clean energy technology, and establishing tighter energy efficiency standards.  Also, by Presidential Memorandum the EPA was directed to issue a revised proposal for new power plants (a prior proposal was issued in 2012) by September 20, 2013, with a final rule to be issued in a timely fashion thereafter, and to issue proposed standards for existing power plants by June 1, 2014 with a final rule by June 1, 2015.  The EPA was further directed to require that states develop implementation plans for existing plants by June 2016.

The EPA's revised proposal for new power plants was published in the Federal Register on January 8, 2014, with comments due on March 10, 2014.  The proposed limits for coal plants can only be achieved through capture and sequestration, a technology which is not presently commercially viable and, therefore, effectively preclude the construction of new coal plants.  The proposed standards for new gas plants may also not be consistently achievable.  Regulation of existing plants could have a significant industry-wide impact depending on the structure and stringency of the final rule and state implementation plans.

The Administration's recent increase in its estimate of the "social cost of carbon" (which is used to calculate benefits associated with proposed regulations) from $23.80 to $38 per metric ton in 2015 may lead to more costly regulatory requirements.  The White House Office of Management and Budget (OMB) has opened this issue for public comment.

Climate Change
Physical effects associated with climate change could include the impact of changes in weather patterns, such as storm frequency and intensity, and the resultant potential damage to PPL Energy Supply's generation assets, as well as impacts on PPL Energy Supply's customers.  In addition, changed weather patterns could potentially reduce annual rainfall in areas where PPL Energy Supply has hydroelectric generating facilities or where river water is used to cool its fossil and nuclear powered generators.  PPL Energy Supply cannot currently predict whether its businesses will experience these potential risks or estimate the cost of their related consequences.

Coal Combustion Residuals (CCRs)
In June 2010, the EPA proposed two approaches to regulating the disposal and management of CCRs (as either hazardous or non-hazardous waste) under existing federal law.  Under a litigation settlement agreement involving certain environmental groups, the EPA has agreed to issue its final rulemaking by the end of 2014.  Regulations could impact handling, disposal and/or beneficial use of CCRs.  The financial and operational impact is expected to be material if CCRs are regulated as hazardous waste, and significant if regulated as non-hazardous.

In July 2013, the U.S. House of Representatives passed House Bill H.R. 2218, the Coal Residuals and Reuse Management Act of 2013, which would preempt the EPA from regulating CCRs under RCRA and set rules governing state programs.  It remains uncertain whether similar legislation will be passed by the U.S. Senate.  Recent ash spills that have occurred within the utility industry are adding increased pressure to regulate both active and legacy sites.

Effluent Limitation Guidelines (ELGs)
In June 2013, the EPA published proposed regulations to revise discharge limitations for steam electric generation wastewater permits.  The proposed limitations are based on the EPA review of available treatment technologies and their capacity for reducing pollutants and include new requirements for fly ash and bottom ash transport water and metal cleaning waste waters, as well as new limits for scrubber wastewater and landfill leachate.  The EPA's proposed ELG regulations also contain some requirements that would affect the inspection and operation of CCR facilities, if finalized.  The proposal contains several alternative approaches, some of which could significantly impact PPL Energy Supply's coal-fired plants.  The final regulation is expected to be issued in May 2014 but may be delayed.  At the present time, PPL Energy Supply is unable to predict the outcome of this matter or estimate a range of reasonably possible costs, but the costs could be significant.

316(b) Cooling Water Intake Structure Rule
In April 2011, the EPA published a draft regulation under Section 316(b) of the Clean Water Act, which regulates cooling water intakes for power plants.  The draft rule has two provisions: requiring installation of Best Technology Available (BTA)

to reduce mortality of aquatic organisms that are pulled into the plant cooling water system (entrainment), and imposing standards for reduction of mortality of aquatic organisms trapped on water intake screens (impingement).  The final rule is now expected by April 17, 2014.  The proposed regulation would apply to nearly all PPL Energy Supply-owned steam electric generation plants in Pennsylvania and Montana, potentially even including those equipped with closed-cycle cooling systems.  PPL Energy Supply's compliance costs could be significant, especially if the final rule requires closed-cycle systems at plants that do not currently have them or conversions of once-through systems to closed-cycle.

MATS
In February 2013, the EPA finalized MATS requiring fossil-fuel fired plants to reduce emissions of mercury and other hazardous air pollutants by April 16, 2015.  The rule is being challenged by industry groups and states.  The EPA has subsequently proposed changes to the rule with respect to new sources to address the concern that the rule effectively precludes construction of any new coal-fired plants.  PPL Energy Supply is generally well-positioned to comply with MATS, primarily due to recent investments in environmental controls.  Additionally, PPL Energy Supply is evaluating chemical additive systems for mercury control at Brunner Island, and modifications to existing controls at Colstrip for improved particulate matter reductions.  In September 2012, PPL Energy Supply announced its intention to place its Corette plant in long-term reserve status beginning in April 2015 due to expected market conditions and costs to comply with MATS.  The Corette plant asset group was determined to be impaired in December 2013.  See "Application of Critical Accounting Policies - Asset Impairment (Excluding Investments)" for additional information.  Also, PPL Energy Supply has received approval for one-year compliance extensions for certain plants in Pennsylvania.  Other extension requests are under consideration from PPL Energy Supply.

CSAPR and CAIR
In 2011, the EPA finalized its CSAPR regulating emissions of nitrogen oxides and sulfur dioxide through new allowance trading programs which were to be implemented in two phases (2012 and 2014).  Like its predecessor, the CAIR, CSAPR targeted sources in the eastern U.S.  In December 2011, the U.S. District Court for the District of Columbia Circuit (D.C. Circuit Court) stayed implementation of CSAPR, leaving CAIR in place.  Subsequently, in August 2012, the D. C. Circuit Court vacated CSAPR and remanded it back to the EPA for further rulemaking, again leaving CAIR in place in the interim.  In June 2013 the U.S. Supreme Court granted the EPA's petition for review of the D.C. Circuit Court's decision to vacate CSAPR.  Oral arguments before the U.S. Supreme Court were held in December 2013.  Prior to a revised transport rule from the EPA, coal-fired generating plants could face tighter emission limitations on nitrogen oxides through state action.

PPL Energy Supply plants in Pennsylvania will continue to comply with CAIR through optimization of existing controls, balanced with emission allowance purchases.  The D. C. Circuit Court's August 2012 decision leaves plants in CSAPR-affected states potentially exposed to more stringent emission reductions for nitrogen oxides and sulfur dioxide due to regional haze implementation (see Regional Haze discussion below), and/or petitions to the EPA by downwind states under Section 126 of the Clean Air Act requesting the EPA to require plants that allegedly contribute to downwind non-attainment to take action to reduce emissions.

Regional Haze
Under the EPA's regional haze programs (developed to eliminate man-made visibility degradation by 2064), states are required to make reasonable progress every decade, including the application of Best Available Retrofit Technology (BART) on power plants commissioned between 1962 and 1977.  For the eastern U.S., the EPA had determined that region-wide reductions under the CSAPR trading program could be utilized by state programs to satisfy BART requirements for sulfur dioxide and nitrogen oxides.  However, the August 2012 decision by the D.C. Circuit Court to vacate and remand CSAPR exposes power plants located in the eastern U.S., including PPL Energy Supply's plants in Pennsylvania, to further reductions in those pollutants in accordance with BART requirements.

The EPA signed its final Federal Implementation Plan (FIP) of the Regional Haze Rules for Montana in September 2012, with tighter emissions limits for PPL Energy Supply's Colstrip Units 1 & 2 based on the installation of new controls (no limits or additional controls were specified for PPL Energy Supply's Colstrip Units 3 & 4), and tighter emission limits for PPL Energy Supply's Corette plant (which are not based on additional controls).  The cost of the potential additional controls for Colstrip Units 1 & 2, if required, could be significant.  PPL Energy Supply expects to meet the tighter permit limits at Corette without any significant changes to operations, although other requirements have led to the planned suspension of operations at Corette beginning in April 2015 (see "MATS" discussion above).  Both PPL Energy Supply and environmental groups have appealed the final FIP rules to the U.S. Court of Appeals for the Ninth Circuit.

Competition

See "Competition" under the Supply segment in "Item 1. Business - Segment Information" and "Item 1A. Risk Factors" in PPL Energy Supply’s 2013 Form 10-K for a discussion of competitive factors affecting PPL Energy Supply.

New Accounting Guidance

See Notes 1 and 21 to the Financial Statements for a discussion of new accounting guidance adopted and pending adoption.

Application of Critical Accounting Policies

Financial condition and results of operations are impacted by the methods, assumptions and estimates used in the application of critical accounting policies.  The following accounting policies are particularly important to an understanding of the reported financial condition or results of operations, and require management to make estimates or other judgments of matters that are inherently uncertain.  Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the Financial Statements (these accounting policies are also discussed in Note 1 to the Financial Statements).  Senior management has reviewed with PPL's Audit Committee these critical accounting policies, the following disclosures regarding their application and the estimates and assumptions regarding them.

Price Risk Management

See "Price Risk Management" in Note 1 to the Financial Statements, as well as "Risk Management" above.

Defined Benefits

PPL Energy Supply and certain of its subsidiaries sponsor or participate in, as applicable, various qualified funded and non-qualified unfunded defined benefit pension plans and both funded and unfunded other postretirement benefit plans.  These plans are applicable to the majority of PPL Energy Supply’s employees (based on eligibility for their applicable plans).  PPL Energy Supply and certain of its subsidiaries record an asset or liability to recognize the funded status of all defined benefit plans with an offsetting entry to AOCI.  Consequently, the funded status of all defined benefit plans is fully recognized on the Balance Sheets.  See Note 9 to the Financial Statements for additional information about the plans and the accounting for defined benefits.

A summary of plan sponsors and whether PPL Energy Supply or its subsidiaries sponsor (S) or participate in and receive allocations (P) from those plans is shown in the table below.

PPL Services	P
PPL Montana	S

Management makes certain assumptions regarding the valuation of benefit obligations and the performance of plan assets.  When accounting for defined benefits, delayed recognition in earnings of differences between actual results and expected or estimated results is a guiding principle.  Annual net periodic defined benefit costs are recorded in current earnings based on estimated results.  Any differences between actual and estimated results are recorded in AOCI.  These amounts in AOCI are amortized to income over future periods.  The delayed recognition allows for a smoothed recognition of costs over the working lives of the employees who benefit under the plans.  The primary assumptions are:

•
Discount Rate - The discount rate is used in calculating the present value of benefits, which is based on projections of benefit payments to be made in the future. The objective in selecting the discount rate is to measure the single amount that, if invested at the measurement date in a portfolio of high-quality debt instruments, would provide the necessary future cash flows to pay the accumulated benefits when due.

•
Expected Return on Plan Assets - Management projects the long-term rates of return on plan assets using a best-estimate of expected returns, volatilities and correlations for each asset class.  Each plan's specific current and expected asset allocations are also considered in developing a reasonable return assumption.  These projected returns reduce the net benefit costs PPL Energy Supply records currently.

•	Rate of Compensation Increase - Management projects employees' annual pay increases, which are used to project employees' pension benefits at retirement.

•	Health Care Cost Trend Rate - Management projects the expected increases in the cost of health care.

In selecting the discount rates for U.S. defined benefit plans, the plan sponsors start with a cash flow analysis of the expected benefit payment stream for their plans.  The plan-specific cash flows are matched against the coupons and expected maturity values of individually selected bonds.  This bond matching process begins with the full universe of Aa-rated non-callable (or callable with make-whole provisions) bonds, serving as the base from which those with the lowest and highest yields are eliminated to develop an appropriate subset of bonds.  Individual bonds are then selected based on the timing of each plan's cash flows and parameters are established as to the percentage of each individual bond issue that could be hypothetically purchased and the surplus reinvestment rates to be assumed.

In selecting a rate of compensation increase, plan sponsors consider past experience in light of movements in inflation rates.

The following table provides the weighted-average assumptions used for discount rate, expected return on plan assets and rate of compensation increase at December 31.

Assumption	2013	2012
Discount rate
Pension	5.18%	4.25%
Other Postretirement	4.51%	3.77%
Expected return on plan assets
Pension	7.00%	7.00%
Rate of compensation increase
Pension	3.94%	3.95%
Other Postretirement	3.94%	3.95%

In selecting health care cost trend rates, plan sponsors consider past performance and forecasts of health care costs.  At December 31, 2013, the health care cost trend rates for all plans were 7.6% for 2014, gradually declining to an ultimate trend rate of 5.0% in 2020.

A variance in the assumptions listed above could have a significant impact on accrued defined benefit liabilities or assets, reported annual net periodic defined benefit costs and AOCI.  At December 31, 2013, the defined benefit plans were recorded in the financial statements as follows.

Balance Sheet:
Pension liabilities	$112
Other postretirement benefit liabilities	47
AOCI (pre-tax)	(319)

Statement of Income:
Defined benefits costs	$51
Increase (decrease) from prior year	8

The following tables reflect changes in certain assumptions based on PPL Energy Supply's primary defined benefit plans.  The tables reflect either an increase or decrease in each assumption.  The inverse of this change would impact the accrued defined benefit liabilities or assets, reported annual net periodic defined benefit costs and AOCI by a similar amount in the opposite direction.  The sensitivities below reflect an evaluation of the change based solely on a change in that assumption.

Actuarial assumption

Discount Rate	(0.25%)
Expected Return on Plan Assets	(0.25%)
Rate of Compensation Increase	0.25%
Health Care Cost Trend Rate (a)	1%

(a)	Only impacts other postretirement benefits.

	Increase (Decrease)
	Defined Benefit		Defined Benefit
Actuarial assumption	Liabilities	AOCI (pre-tax)	Costs

Discount rate	$48	$(48)	$5
Expected return on plan assets	n/a	n/a	4
Rate of compensation increase	7	(7)	2

Asset Impairment (Excluding Investments)

Impairment analyses are performed for long-lived assets that are subject to depreciation or amortization whenever events or changes in circumstances indicate that a long-lived asset's carrying amount may not be recoverable.  For these long-lived assets classified as held and used, such events or changes in circumstances are:

•	a significant decrease in the market price of an asset;
•	a significant adverse change in the extent or manner in which an asset is being used or in its physical condition;
•	a significant adverse change in legal factors or in the business climate;
•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset;
•	a current period operating or cash flow loss combined with a history of losses or a forecast that demonstrates continuing losses; or
•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

For a long-lived asset classified as held and used, an impairment is recognized when the carrying amount of the asset is not recoverable and exceeds its fair value.  The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the asset is impaired, an impairment loss is recorded to adjust the asset's carrying amount to its estimated fair value.  Management must make significant judgments to estimate future cash flows, including the useful lives of the assets, the forward prices for revenue and fuel components in the markets where the assets are utilized, the amount of capital and operations and maintenance spending and management's intended use of the assets.  Alternate courses of action are considered to recover the carrying amount of a long-lived asset, and estimated cash flows from the "most likely" alternative are used to assess impairment whenever one alternative is clearly the most likely outcome.  If no alternative is clearly the most likely, then a probability-weighted approach is used taking into consideration estimated cash flows from the alternatives.  For assets tested for impairment as of the balance sheet date, the estimates of future cash flows used in that test consider the likelihood of possible outcomes that existed at the balance sheet date, including an assessment of the likelihood of a future sale of the assets.  That assessment is not revised based on events that occur after the balance sheet date.  Changes in assumptions and estimates could result in materially different results than those identified and recorded in the financial statements.

In September 2012, PPL Energy Supply announced its intention, beginning in April 2015, to place the Corette coal-fired plant in Montana in long-term reserve status, suspending the plant's operation, due to expected market conditions and the costs to comply with MATS requirements.  PPL Energy Supply has been monitoring the plant for potential impairment since this announcement and until the fourth quarter of 2013, no impairment was indicated as various price scenarios allowed for recovery of the asset.  During the fourth quarter, in connection with the completion of its annual business planning process, management updated its fundamental view for long-term power and gas prices.  Based upon this fundamental view, management has altered its expectations regarding the probability that the Corette plant will operate subsequent to initially placing it in long-term reserve status.  It is now less likely that the plant will restart after operations are suspended no later than April 2015.  As a result, based on an undiscounted cash flow analysis, the carrying amount for Corette was no longer recoverable.  PPL Energy Supply performed an internal analysis using an income approach based on discounted cash flows to assess the fair value of the Corette asset group.  Assumptions used in the fair value assessment were forward energy prices, expectations for demand for energy in Corette's market and expected operation and maintenance and capital expenditures that were consistent with assumptions used in the business planning process.  Through this analysis, PPL Energy Supply determined the fair value of the asset group to be negligible.  This resulted in PPL Energy Supply recording an impairment charge of $65 million, or $39 million after-tax, for the Corette plant and related excess emission allowances.

The current depressed levels of energy and capacity prices in PJM, as well as management's forward view of these prices using its fundamental pricing models recently updated in conjunction with the annual business planning process, continue to put pressure on the recoverability of PPL Energy Supply's investment in its Pennsylvania coal-fired generation assets.  In the fourth quarter of 2013, management tested the Brunner Island and Montour plants for impairment and concluded neither plant was impaired as of December 31, 2013.  The recoverability test is very sensitive to forward energy and capacity price assumptions, as well as forecasted operation and maintenance and capital spending.  Therefore, a further decline in forecasted long-term energy or capacity prices or changes in environmental laws requiring additional capital or operation and maintenance expenditures, could negatively impact PPL Energy Supply's operations of these facilities and potentially result in future impairment charges for some or all of the carrying value of these plants.  The carrying value of the Pennsylvania coal-fired generation assets tested was $2.7 billion as of December 31, 2013 ($1.4 billion for Brunner Island and $1.3 billion for Montour).

See Note 11 to the Financial Statements for additional information on MATS and other environmental requirements for coal-fired generation plants.

For a long-lived asset classified as held for sale, an impairment exists when the carrying amount of the asset (disposal group) exceeds its fair value less cost to sell.  If the asset (disposal group) is impaired, an impairment loss is recorded to adjust the carrying amount to its fair value less cost to sell.  A gain is recognized in future periods for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative impairment previously recognized.

For determining fair value, quoted market prices in active markets are the best evidence.  However, when market prices are unavailable, PPL Energy Supply considers all valuation techniques appropriate under the circumstances and for which market participant inputs can be obtained.  Generally discounted cash flows are used to estimate fair value, which incorporates market participant inputs when available.  Discounted cash flows are calculated by estimating future cash flow streams and determining the present value of the cash flow streams using risk adjusted discount rates.

Goodwill is tested for impairment at the reporting unit level.  PPL Energy Supply operates within a single reporting unit.  A goodwill impairment test is performed annually or more frequently if events or changes in circumstances indicate that the carrying amount of the reporting unit may be greater than the reporting unit's fair value.  Additionally, goodwill is tested for impairment after a portion of goodwill has been allocated to a business to be disposed of.

Beginning in 2012, PPL Energy Supply may elect either to initially make a qualitative evaluation about the likelihood of an impairment of goodwill or to bypass the qualitative evaluation and test goodwill for impairment using a two-step quantitative test.  If the qualitative evaluation (referred to as "step zero") is elected and the assessment results in a determination that it is not more likely than not that the fair value of a reporting unit is less than the carrying amount, the two-step quantitative impairment test is not necessary.

When the two-step quantitative impairment test is elected or required as a result of the step zero assessment, in step one, PPL Energy Supply determines whether a potential impairment exists by comparing the estimated fair value of a reporting unit with its carrying amount, including goodwill, on the measurement date.  If the estimated fair value exceeds its carrying amount, goodwill is not considered impaired.  If the carrying amount exceeds the estimated fair value, the second step is performed to measure the amount of impairment loss, if any.

The second step of the quantitative test requires a calculation of the implied fair value of goodwill, which is determined in the same manner as the amount of goodwill in a business combination.  That is, the estimated fair value of a reporting unit is allocated to all of the assets and liabilities of that reporting unit as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the price paid to acquire the reporting unit.  The excess of the estimated fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.  The implied fair value of the reporting unit's goodwill is then compared with the carrying amount of that goodwill.  If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.  The loss recognized cannot exceed the carrying amount of the reporting unit's goodwill.

PPL Energy Supply elected to bypass step zero as depressed wholesale market prices for electricity and natural gas have negatively impacted the fair value of this reporting unit.  Therefore, the goodwill for this reporting unit was tested for impairment using the quantitative test in the fourth quarter of 2013, and no impairment was recognized.  Management used both discounted cash flows and market multiples, which required significant assumptions, to estimate the fair value of the reporting unit.  A decrease in the forecasted cash flows of 10%, an increase in the discount rate by 0.25%, or a 10% decrease in the market multiples would not have resulted in an impairment of goodwill for this reporting unit.

Loss Accruals

Losses are accrued for the estimated impacts of various conditions, situations or circumstances involving uncertain or contingent future outcomes.  For loss contingencies, the loss must be accrued if (1) information is available that indicates it is probable that a loss has been incurred, given the likelihood of the uncertain future events, and (2) the amount of the loss can be reasonably estimated.  Accounting guidance defines "probable" as cases in which "the future event or events are likely to occur."  The accrual of contingencies that might result in gains is not recorded unless recovery is assured.  Potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events are continuously assessed.

The accounting aspects of estimated loss accruals include (1) the initial identification and recording of the loss, (2) the determination of triggering events for reducing a recorded loss accrual, and (3) the ongoing assessment as to whether a recorded loss accrual is sufficient.  All three of these aspects require significant judgment by management.  Internal expertise and outside experts (such as lawyers and engineers) are consulted, as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss.

Certain events have been identified that could give rise to a loss, but that do not meet the conditions for accrual.  Such events are disclosed, but not recorded, when it is "reasonably possible" that a loss has been incurred.  Accounting guidance defines "reasonably possible" as cases in which "the future event or events occurring is more than remote, but less than likely to occur."

When an estimated loss is accrued, the triggering events for subsequently adjusting the loss accrual are identified, where applicable.  The triggering events generally occur when new information becomes known, the contingency has been resolved and the actual loss is settled or written off, or when the risk of loss has diminished or been eliminated.  The following are some of the triggering events that provide for the adjustment of certain recorded loss accruals:

•
Allowances for uncollectible accounts are reduced when accounts are written off after prescribed collection procedures have been exhausted, a better estimate of the allowance is determined or underlying amounts are ultimately collected.

•
Environmental and other litigation contingencies are reduced when the contingency is resolved and actual payments are made, a better estimate of the loss is determined or the loss is no longer considered probable.

•	Actions or decisions by certain regulators could result in a better estimate of a previously recorded loss accrual.

Loss accruals are reviewed on a regular basis to assure that the recorded potential loss exposures are appropriate.  This involves ongoing communication and analyses with internal and external legal counsel, engineers, business unit management and other parties.

See Note 11 to the Financial Statements for disclosure of loss contingencies accrued and other potential loss contingencies that have not met the criteria for accrual.

Asset Retirement Obligations

ARO liabilities are required to be recognized for legal obligations associated with the retirement of long-lived assets.  The initial obligation is measured at its estimated fair value.  An ARO must be recognized when incurred if the fair value of the ARO can be reasonably estimated.  An equivalent amount is recorded as an increase in the value of the capitalized asset and amortized to expense over the useful life of the asset.  Until the obligation is settled, the liability is increased, through the recognition of accretion expense in the statement of income, for changes in the obligation due to the passage of time.

See Note 17 to the Financial Statements for additional information on AROs.

In determining AROs, management must make significant judgments and estimates to calculate fair value.  Fair value is developed using an expected present value technique based on assumptions of market participants that considers estimated retirement costs in current period dollars that are inflated to the anticipated retirement date and then discounted back to the date the ARO was incurred.  Changes in assumptions and estimates included within the calculations of the fair value of AROs could result in significantly different results than those identified and recorded in the financial statements.  Estimated ARO costs and settlement dates, which affect the carrying value of the ARO and the related capitalized asset, are reviewed periodically to ensure that any material changes are incorporated into the latest estimate of the ARO.  Any change to the capitalized asset, positive or negative, is generally amortized over the remaining life of the associated long-lived asset.

At December 31, 2013, the total recorded balances and information on the most significant recorded AROs were as follows.

	Most Significant AROs
Total
ARO	Amount
Recorded	Recorded	% of Total	Description
$404	$342	85	Nuclear decommissioning

The most significant assumptions surrounding AROs are the forecasted retirement costs (including the settlement dates and the timing of cash flows), the discount rates and the inflation rates.  At December 31, 2013, a 10% change to retirement cost, a 0.25% decrease in the discount rate or a 0.25% increase in the inflation rate would not have a significant impact on the ARO liabilities of PPL Energy Supply.  There would be no significant change to the annual depreciation expense of the ARO asset or the annual accretion expense of the ARO liability as a result of these changes in assumptions.

Income Taxes

Significant management judgment is required in developing the provision for income taxes, primarily due to the uncertainty related to tax positions taken or expected to be taken in tax returns and valuation allowances on deferred tax assets.

Significant management judgment is required to determine the amount of benefit recognized related to an uncertain tax position.  Tax positions are evaluated following a two-step process.  The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will be sustained.  This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position.  The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more-likely-than-not recognition criterion.  The benefit recognized is measured at the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50%.  Management considers a number of factors in assessing the benefit to be recognized, including negotiation of a settlement.

On a quarterly basis, uncertain tax positions are reassessed by considering information known as of the reporting date.  Based on management's assessment of new information, a tax benefit may subsequently be recognized for a previously unrecognized tax position, a previously recognized tax position may be derecognized, or the benefit of a previously recognized tax position may be remeasured.  The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact the financial statements in the future.

At December 31, 2013, it was reasonably possible that during the next 12 months the total amount of unrecognized tax benefits could decrease by $15 million.

These changes could result from subsequent recognition, derecognition and/or changes in the measurement of uncertain tax positions related to the timing and utilization of tax credits and the related impact on alternative minimum tax and other credits, the timing and/or valuation of certain deductions, intercompany transactions and unitary filing groups.  The events that could cause these changes are direct settlements with taxing authorities, litigation, legal or administrative guidance by relevant taxing authorities and the lapse of an applicable statute of limitation.

The balance sheet classification of unrecognized tax benefits and the need for valuation allowances to reduce deferred tax assets also require significant management judgment.  Unrecognized tax benefits are classified as current to the extent management expects to settle an uncertain tax position by payment or receipt of cash within one year of the reporting date.  Valuation allowances are initially recorded and reevaluated each reporting period by assessing the likelihood of the ultimate realization of a deferred tax asset.  Management considers a number of factors in assessing the realization of a deferred tax asset, including the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies.  Any tax planning strategy utilized in this assessment must meet the recognition and measurement criteria utilized to account for an uncertain tax position.  Management also considers the uncertainty posed by political risk and the effect of this uncertainty on the various factors that management takes into account in evaluating the need for valuation allowances.  The amount of deferred tax assets ultimately realized may differ materially from the estimates utilized in the computation of valuation allowances and may materially impact the financial statements in the future.

See Note 2 to the Financial Statements for income tax disclosures.

Other Information

PPL's Audit Committee has approved the independent auditor to provide audit and audit-related services, tax services and other services permitted by Sarbanes-Oxley and SEC rules.  The audit and audit-related services include services in connection with statutory and regulatory filings, reviews of offering documents and registration statements, and internal control reviews.

Report of Independent Registered Public Accounting Firm

The Board of Managers and Sole Member of PPL Energy Supply, LLC

We have audited the accompanying consolidated balance sheets of PPL Energy Supply, LLC and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PPL Energy Supply, LLC and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 24, 2014 except for the effects of a retrospectively applied accounting standard as described in Note 1 and the effects of the sale of PPL Montana’s hydroelectric generating facilities as described in Note 5, as to which the date is December 22, 2014

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31,
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)

	2013	2012	2011
Operating Revenues
Unregulated wholesale energy	$2,909	$3,976	$5,058
Unregulated wholesale energy to affiliate	51	78	26
Unregulated retail energy	1,027	844	724
Energy-related businesses	527	448	464
Total Operating Revenues	4,514	5,346	6,272

Operating Expenses
Operation
Fuel	1,049	965	1,080
Energy purchases	1,168	1,818	2,283
Energy purchases from affiliate	3	3	3
Other operation and maintenance	1,026	997	948
Loss on lease termination (Note 4)	697
Depreciation	299	272	232
Taxes, other than income	53	55	58
Energy-related businesses	512	432	458
Total Operating Expenses	4,807	4,542	5,062

Operating Income (Loss)	(293)	804	1,210

Other Income (Expense) - net	30	18	23

Other-Than-Temporary Impairments	1	1	6

Interest Income from Affiliates	3	2	8

Interest Expense	159	158	174

Income (Loss) from Continuing Operations Before Income Taxes	(420)	665	1,061

Income Taxes	(159)	236	388

Income (Loss) from Continuing Operations After Income Taxes	(261)	429	673

Income (Loss) from Discontinued Operations (net of income taxes) (Note 5)	32	46	96

Net Income (Loss)	(229)	475	769

Net Income (Loss) Attributable to Noncontrolling Interests	1	1	1

Net Income (Loss) Attributable to PPL Energy Supply Member	$(230)	$474	$768

Amounts Attributable to PPL Energy Supply Member:
Income (Loss) from Continuing Operations After Income Taxes	$(262)	$428	$672
Income (Loss) from Discontinued Operations (net of income taxes)	32	46	96
Net Income (Loss)	$(230)	$474	$768

The accompanying Notes to Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31,
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)

	2013	2012	2011

Net income (loss)	$(229)	$475	$769

Other comprehensive income (loss):
Amounts arising during the period - gains (losses), net of tax (expense) benefit:
Available-for-sale securities, net of tax of ($72), ($31), ($6)	67	29	9
Qualifying derivatives, net of tax of $0, ($46), ($164)		68	267
Defined benefit plans:
Prior service costs, net of tax of ($1), $0, ($2)	2	1	(2)
Net actuarial gain (loss), net of tax of ($49), $56, $13	71	(82)	(22)
Reclassifications to net income - (gains) losses, net of tax expense (benefit):
Available-for-sale securities, net of tax of $4, $1, $5	(6)	(7)	(7)
Qualifying derivatives, net of tax of $84, $291, $242	(123)	(463)	(353)
Equity investees' other comprehensive (income) loss, net of tax of $0, $0, $0			3
Defined benefit plans:
Prior service costs, net of tax of ($3), ($2), ($3)	4	5	4
Net actuarial loss, net of tax of ($10), ($2), ($2)	14	10	4
Total other comprehensive income (loss) attributable to
PPL Energy Supply Member	29	(439)	(97)

Comprehensive income (loss)	(200)	36	672
Comprehensive income attributable to noncontrolling interests	1	1	1

Comprehensive income (loss) attributable to PPL Energy Supply Member	$(201)	$35	$671

The accompanying Notes to Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)
	2013	2012	2011
Cash Flows from Operating Activities
Net income (Loss)	$(229)	$475	$769
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	318	285	245
Amortization	156	119	137
Defined benefit plans - expense	51	43	36
Deferred income taxes and investment tax credits	(296)	152	317
Impairment of assets	65	3	13
Unrealized (gains) losses on derivatives, and other hedging activities	171	(41)	(283)
Loss on lease termination (Note 4)	426
Other	2	19	(65)
Change in current assets and current liabilities
Accounts receivable	23	(54)	38
Accounts payable	(56)	(22)	(73)
Unbilled revenues	83	33	14
Fuel, materials and supplies	(31)	(29)	(10)
Counterparty collateral	(81)	(34)	(190)
Taxes payable	(31)	(27)	27
Other	(14)	(39)	(8)
Other operating activities
Defined benefit plans - funding	(113)	(75)	(152)
Other assets	(4)	(41)	(30)
Other liabilities	(30)	17	(9)
Net cash provided by (used in) operating activities	410	784	776
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(583)	(648)	(661)
Proceeds from the sale of certain non-core generation facilities			381
Ironwood Acquisition, net of cash acquired		(84)
Expenditures for intangible assets	(42)	(45)	(57)
Purchases of nuclear plant decommissioning trust investments	(159)	(154)	(169)
Proceeds from the sale of nuclear plant decommissioning trust investments	144	139	156
Net (increase) decrease in notes receivable from affiliates		198	(198)
Net (increase) decrease in restricted cash and cash equivalents	(22)	104	(128)
Other investing activities	31	21	8
Net cash provided by (used in) investing activities	(631)	(469)	(668)
Cash Flows from Financing Activities
Issuance of long-term debt			500
Retirement of long-term debt	(747)	(9)	(750)
Contributions from member	1,577	563	461
Distributions to member	(408)	(787)	(316)
Cash included in net assets of subsidiary distributed to member			(325)
Net increase (decrease) in short-term debt	(356)	(44)	50
Other financing activities	(19)	(4)	(10)
Net cash provided by (used in) financing activities	47	(281)	(390)
Net Increase (Decrease) in Cash and Cash Equivalents	(174)	34	(282)
Cash and Cash Equivalents at Beginning of Period	413	379	661
Cash and Cash Equivalents at End of Period	$239	$413	$379

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest - net of amount capitalized	$157	$150	$165
Income taxes - net	$189	$128	$69

The accompanying Notes to Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31,
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)
	2013	2012
Assets

Current Assets
Cash and cash equivalents	$239	$413
Restricted cash and cash equivalents	68	46
Accounts receivable (less reserve: 2013, $21; 2012, $23)
Customer	233	183
Other	97	31
Accounts receivable from affiliates	45	125
Unbilled revenues	286	369
Fuel, materials and supplies	358	327
Prepayments	20	15
Price risk management assets	860	1,511
Other current assets	27	10
Total Current Assets	2,233	3,030

Investments
Nuclear plant decommissioning trust funds	864	712
Other investments	37	41
Total Investments	901	753

Property, Plant and Equipment
Non-regulated property, plant and equipment
Generation	11,891	11,305
Nuclear fuel	591	524
Other	288	294
Less: accumulated depreciation - non-regulated property, plant and equipment	6,046	5,817
Non-regulated property, plant and equipment, net	6,724	6,306
Construction work in progress	450	987
Property, Plant and Equipment, net (a)	7,174	7,293

Other Noncurrent Assets
Goodwill	86	86
Other intangibles	266	252
Price risk management assets	328	557
Other noncurrent assets	86	404
Total Other Noncurrent Assets	766	1,299

Total Assets	$11,074	$12,375

(a)
At December 31, 2012, includes $428 million of PP&E, consisting primarily of "Generation," including leasehold improvements from the consolidation of a VIE that was the owner/lessor of the Lower Mt. Bethel plant.  See Note 18 for additional information.

The accompanying Notes to Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31,
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)
	2013	2012
Liabilities and Equity

Current Liabilities
Short-term debt		$356
Long-term debt due within one year	$304	751
Accounts payable	393	438
Accounts payable to affiliates	4	31
Taxes	31	62
Interest	22	31
Price risk management liabilities	750	1,010
Deferred income taxes	9	158
Other current liabilities	269	319
Total Current Liabilities	1,782	3,156

Long-term Debt	2,221	2,521

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes	1,114	1,232
Investment tax credits	205	186
Price risk management liabilities	320	556
Accrued pension obligations	111	293
Asset retirement obligations	393	365
Other deferred credits and noncurrent liabilities	130	218
Total Deferred Credits and Other Noncurrent Liabilities	2,273	2,850

Commitments and Contingent Liabilities (Note 11)

Equity
Member's equity	4,798	3,830
Noncontrolling interests		18
Total Equity	4,798	3,848

Total Liabilities and Equity	$11,074	$12,375

The accompanying Notes to Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF EQUITY
PPL Energy Supply, LLC and Subsidiaries
(Millions of Dollars)

		Non-
	Member's	controlling
	equity	interests	Total
December 31, 2010 (a)	$4,491	$18	$4,509
Net income	768	1	769
Other comprehensive income (loss)	(97)		(97)
Contributions from member	461		461
Distributions	(316)	(1)	(317)
Distribution of membership interest in PPL Global (b)	(1,288)		(1,288)
December 31, 2011 (a)	$4,019	$18	$4,037

Net income	$474	$1	$475
Other comprehensive income (loss)	(439)		(439)
Contributions from member	563		563
Distributions	(787)	(1)	(788)
December 31, 2012 (a)	$3,830	$18	$3,848

Net income (loss)	$(230)	$1	$(229)
Other comprehensive income (loss)	29		29
Contributions from member	1,577		1,577
Distributions (c)	(408)	(19)	(427)
December 31, 2013 (a)	$4,798	$	$4,798

(a)	See Note 20 for disclosure of balances of each component of AOCI.
(b)	See Note 5 for additional information.
(c)	In December 2013, a distribution to noncontrolling interests was made related to the purchase of the Lower Mt. Bethel plant. See Note 18 for additional information.

The accompanying Notes to Financial Statements are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

General

Capitalized terms and abbreviations appearing in the notes to financial statements are defined in the glossary.  Dollars are in millions unless otherwise noted.

Business and Consolidation

PPL Energy Supply is an energy company conducting business primarily through its principal subsidiaries PPL Generation and PPL EnergyPlus.  PPL Generation owns and operates a portfolio of competitive domestic power generating assets.  These power plants are located in Pennsylvania and Montana and use well-diversified fuel sources including coal, uranium, natural gas, oil and water.  PPL EnergyPlus sells electricity produced by PPL Generation subsidiaries, participates in wholesale market load-following auctions, and markets various energy products and commodities such as:  capacity, transmission, FTRs, coal, natural gas, oil, uranium, emission allowances, RECs and other commodities in competitive wholesale and competitive retail markets, primarily in the northeastern and northwestern U.S.

PPL Energy Supply operates within a single reportable segment.

On April 13, 2012, an indirect, wholly owned subsidiary of PPL Energy Supply completed the Ironwood Acquisition.  See Note 6 for additional information.

"Income (Loss) from Discontinued Operations (net of income taxes)" on the Statements of Income includes the activities of various businesses that were sold or distributed.  See Note 5 for additional information.  The Statements of Cash Flows do not separately report the cash flows of the Discontinued Operations.

The financial statements include each company's own accounts as well as the accounts of all entities in which the company has a controlling financial interest.  Entities for which a controlling financial interest is not demonstrated through voting interests are evaluated based on accounting guidance for VIEs.  PPL Energy Supply consolidates a VIE when it is determined to have a controlling interest in the VIE, and thus are the primary beneficiary of the entity.  See Note 18 for information regarding a previously consolidated VIE.  Investments in entities in which a company has the ability to exercise significant influence but does not have a controlling financial interest are accounted for under the equity method.  All other investments are carried at cost or fair value.  All significant intercompany transactions have been eliminated.  Any noncontrolling interests are reflected in the financial statements.

The financial statements include PPL Energy Supply's share of any undivided interests in jointly owned facilities, as well as its share of the related operating costs of those facilities.  See Note 10 for additional information.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Loss Accruals

Potential losses are accrued when (1) information is available that indicates it is "probable" that a loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated.  Accounting guidance defines "probable" as cases in which "the future event or events are likely to occur."  PPL Energy Supply continuously assesses potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events.  Loss accruals for environmental remediation are discounted when appropriate.

The accrual of contingencies that might result in gains is not recorded, unless realization is assured.

Changes in Classification

The classification of certain amounts in the 2012 and 2011 financial statements have been changed to conform to the current presentation.  The changes in classification did not affect PPL Energy Supply's net income or equity.

Price Risk Management

Energy and energy-related contracts are used to hedge the variability of expected cash flows associated with the generating units and marketing activities, as well as for trading purposes at PPL Energy Supply.  Interest rate contracts are used to hedge exposures to changes in the fair value of debt instruments and to hedge exposures to variability in expected cash flows associated with existing floating-rate debt instruments or forecasted fixed-rate issuances of debt.  Similar derivatives may receive different accounting treatment, depending on management's intended use and documentation.

Certain energy and energy-related contracts meet the definition of a derivative, while others do not meet the definition of a derivative because they lack a notional amount or a net settlement provision.  In cases where there is no net settlement provision, markets are periodically assessed to determine whether market mechanisms have evolved that would facilitate net settlement.  Certain derivative energy contracts have been excluded from the requirements of derivative accounting treatment because NPNS has been elected.  These contracts are accounted for using accrual accounting.  All other contracts that have been classified as derivative contracts are reflected on the balance sheets at fair value.  These contracts are recorded as "Price risk management assets" and "Price risk management liabilities" on the Balance Sheets.  The portion of derivative positions that deliver within a year are included in "Current Assets" and "Current Liabilities," while the portion of derivative positions that deliver beyond a year are recorded in "Other Noncurrent Assets" and "Deferred Credits and Other Noncurrent Liabilities."  PPL Energy Supply considers intra-month transactions to be spot activity, which is not accounted for as a derivative.

Energy and energy-related contracts are assigned a strategy and accounting classification.  Processes exist that allow for subsequent review and validation of the contract information.  See Note 15 for more information.  The accounting department provides the traders and the risk management department with guidelines on appropriate accounting classifications for various contract types and strategies.  Some examples of these guidelines include, but are not limited to:

•
Physical coal, limestone, lime, uranium, electric transmission, gas transportation, gas storage and renewable energy credit contracts not traded on an exchange are not derivatives due to the lack of net settlement provisions.

•	Only contracts where physical delivery is deemed probable throughout the entire term of the contract can qualify for NPNS.

•
Physical transactions that permit cash settlement and financial transactions do not qualify for NPNS because physical delivery cannot be asserted; however, these transactions can receive cash flow hedge treatment if they effectively hedge the volatility in the future cash flows for energy-related commodities.

•	Certain purchased option contracts or net purchased option collars may receive cash flow hedge treatment.

•	Derivative transactions that do not qualify for NPNS or cash flow hedge treatment, or for which NPNS or cash flow hedge treatment is not elected, are recorded at fair value through earnings.

A similar process is also followed by the treasury department as it relates to interest rate derivatives.  Examples of accounting guidelines provided to the treasury department staff include, but are not limited to:

•	Transactions to lock in an interest rate prior to a debt issuance can be designated as cash flow hedges, to the extent the forecasted debt issuances remain probable of occurring.

•	Transactions entered into to hedge fluctuations in the fair value of existing debt can be designated as fair value hedges.

•	Derivative transactions that do not qualify for cash flow treatment are marked to fair value through earnings.

Cash inflows and outflows related to derivative instruments are included as a component of operating, investing or financing activities on the Statements of Cash Flows, depending on the classification of the hedged items.

PPL Energy Supply has elected not to offset net derivative positions against the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) under master netting arrangements.

PPL Energy Supply reflects its net realized and unrealized gains and losses associated with all derivatives that are held for trading purposes in "Unregulated wholesale energy" on the Statements of Income.

See Notes 14 and 15 for additional information on derivatives.

Revenue

Revenue Recognition

Operating revenues, except for certain energy and energy-related contracts that meet the definition of derivative instruments and "Energy-related businesses," are recorded based on energy deliveries through the end of the calendar month.  Unbilled retail revenues result because customers' meters are read and bills are rendered throughout the month, rather than all being read at the end of the month.  Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh.  Unbilled wholesale energy revenues are recorded at month-end to reflect estimated amounts until actual dollars and MWhs are confirmed and invoiced.  Any difference between estimated and actual revenues is adjusted the following month.

Certain PPL Energy Supply subsidiaries participate primarily in the PJM RTO, as well as in other RTOs and ISOs.  In PJM, PPL EnergyPlus is a marketer, a load-serving entity and a seller for PPL Energy Supply's generation subsidiaries.  A function of interchange accounting is to match participants' MWh entitlements (generation plus scheduled bilateral purchases) against their MWh obligations (load plus scheduled bilateral sales) during every hour of every day.  If the net result during any given hour is an entitlement, the participant is credited with a spot-market sale to the RTO at the respective market price for that hour; if the net result is an obligation, the participant is charged with a spot-market purchase at the respective market price for that hour.  PPL Energy Supply records the hourly net sales in its Statements of Income as "Unregulated wholesale energy" if in a net sales position and "Energy purchases" if in a net purchase position.

PPL Energy Supply records non-derivative energy marketing activity in the period when the energy is delivered.  Generally, sales contracts held for non-trading purposes are reported gross on the Statements of Income within "Unregulated wholesale energy" and "Unregulated retail energy."  However, non-trading physical sales and purchases of electricity at major market delivery points (which is any delivery point with liquid pricing available, such as the pricing hub for PJM West), are netted and reported in the Statements of Income within "Unregulated wholesale energy" or "Energy purchases," depending on the net hourly position.  Certain energy and energy-related contracts that meet the definition of derivative instruments are recorded at fair value with subsequent changes in fair value recognized as revenue or expense (see Note 15), unless hedge accounting is applied or NPNS is elected.  If derivatives meet cash flow hedging criteria, changes in fair value are recorded in AOCI.  The unrealized and realized results of derivative and non-derivative contracts that are designated as proprietary trading activities are reported net on the Statements of Income within "Unregulated wholesale energy."

"Energy-related businesses" revenue primarily includes revenue from PPL Energy Supply's mechanical contracting and engineering subsidiaries.  These subsidiaries record revenue from construction contracts on the percentage-of-completion method of accounting, measured by the actual cost incurred to date as a percentage of the estimated total cost for each contract.  Accordingly, costs and estimated earnings in excess of billings on uncompleted contracts are recorded within "Unbilled revenues" on the Balance Sheets, and billings in excess of costs and estimated earnings on uncompleted contracts are recorded within "Other current liabilities" on the Balance Sheets.  The amount of costs and estimated earnings in excess of billings was $14 million and $12 million at December 31, 2013 and 2012, and the amount of billings in excess of costs and estimated earnings was $75 million and $70 million at December 31, 2013 and 2012.

Accounts Receivable

Accounts receivable are reported on the Balance Sheets at the gross outstanding amount adjusted for an allowance for doubtful accounts.

In accordance with a PUC-approved purchase of accounts receivable program, PPL Electric purchases certain accounts receivable from alternative suppliers (including PPL EnergyPlus) at a discount, which reflects a provision for uncollectible accounts.  The alternative suppliers have no continuing involvement or interest in the purchased accounts receivable.  During

2013, 2012 and 2011, PPL Electric purchased $294 million, $313 million and $264 million of accounts receivable from PPL EnergyPlus.

Allowance for Doubtful Accounts

Accounts receivable collectability is evaluated using a combination of factors, including past due status based on contractual terms, trends in write-offs, the age of the receivable, counterparty creditworthiness and economic conditions.  Specific events, such as bankruptcies, are also considered.  Adjustments to the allowance for doubtful accounts are made when necessary based on the results of analysis, the aging of receivables and historical and industry trends.

Accounts receivable are written off in the period in which the receivable is deemed uncollectible.  Recoveries of accounts receivable previously written off are recorded when it is known they will be received.

The changes in the allowance for doubtful accounts were:

	Additions
	Balance at					Balance at
	Beginning of Period	Charged to Income		Deductions (a)		End of Period
2013	$23	$1		$3		$21
2012	15	12	(b)	4		23
2011	20	14	(b)	19	(c)	15

(a)	Primarily related to uncollectible accounts written off.
(b)	Includes amounts related to the SMGT bankruptcy. See Note 11 for additional information.
(c)
Includes amounts related to the June 2011, FERC approved settlement agreement between PPL and the California ISO related to the sales made to the California ISO during the period October 2000 through June 2001 that were not paid to PPL Energy Supply subsidiaries.  Therefore, the receivable and the related allowance for doubtful accounts were reversed and the settlement recorded.

Cash

Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Restricted Cash and Cash Equivalents

Bank deposits and other cash equivalents that are restricted by agreement or that have been clearly designated for a specific purpose are classified as restricted cash and cash equivalents.  The change in restricted cash and cash equivalents is reported as an investing activity on the Statements of Cash Flows.  On the Balance Sheets, the current portion of restricted cash and cash equivalents is shown as "Restricted cash and cash equivalents" while the noncurrent portion is included in "Other noncurrent assets".

At December 31, the balances of restricted cash and cash equivalents included the following.

	2013	2012
Margin deposits posted to
counterparties	$67	$43
Ironwood debt service reserves	17	17
Other	1	3
Total	$85	$63

Fair Value Measurements

PPL Energy Supply values certain financial and nonfinancial assets and liabilities at fair value.  Generally, the most significant fair value measurements relate to price risk management assets and liabilities, investments in securities including investments in the NDT funds and defined benefit plans, and cash and cash equivalents.  PPL Energy Supply and its subsidiaries use, as appropriate, a market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models) and/or a cost approach (generally, replacement cost) to measure the fair value of an asset or liability.  These valuation approaches incorporate inputs such as observable, independent market data and/or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability.  These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.

PPL Energy Supply classifies fair value measurements within one of three levels in the fair value hierarchy.  The level assigned to a fair value measurement is based on the lowest level input that is significant to the fair value measurement in its entirety.  The three levels of the fair value hierarchy are as follows:

•
Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date.  Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 - inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for substantially the full term of the asset or liability.

•	Level 3 - unobservable inputs that management believes are predicated on the assumptions market participants would use to measure the asset or liability at fair value.

Assessing the significance of a particular input requires judgment that considers factors specific to the asset or liability.  As such, PPL Energy Supply's assessment of the significance of a particular input may affect how the assets and liabilities are classified within the fair value hierarchy.

Investments

Generally, the original maturity date of an investment and management's intent and ability to sell an investment prior to its original maturity determine the classification of investments as either short-term or long-term.  Investments that would otherwise be classified as short-term, but are restricted as to withdrawal or use for other than current operations or are clearly designated for expenditure in the acquisition or construction of noncurrent assets or for the liquidation of long-term debts, are classified as long-term.

Short-term Investments

Short-term investments generally include certain deposits as well as securities that are considered highly liquid or provide for periodic reset of interest rates.  Investments with original maturities greater than three months and less than a year, as well as investments with original maturities of greater than a year that management has the ability and intent to sell within a year, are included in "Other current assets" on the Balance Sheets.

Investments in Debt and Equity Securities

Investments in debt securities are classified as held-to-maturity and measured at amortized cost when there is an intent and ability to hold the securities to maturity.  Debt and equity securities held principally to capitalize on fluctuations in their value with the intention of selling them in the near-term are classified as trading.  All other investments in debt and equity securities are classified as available-for-sale.  Both trading and available-for-sale securities are carried at fair value.  The specific identification method is used to calculate realized gains and losses on debt and equity securities.  Any unrealized gains and losses on trading securities are included in earnings.

The criteria for determining whether a decline in fair value of a debt security is other than temporary and whether the other-than-temporary impairment is recognized in earnings or reported in OCI require that when a debt security is in an unrealized loss position and:

•	there is an intent or a requirement to sell the security before recovery, the other-than-temporary impairment is recognized currently in earnings; or
•
there is no intent or requirement to sell the security before recovery, the portion of the other-than-temporary impairment that is considered a credit loss, if any, is recognized currently in earnings and the remainder of the other-than-temporary impairment is reported in OCI, net of tax.

Unrealized gains and losses on available-for-sale equity securities are reported, net of tax, in OCI.  When an equity security's decline in fair value below amortized cost is determined to be an other-than-temporary impairment, the unrealized loss is recognized currently in earnings.  See Notes 14 and 19 for additional information on investments in debt and equity securities.

Long-Lived and Intangible Assets

Property, Plant and Equipment

PP&E is recorded at original cost, unless impaired.  PP&E acquired in business combinations, such as the Ironwood acquisition, is recorded at fair value at the time of acquisition, which establishes its original cost.  If impaired, the asset is written down to fair value at that time, which becomes the new cost basis of the asset.  Original cost for constructed assets includes material, labor, contractor costs, certain overheads and financing costs, where applicable.  The cost of repairs and minor replacements are charged to expense as incurred.  PPL Energy Supply records costs associated with planned major maintenance projects in the period in which the costs are incurred.  No costs associated with planned major maintenance projects are accrued in advance of the period in which the work is performed.

Nuclear fuel-related costs, including fuel, conversion, enrichment, fabrication and assemblies, are capitalized as PP&E.  Such costs are amortized as the fuel is spent using the units-of-production method and included in "Fuel" on the Statements of Income.

PPL Energy Supply capitalizes interest costs as part of construction costs.  Capitalized interest is as follows.

2013	$37
2012	47
2011	47

Depreciation

Depreciation is recorded over the estimated useful lives of property using primarily the straight-line, composite and group methods.  When a component of PP&E that was depreciated under the composite or group method is retired, the original cost is charged to accumulated depreciation.  When all or a significant portion of an operating unit that was depreciated under the composite or group method is retired or sold, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income.

The weighted-average rates of depreciation were 3.10 and 3.05 at December 31, 2013 and 2012.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price paid over the fair value of the identifiable net assets acquired in a business combination.

Other acquired intangible assets are initially measured based on their fair value.  Intangibles that have finite useful lives are amortized over their useful lives based upon the pattern in which the economic benefits of the intangible assets are consumed or otherwise used.  Costs incurred to obtain an initial license and renew or extend terms of licenses are capitalized as intangible assets.

When determining the useful life of an intangible asset, including intangible assets that are renewed or extended, PPL Energy Supply and its subsidiaries consider the expected use of the asset; the expected useful life of other assets to which the useful life of the intangible asset may relate; legal, regulatory, or contractual provisions that may limit the useful life; the company's historical experience as evidence of its ability to support renewal or extension; the effects of obsolescence, demand, competition, and other economic factors; and the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

PPL Energy Supply accounts for RECs as intangible assets.  PPL Energy Supply buys and/or sells RECs and also creates RECs through owned renewable energy generation facilities.  In any period, PPL Energy Supply can be a net purchaser or seller of RECs depending on its contractual obligations to purchase or deliver RECs and the production of RECs from its renewable energy generation facilities.  The carrying value of RECs created from its renewable energy generation facilities is initially recorded at zero value and purchased RECs are initially recorded based on their purchase price.  When RECs are consumed to satisfy an obligation to deliver RECs to meet a state's Renewable Portfolio Standard Obligation or when RECs are sold to third parties, they are removed from the Balance Sheet at their weighted-average carrying value.  Since the economic benefits of RECs are not diminished until they are consumed, RECs are not amortized; rather, they are expensed when consumed or a gain or loss is recognized when sold.  Such expense is included in "Energy purchases" on the Statements of Income.  Gains and losses on the sale of RECs are included in "Other operation and maintenance" on the Statements of Income.

PPL Energy Supply accounts for emission allowances as intangible assets.  PPL Energy Supply is allocated emission allowances by states based on its generation facilities' historical emissions experience, and has purchased emission allowances generally when it is expected that additional allowances will be needed.  The carrying value of allocated emission allowances is initially recorded at zero value and purchased allowances are initially recorded based on their purchase price.  When consumed or sold, emission allowances are removed from the Balance Sheet at their weighted-average carrying value.  Since the economic benefits of emission allowances are not diminished until they are consumed, emission allowances are not amortized; rather, they are expensed when consumed or a gain or loss is recognized when sold.  Such expense is included in "Fuel" on the Statements of Income.  Gains and losses on the sale of emission allowances are included in "Other operation and maintenance" on the Statements of Income.

Asset Impairment (Excluding Investments)

PPL Energy Supply reviews long-lived assets that are subject to depreciation or amortization, including finite-lived intangibles, for impairment when events or circumstances indicate carrying amounts may not be recoverable.  See Note 14 for a discussion of impairments related to certain intangible assets.

A long-lived asset classified as held and used is impaired when the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If impaired, the asset's carrying value is written down to its fair value.  See Notes 11 and 14 for a discussion of the Corette coal-fired plant in Montana which was determined to be impaired in the fourth quarter of 2013.

A long-lived asset classified as held for sale is impaired when the carrying amount of the asset (disposal group) exceeds its fair value less cost to sell.  If impaired, the asset's (disposal group's) carrying value is written down to its fair value less cost to sell.

PPL Energy Supply's Brunner Island and Montour coal-fired generation plants in Pennsylvania were tested for impairment in the fourth quarter of 2013 and it was concluded that neither plant was impaired as of December 31, 2013.  The recoverability test is very sensitive to forward energy and capacity price assumptions as well as forecasted operation and maintenance and capital spending.  Therefore, a further decline in forecasted long-term energy or capacity prices or changes in environmental laws requiring additional capital or operations and maintenance costs, could negatively impact PPL Energy Supply's operations of these facilities and potentially result in future impairment charges for some or all of the carrying value of these plants.  The carrying value of these assets was $2.7 billion as of December 31, 2013 ($1.4 billion for Brunner Island and $1.3 billion for Montour).

PPL Energy Supply reviews goodwill for impairment at the reporting unit level annually or more frequently when events or circumstances indicate that the carrying amount of a reporting unit may be greater than the unit's fair value.  Additionally, goodwill must be tested for impairment in circumstances when a portion of goodwill has been allocated to a business to be disposed.  PPL Energy Supply's reporting unit is at the operating segment level.

PPL Energy Supply may elect either to initially make a qualitative evaluation about the likelihood of an impairment of goodwill or to bypass the qualitative evaluation and test goodwill for impairment using a two-step quantitative test.  If the qualitative evaluation (referred to as "step zero") is elected and the assessment results in a determination that it is not more likely than not that the fair value of a reporting unit is less than the carrying amount, the two-step quantitative impairment test is not necessary.  However, the quantitative impairment test is required if management concludes it is more likely than not that the fair value of a reporting unit is less than the carrying amount based on the step zero assessment.

If the carrying amount of the reporting unit, including goodwill, exceeds its fair value, the implied fair value of goodwill must be calculated in the same manner as goodwill in a business combination.  The fair value of a reporting unit is allocated to all assets and liabilities of that unit as if the reporting unit had been acquired in a business combination.  The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.  If the implied fair value of goodwill is less than the carrying amount, goodwill is written down to its implied fair value.

PPL Energy Supply elected to bypass step zero and quantitatively tested the goodwill for impairment in the fourth quarter of 2013 and no impairment was recognized.

Asset Retirement Obligations

PPL Energy Supply and its subsidiaries record liabilities to reflect various legal obligations associated with the retirement of long-lived assets.  Initially, this obligation is measured at fair value and offset with an increase in the value of the capitalized asset, which is depreciated over the asset's useful life.  Until the obligation is settled, the liability is increased through the recognition of accretion expense classified within "Other operation and maintenance" on the Statements of Income to reflect changes in the obligation due to the passage of time.

Estimated ARO costs and settlement dates, which affect the carrying value of the ARO and the related capitalized asset, are reviewed periodically to ensure that any material changes are incorporated into the latest estimate of the ARO.  Any change to the capitalized asset, positive or negative, is generally amortized over the remaining life of the associated long-lived asset.  See Note 17 for additional information on AROs.

Compensation and Benefits

Defined Benefits

PPL sponsors various defined benefit pension and other postretirement plans in which PPL Energy Supply participates. Additionally, a subsidiary of PPL Energy Supply sponsors a defined benefit pension plan for its employees.  For reporting purposes, PPL Energy Supply records its pro rata share of the pension and other post retirement plans in which it participates as if it was the Plan Sponsor, based on actuarially determined calculations of its share of the liability and associated plan assets.  Therefore, for plans in which its subsidiary sponsors, and PPL Plans in which PPL Energy Supply participates, an asset or liability is recorded to recognize the funded status of all defined benefit plans with an offsetting entry to AOCI.  Consequently, the funded status of all defined benefit plans is fully recognized on the Balance Sheets.

The expected return on plan assets is determined based on a market-related value of plan assets, which is calculated by rolling forward the prior year market-related value with contributions, disbursements and long-term expected return on investments.  One-fifth of the difference between the actual value and the expected value is added (or subtracted if negative) to the expected value to determine the new market-related value.

PPL and PPL Energy Supply use an accelerated amortization method for the recognition of gains and losses for its defined benefit pension plans.  Under the accelerated method, actuarial gains and losses in excess of 30% of the plan's projected benefit obligation are amortized on a straight-line basis over one-half of the expected average remaining service of active plan participants.  Actuarial gains and losses in excess of 10% of the greater of the plan's projected benefit obligation or the market-related value of plan assets and less than 30% of the plan's projected benefit obligation are amortized on a straight-line basis over the expected average remaining service period of active plan participants.

See Note 9 for a discussion of defined benefits.

Stock-Based Compensation

PPL has several stock-based compensation plans for purposes of granting stock options, restricted stock, restricted stock units and performance units in which PPL Energy Supply participates.  PPL grants most stock-based awards in the first quarter of each year.  PPL and its subsidiaries recognize compensation expense for stock-based awards based on the fair value method.  Stock options that vest in installments are valued as a single award.  PPL grants stock options with an exercise price that is not less than the fair value of PPL's common stock on the date of grant.  See Note 8 for a discussion of stock-based compensation.  All awards are recorded as equity or a liability on the Balance Sheets.  Stock-based compensation is primarily included in "Other operation and maintenance" on the Statements of Income.  Stock-based compensation expense for PPL Energy Supply includes an allocation of PPL Services' expense.

Taxes

Income Taxes

PPL and its subsidiaries file a consolidated U.S. federal income tax return.  The income tax provision for PPL Energy Supply is calculated in accordance with an intercompany tax sharing agreement which provides that taxable income be calculated as if PPL Energy Supply filed a separate return.  Tax benefits are not shared between the participants in the PPL tax sharing agreement.  The entity that generates a tax benefit is the entity that is entitled to the tax benefit.  The effect of PPL filing a consolidated tax return is taken into account in the settlement of current taxes and the recognition of deferred taxes.  At December 31, 2013 and 2012, the intercompany tax receivables (payables) that were recorded were $44 million and $(38) million.

Significant management judgment is required in developing PPL Energy Supply's provision for income taxes, primarily due to the uncertainty related to tax positions taken or expected to be taken in tax returns and valuation allowances on deferred tax assets.

Significant management judgment is also required to determine the amount of benefit to be recognized in relation to an uncertain tax position.  PPL Energy Supply uses a two-step process to evaluate tax positions.  The first step requires an entity to determine whether, based on the technical merits supporting a particular tax position, it is more likely than not (greater than a 50% chance) that the tax position will be sustained.  This determination assumes that the relevant taxing authority will examine the tax position and is aware of all the relevant facts surrounding the tax position.  The second step requires an entity to recognize in the financial statements the benefit of a tax position that meets the more-likely-than-not recognition criterion.  The benefit recognized is measured at the largest amount of benefit that has a likelihood of realization, upon settlement, that exceeds 50%.  The amounts ultimately paid upon resolution of issues raised by taxing authorities may differ materially from the amounts accrued and may materially impact the financial statements of PPL Energy Supply in future periods.

Deferred income taxes reflect the net future tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their basis for income tax purposes, as well as the tax effects of net operating losses and tax credit carryforwards.

PPL Energy Supply records valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized.  PPL Energy Supply considers the reversal of temporary differences, future taxable income and ongoing prudent and feasible tax planning strategies in initially recording and subsequently reevaluating the need for valuation allowances.  If PPL Energy Supply determines that it is able to realize deferred tax assets in the future in excess of recorded net deferred tax assets, adjustments to the valuation allowances increase income by reducing tax expense in the period that such determination is made.  Likewise, if PPL Energy Supply determines that it is not able to realize all or part of net deferred tax assets in the future, adjustments to the valuation allowances would decrease income by increasing tax expense in the period that such determination is made.

PPL Energy Supply defers investment tax credits when the credits are utilized and amortizes the deferred amounts over the average lives of the related assets.

PPL Energy Supply recognizes interest and penalties in "Income Taxes" on its Statements of Income.

See Note 2 for additional discussion regarding income taxes.

Taxes, Other Than Income

PPL Energy Supply presents sales taxes in "Other current liabilities "on the Balance Sheets.  These taxes are not reflected on the Statements of Income.  See Note 2 for details on taxes included in "Taxes, other than income" on the Statements of Income.

Other

Leases

PPL Energy Supply evaluates whether arrangements entered into contain leases for accounting purposes.  See Note 7 for a discussion of arrangements under which PPL Energy Supply is a lessee for accounting purposes.

Fuel, Materials and Supplies

Fuel, natural gas stored underground and materials and supplies are valued at the lower of cost or market using the average cost method.  Fuel costs for electric generation are charged to expense as used.

"Fuel, materials and supplies" on the Balance Sheets consisted of the following at December 31.

	2013	2012
Fuel	$163	$135
Natural gas stored underground (a)	2	8
Materials and supplies	193	184
	$358	$327

(a)	The majority of natural gas stored underground is available for resale.

Guarantees

Generally, the initial measurement of a guarantee liability is the fair value of the guarantee at its inception.  However, there are certain guarantees excluded from the scope of accounting guidance and other guarantees that are not subject to the initial recognition and measurement provisions of accounting guidance that only require disclosure.  See Note 11 for further discussion of recorded and unrecorded guarantees.

New Accounting Guidance Adopted

Improving Disclosures about Offsetting Balance Sheet Items

Effective January 1, 2013, PPL Energy Supply retrospectively adopted accounting guidance issued to enhance disclosures about derivative instruments that either (1) offset on the balance sheet or (2) are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the balance sheet.

The adoption of this guidance resulted in enhanced disclosures but did not have a significant impact on PPL Energy Supply.  See Note 15 for the new disclosures.

Testing Indefinite-Lived Intangible Assets for Impairment

Effective January 1, 2013, PPL Energy Supply prospectively adopted accounting guidance that allows an entity to elect the option to first make a qualitative evaluation about the likelihood of an impairment of an indefinite-lived intangible asset.  If, based on this assessment, the entity determines that it is more likely than not that the fair value of the indefinite-lived intangible asset exceeds the carrying amount, a quantitative impairment test does not need to be performed.  If the entity concludes otherwise, a quantitative impairment test must be performed by determining the fair value of the asset and comparing it with the carrying value.  The entity would record an impairment charge, if necessary.

The adoption of this guidance did not have a significant impact on PPL Energy Supply.

Reporting Amounts Reclassified Out of AOCI

Effective January 1, 2013, PPL Energy Supply prospectively adopted accounting guidance issued to improve the reporting of reclassifications out of AOCI.  PPL Energy Supply is required to provide information about the effects on net income of significant amounts reclassified out of AOCI by its respective statement of income line item, if the item is required to be reclassified to net income in its entirety.  For items not reclassified to net income in their entirety, PPL Energy Supply is required to reference other disclosures that provide greater detail about these reclassifications.

The adoption of this guidance resulted in enhanced disclosures but did not have a significant impact on PPL Energy Supply.  See Note 20 for the new disclosures.

New Accounting Guidance Retrospectively Applied

The following accounting standard adopted January 1, 2014 required retrospective application.  The presentation in these financial statements has been revised to reflect the application of this standard.

Accounting for Obligations Resulting from Joint and Several Liability Arrangements

Effective January 1, 2014, PPL Energy Supply retrospectively adopted accounting guidance for the recognition, measurement and disclosure of certain obligations resulting from joint and several liability arrangements when the amount of the obligation is fixed at the reporting date.  If the obligation is determined to be in the scope of this guidance, it will be measured as the sum of the amount the reporting entity agreed to pay on the basis of its arrangements among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors.  This guidance also requires additional disclosures for these obligations.

Retrospective application was required and has been reflected in these financial statements, but the adoption of this guidance did not have a significant impact on PPL Energy Supply.

2.  Income and Other Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their basis for income tax purposes and the tax effects of net operating loss and tax credit carryforwards.

Net deferred tax assets have been recognized based on management's estimates of future taxable income for the U.S. jurisdictions in which PPL Energy Supply's operations have historically been profitable.

Significant components of PPL Energy Supply's deferred income tax assets and liabilities were as follows:

	2013	2012
Deferred Tax Assets
Deferred investment tax credits	$84	$75
Accrued pension costs	39	94
Federal loss carryforwards	28	51
Federal tax credit carryforwards	131	113
State loss carryforwards	80	79
Other	69	68
Valuation allowances	(78)	(74)
Total deferred tax assets	353	406

Deferred Tax Liabilities
Plant - net	1,392	1,579
Unrealized gain on qualifying derivatives	38	173
Other	46	44
Total deferred tax liabilities	1,476	1,796
Net deferred tax liability	$1,123	$1,390

At December 31, PPL Energy Supply had the following loss and tax credit carryforwards.

	2013	Expiration
Loss carryforwards
Federal net operating losses	$80	2031-2032
State net operating losses (a)	1,204	2014-2033

Credit carryforwards
Federal investment tax credit	120	2031-2033
Federal - other	9	2031-2033

(a)	A valuation allowance of $78 million has been recorded against the deferred tax assets for these losses.

Federal alternative minimum tax credit carryforwards were insignificant at December 31, 2013.

Valuation allowances have been established for the amount that, more likely than not, will not be realized. The changes in deferred tax valuation allowances were:

		Additions
	Balance				Balance
	Beginning	Charged			at End
	of Period	to Income	Deductions		of Period

2013	$74	$4			$78
2012	72	2			74
2011	408	22	$358	(a)	72

(a)	During 2011, PPL Energy Supply distributed its membership interest in PPL Global to PPL Energy Funding. See Note 5 for additional information.

Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to "Income (Loss) from Continuing Operations Before Income Taxes" to income taxes for reporting purposes, and details of "Taxes, other than income" were as follows:

	2013	2012	2011
Income Tax Expense (Benefit)
Current - Federal	$118	$74	$120
Current - State	16	19	(16)
Total Current Expense (Benefit)	134	93	104
Deferred - Federal	(285)	187	225
Deferred - State	(27)	7	62
Total Deferred Expense (Benefit), excluding operating loss carryforwards	(312)	194	287

Investment tax credit, net - federal	(3)	(2)	(3)
Tax expense (benefit) of operating loss carryforwards
Deferred - Federal (a)	22	(48)
Deferred - State		(1)
Total Tax Expense (Benefit) of Operating Loss Carryforwards	22	(49)
Total income taxes from continuing operations (b)	$(159)	$236	$388

Total income tax expense - Federal	$(148)	$211	$342
Total income tax expense (benefit) - State	(11)	25	46
Total income taxes from continuing operations (b)	$(159)	$236	$388

(a)
A 2012 federal income tax return adjustment was recorded in 2013 related to a reduction in the 2012 net operating loss recorded in the filed return.  The reduction was primarily due to PPL's decision, at the time of filing, to utilize regular modified accelerated cost recovery system depreciation rates for certain non-regulated assets otherwise eligible for bonus tax depreciation.

(b)
Excludes current and deferred federal, state and foreign tax expense (benefit) recorded to Discontinued Operations of $17 million in 2013, $27 million in 2012 and $60 million in 2011.  Also, excludes federal, state and foreign tax expense (benefit) recorded to OCI of $47 million in 2013, $(267) million in 2012 and $(83) million in 2011.  The deferred tax benefit of operating loss carryforwards was insignificant for 2011.

	2013	2012	2011
Reconciliation of Income Tax Expense
Federal income tax on Income (Loss) from Continuing Operations Before Income Taxes at
statutory tax rate - 35%	$(147)	$233	$371
Increase (decrease) due to:
State income taxes, net of federal income tax benefit	(25)	29	51
State valuation allowance adjustments (a)	4	2	22
State deferred tax rate change (b)	15	(19)	(26)
Federal and state tax reserves adjustments (c)	6	(2)	2
Federal and state income tax return adjustments (d)	(1)	4	(22)
Federal income tax credits (e)	(6)	(10)	(7)
Other	(5)	(1)	(3)
Total increase (decrease)	(12)	3	17
Total income taxes from continuing operations	$(159)	$236	$388
Effective income tax rate	37.9%	35.5%	36.6%

(a)
During 2011, the Pennsylvania Department of Revenue issued interpretive guidance on the treatment of bonus depreciation for Pennsylvania income tax purposes.  The guidance allows 100% bonus depreciation for qualifying assets in the same year bonus depreciation is allowed for Federal income tax purposes.  Due to the decrease in projected taxable income related to bonus depreciation and a decrease in projected future taxable income, PPL Energy Supply recorded state deferred income tax expense related to deferred tax valuation allowances during 2011.

(b)
During 2013, 2012 and 2011, PPL Energy Supply recorded adjustments related to its December 31 state deferred tax liabilities as a result of annual changes in state apportionment and the impact on the future estimated state income tax rate.

(c)
During 2013, PPL Energy Supply reversed $3 million in tax benefits related to a 2008 change in method of accounting for certain expenditures for tax purposes and recorded $4 million in federal tax expense related to differences in over (under) payment interest rates applied to audit claims as a result of the U.S. Supreme Court decision related to Windfall Profits Tax.

(d)
During 2011, PPL Energy Supply recorded federal and state tax benefits related to the filing of the 2010 federal and state income tax returns.  Of this amount, $7 million in tax benefits related to an additional domestic manufacturing deduction resulting from revised bonus depreciation amounts.

(e)
During 2013, 2012 and 2011, PPL Energy Supply recorded a deferred tax benefit related to investment tax credits on progress expenditures related to hydroelectric plant expansions.  See Note 4 for additional information.

	2013	2012	2011
Taxes, other than income
State gross receipts	$37	$35	$31
State capital stock	1	5	12
Property and other	15	15	15
Total	$53	$55	$58

Unrecognized Tax Benefits

Changes to unrecognized tax benefits were as follows:

	2013	2012
Beginning of period	$30	$28
Additions based on tax positions of prior years		4
Reductions based on tax positions of prior years	(15)	(2)
End of period	$15	$30

At December 31, 2013, it was reasonably possible that during the next 12 months the total amount of unrecognized tax benefits could decrease by $15 million.

These potential changes could result from subsequent recognition, derecognition and/or changes in the measurement of uncertain tax positions related to the impact on alternative minimum tax and other credits, the timing and/or valuation of certain deductions, intercompany transactions and unitary filing groups.  The events that could cause these changes are direct settlements with taxing authorities, litigation, legal or administrative guidance by relevant taxing authorities and the lapse of an applicable statute of limitation.

At December 31, 2013 and 2012 the total unrecognized tax benefits and related indirect effects that, if recognized, would decrease the effective tax rate were $14 million and $13 million.

At December 31, 2013 and 2012 receivable balances of $15 million and $17 million were recorded for interest related to tax positions.

The following interest expense (benefit) was recognized in income taxes.

2013	2012	2011

$5	$(4)	$6

The income tax provisions for PPL Energy Supply is calculated in accordance with an intercompany tax sharing agreement which provides that taxable income be calculated as if each domestic subsidiary filed a separate consolidated return.  Based on this tax sharing agreement, PPL Energy Supply or its subsidiaries indirectly or directly file tax returns in three major tax jurisdictions.  With few exceptions, at December 31, 2013, these jurisdictions, as well as the tax years that are no longer subject to examination, were as follows:

U.S. (federal)	1997 and prior
Pennsylvania (state)	2009 and prior
Montana (state)	2009 and prior

Other

PPL Energy Supply changed its method of accounting for repair expenditures for tax purposes effective for its 2008 tax year for Pennsylvania operations.  PPL Energy Supply made the same change for its Montana operations for the 2009 tax year.  In 2011, the IRS issued guidance on repair expenditures related to network assets providing a safe harbor method of determining whether the repair expenditures can be currently deducted for tax purposes.  On April 30, 2013, the IRS issued Revenue Procedure 2013-24 providing guidance to taxpayers to determine whether expenditures to maintain, replace or improve steam or electric generation property must be capitalized for tax purposes.  PPL Energy Supply believes that this guidance will not have a material impact on PPL Energy Supply's current treatment of such expenditures.  The IRS may assert, and ultimately conclude, that PPL Energy Supply's deduction for generation-related expenditures should be less than the amount determined by PPL Energy Supply.  PPL Energy Supply believes that it has established adequate reserves for this contingency.

3.  Financing Activities

Credit Arrangements and Short-term Debt

PPL Energy Supply maintains credit facilities to enhance liquidity, provide credit support and provide a backup to commercial paper programs.  The amounts borrowed below are recorded as "Short-term debt" on the Balance Sheets.  The following credit facilities were in place at:

	December 31, 2013					December 31, 2012
				Letters of			Letters of
				Credit Issued			Credit Issued
				and			and
				Commercial			Commercial
	Expiration			Paper	Unused		Paper
	Date	Capacity	Borrowed	Backup	Capacity	Borrowed	Backup

Syndicated Credit Facility (a) (b)	Nov. 2017	$3,000		$29	$2,971		$499
Letter of Credit Facility (b)	Mar. 2014	150		138	12		132
Uncommitted Credit Facilities (b)		175		77	98		40
Total PPL Energy Supply Credit Facilities		$3,325		$244	$3,081		$671

(a)	PPL Energy Supply pays customary fees and borrowings generally bear interest at LIBOR-based rates plus an applicable margin.
(b)
The facility contains a financial covenant requiring debt to total capitalization not to exceed 65%.  Additionally, subject to certain conditions, PPL Energy Supply may request that its facility's capacity be increased by up to $500 million.

PPL Energy Supply maintains a commercial paper program to provide an additional financing source to fund short-term liquidity needs, as necessary.  Commercial paper issuances, included in "Short-term debt" on the Balance Sheets, are supported by PPL Energy Supply's Syndicated Credit Facility.  The following commercial paper program was in place at:

December 31, 2013				December 31, 2012
Weighted -		Commercial		Weighted -	Commercial
Average		Paper	Unused	Average	Paper
Interest Rate	Capacity	Issuances	Capacity	Interest Rate	Issuances

	$750		$750	0.50%	$356

PPL Energy Supply maintains a $500 million Facility Agreement expiring June 2017, whereby PPL Energy Supply has the ability to request up to $500 million of committed letter of credit capacity at fees to be agreed upon at the time of each request, based on certain market conditions.  At December 31, 2013, PPL Energy Supply has not requested any capacity for the issuance of letters of credit under this arrangement.

PPL Energy Supply, PPL EnergyPlus, PPL Montour and PPL Brunner Island maintain an $800 million secured energy marketing and trading facility, whereby PPL EnergyPlus will receive credit to be applied to satisfy collateral posting obligations related to its energy marketing and trading activities with counterparties participating in the facility.  The credit amount is guaranteed by PPL Energy Supply, PPL Montour and PPL Brunner Island.  PPL Montour and PPL Brunner Island have granted liens on their respective generating facilities to secure any amount they may owe under their guarantees, which had an aggregate carrying value of $2.7 billion at December 31, 2013.  The facility expires in November 2018, but is subject to automatic one-year renewals under certain conditions.  There were no secured obligations outstanding under this facility at December 31, 2013.

See Note 12 for discussion of intercompany borrowings.

Long-term Debt

	Weighted-Average		December 31,
	Rate	Maturities	2013	2012
Senior Unsecured Notes (a)	5.32%	2014 - 2038	$2,493	$2,581
Senior Secured Notes (b)	8.86%	2025	49	663
Other	6.00%	2020	5	5
Total Long-term Debt Before Adjustments			2,547	3,249

Fair market value adjustments			(22)	22
Unamortized premium and (discount), net				1
Total Long-term Debt			2,525	3,272
Less current portion of Long-term Debt			304	751
Total Long-term Debt, noncurrent			$2,221	$2,521

(a)
Includes $300 million of 5.70% REset Put Securities due 2035 (REPS).  The REPS bear interest at a rate of 5.70% per annum to, but excluding, October 15, 2015 (Remarketing Date).  The REPS are required to be put by existing holders on the Remarketing Date either for (a) purchase and remarketing by a designated remarketing dealer or (b) repurchase by PPL Energy Supply.  If the remarketing dealer elects to purchase the REPS for remarketing, it will purchase the REPS at 100% of the principal amount, and the REPS will bear interest on and after the Remarketing Date at a new fixed rate per annum determined in the remarketing.  PPL Energy Supply has the right to terminate the remarketing process.  If the remarketing is terminated at the option of PPL Energy Supply or under certain other circumstances, including the occurrence of an event of default by PPL Energy Supply under the related indenture or a failed remarketing for certain specified reasons, PPL Energy Supply will be required to pay the remarketing dealer a settlement amount as calculated in accordance with the related remarketing agreement.

(b)	2012 includes lease financing consolidated through a VIE which was repaid in 2013. See Note 18 for additional information.

None of the outstanding debt securities noted above have sinking fund requirements.  The aggregate maturities of long-term debt for the periods 2014 through 2018 and thereafter are as follows.

2014	$304
2015	304
2016	354
2017	4
2018	403
Thereafter	1,178
Total	$2,547

Long-term Debt Activities

In February 2013, PPL Energy Supply completed an offer to exchange up to all, but not less than a majority, of PPL Ironwood's 8.857% Senior Secured Bonds due 2025 (Ironwood Bonds), for newly issued PPL Energy Supply Senior Notes, Series 4.60% due 2021.  A total of $167 million aggregate principal amount of outstanding Ironwood Bonds was exchanged for $212 million aggregate principal amount of Senior Notes, Series 4.60% due 2021.  This transaction was accounted for as a modification of the existing debt; therefore, the amount of debt on the Balance Sheet remained at $167 million and will be accreted to $212 million over the life of the new Senior Notes.  No gain or loss was recorded and the exchange was considered non-cash activity that was excluded from the 2013 Statement of Cash Flows.

In July 2013, PPL Energy Supply repaid the entire $300 million principal amount of its 6.30% Senior Notes upon maturity.

In December 2013, the entire $284 million and $153 million principal amounts of the 8.05% and 8.30% Senior Notes were repaid upon maturity in connection with the Lower Mt. Bethel lease termination.  See Note 18 for additional information.

Legal Separateness

The subsidiaries of PPL Energy Supply are each separate legal entities.  These subsidiaries are not liable for the debts of PPL Energy Supply.  Accordingly, creditors of PPL Energy Supply may not satisfy their debts from the assets of its subsidiaries absent a specific contractual undertaking by a subsidiary to pay the creditors or as required by applicable law or regulation.  Similarly, PPL Energy Supply is not liable for the debts of its subsidiaries, nor are its subsidiaries liable for the debts of one another.  Accordingly, creditors of these subsidiaries may not satisfy their debts from the assets of PPL Energy Supply (or its other subsidiaries) absent a specific contractual undertaking by that parent or other subsidiary to pay such creditors or as required by applicable law or regulation.

Distributions, Capital Contributions and Related Restrictions

The following distributions and capital contributions occurred in 2013:

Distributions paid to member	$408
Capital contributions received from member	1,577

4.  Acquisitions, Development and Divestitures

PPL Energy Supply from time to time evaluates opportunities for potential acquisitions, divestitures and development projects.  Development projects are reexamined based on market conditions and other factors to determine whether to proceed with the projects, sell, cancel or expand them, execute tolling agreements or pursue other options.  Any resulting transactions may impact future financial results.  See Note 5 for information on discontinued operations.  See Note 6 for information on completed acquisitions.

Development

Hydroelectric Expansion Projects

In 2009, in light of the availability of tax incentives and potential federal loan guarantees for renewable projects contained in the Economic Stimulus Package, PPL Energy Supply filed an application with the FERC to expand capacity at its Holtwood and Rainbow hydroelectric facilities, which the FERC approved.  In the first quarter of 2013, the Rainbow hydroelectric redevelopment project in Great Falls, Montana, which increased total capacity to 63 MW, was placed in service.  In the fourth quarter of 2013, the 125 MW Holtwood project was placed in service.

PPL Energy Supply believes that the projects are eligible for either investment tax credits or Section 1603 Treasury grants.  As of December 31, 2013, PPL Energy Supply had recognized investment tax credits for both projects and continued to evaluate the desirability of obtaining Treasury grants in lieu of the investment tax credits.

As of December 31, 2013, PPL Energy Supply had recorded cumulative deferred investment tax credits of $60 million and $117 million for the Rainbow and Holtwood hydroelectric facilities.  The credits reduced PPL Energy Supply's tax liability and are amortized over the life of the related assets.

In January 2014, the U.S. Department of Treasury awarded $56 million for Specified Energy Property in Lieu of Tax Credits for the Rainbow project.  PPL Energy Supply has accepted and will account for the receipt of the $56 million grant in 2014.  PPL Energy Supply is required to recapture $60 million of investment tax credits previously recorded related to the Rainbow project as a result of the grant receipt.  The accounting for the grant receipt and recapture of investment tax credits is not expected to have a significant impact on the financial statements in 2014.

Bell Bend COLA

In 2008, a PPL Energy Supply subsidiary, PPL Bell Bend, LLC (PPL Bell Bend) submitted a COLA to the NRC for the proposed Bell Bend nuclear generating unit (Bell Bend) to be built adjacent to the Susquehanna plant.

In 2008, PPL Bell Bend submitted Parts I and II of an application for a federal loan guarantee for Bell Bend to the DOE.  In February 2014, the DOE announced the first loan guarantee for a nuclear project in Georgia.  Eight of the ten applicants that submitted Part II applications remain active in the DOE program; however, the DOE has stated that the $18.5 billion currently appropriated to support new nuclear projects would not likely be enough for more than three projects.  PPL Bell Bend submits quarterly application updates for Bell Bend to the DOE to remain active in the loan guarantee application process.

The NRC continues to review the COLA.  PPL Bell Bend does not expect to complete the COLA review process with the NRC prior to 2016.  PPL Bell Bend has made no decision to proceed with construction and expects that such decision will not be made for several years given the anticipated lengthy NRC license approval process.  Additionally, PPL Bell Bend does not expect to proceed with construction absent favorable economics, a joint arrangement with other interested parties and a federal loan guarantee or other acceptable financing.  PPL Bell Bend is currently authorized to spend up to $224 million on the COLA and other permitting costs necessary for construction, which is expected to be sufficient to fund the project through receipt of the license.  At December 31, 2013 and December 31, 2012, $173 million and $154 million of costs, which includes capitalized interest, associated with the licensing application were capitalized and are included on the Balance

Sheets in noncurrent "Other intangibles."  PPL Bell Bend believes that the estimated fair value of the COLA currently exceeds the costs expected to be capitalized associated with the licensing application.

Other

Termination of Colstrip Lease

To facilitate the sale of PPL Montana's hydroelectric generation facilities (see Note 5 for information), on December 20, 2013, PPL Montana terminated its operating lease arrangement related to partial interests in Units 1, 2 and 3 of the Colstrip coal-fired electric generating facility and acquired those interests, collectively, for $271 million.  At lease termination, the existing lease-related assets on the balance sheet consisting primarily of prepaid rent and leasehold improvements were written-off and the acquired Colstrip assets were recorded at fair value as of the acquisition date.  PPL Energy Supply recorded a charge of $697 million ($413 million after-tax) for the termination of the lease included in "Loss on lease termination" on the 2013 Statements of Income.  The $271 million payment is reflected in "Cash Flows from Operating Activities" on the 2013 Statements of Cash Flow.

5.  Discontinued Operations

Sale of Certain Non-core Generation Facilities

In 2011, PPL Energy Supply subsidiaries completed the sale of their ownership interests in certain non-core generation facilities, which were included in the Supply segment, for $381 million.  The transaction included the natural gas-fired facilities in Wallingford, Connecticut and University Park, Illinois and an equity interest in Safe Harbor Water Power Corporation, which owns a hydroelectric facility in Conestoga, Pennsylvania.  There was no significant impact on earnings in 2011 from the operation of this business or as a result of the sale.

Distribution of Membership Interest in PPL Global to Parent

In January 2011, PPL Energy Supply distributed its entire membership interest in PPL Global to its parent, PPL Energy Funding.  The distribution was made based on the book value of the assets and liabilities of PPL Global with financial effect as of January 1, 2011, and no gains or losses were recognized on the distribution.

The amount of cash and cash equivalents of PPL Global at the time of the distribution was reflected as a financing activity in the 2011 Statement of Cash Flows.

Montana Hydroelectric Generation Sale Agreement

In September 2013, PPL Montana executed a definitive agreement to sell to NorthWestern its hydroelectric generating facilities located in Montana with a generation capacity of 633 MW for $900 million in cash, subject to certain adjustments.  The sale, which closed in November 2014, included 11 hydroelectric power facilities and related assets and provided net proceeds of approximately $890 million.  Due to uncertainties related to certain of the closing conditions, as of December 31, 2013 the sale did not meet the applicable accounting criteria for the assets and liabilities included in the transaction to be classified as held for sale on the balance sheet.  The criteria were met in September 2014.

Following are the components of Discontinued Operations in the Statements of Income.

	2013	2012	2011

Operating revenues	$139	$154	$157
Operating expenses (a)	78	71	6
Operating income (loss)	61	83	151
Interest expense (a) (b)	12	10
Income (loss) before income taxes	49	73	151
Income tax expense (benefit)	17	27	57
Income (Loss) from Discontinued Operations	$32	$46	$94

(a)	2011 includes the impact of the reversal of a loss accrual related to streambed usage litigation. See "Legal Matters - Montana Hydroelectric Litigation" in Note 11 for additional information.

(b)	Represents allocated interest expense based upon the discontinued operations share of the net assets of PPL Energy Supply.

6.  Business Acquisitions

Ironwood Acquisition

On April 13, 2012, an indirect, wholly owned subsidiary of PPL Energy Supply completed the acquisition of all of the equity interests of two subsidiaries of The AES Corporation, AES Ironwood, L.L.C. (subsequently renamed PPL Ironwood, LLC) and AES Prescott, L.L.C. (subsequently renamed PPL Prescott, LLC), which together own and operate, the Ironwood Facility.  The Ironwood Facility began operation in 2001 and, since 2008, PPL EnergyPlus has supplied natural gas for the facility and received the facility's full electricity output and capacity value pursuant to a tolling agreement that expires in 2021.  The acquisition provides PPL Energy Supply, through its subsidiaries, operational control of additional combined-cycle gas generation in PJM.

The fair value of the consideration paid for this acquisition was as follows.

Aggregate enterprise consideration	$326
Less: Fair value of long-term debt outstanding assumed through consolidation (a)	258
Plus: Restricted cash debt service reserves	17
Cash consideration paid for equity interests (including working capital adjustments)	$85

(a)
The long-term debt assumed through consolidation consisted of $226 million aggregate principal amount of 8.857% senior secured bonds to be fully repaid by December 31, 2025, plus $8 million of debt service reserve loans, and a $24 million fair value adjustment.  See Note 3 for information on the February 2013 exchange of a portion of long-term debt assumed through consolidation.

Purchase Price Allocation

The following table summarizes the allocation of the purchase price to the fair value of the major classes of assets acquired and liabilities assumed through consolidation, and the effective settlement of the tolling agreement through consolidation.

PP&E	$505
Long-term debt (current and noncurrent) (a)	(258)
Tolling agreement (b)	(170)
Other net assets (a)	8
Net identifiable assets acquired	$85

(a)	Represents non-cash activity excluded from the 2012 Statement of Cash Flows.
(b)
Prior to the acquisition, PPL EnergyPlus had recorded primarily an intangible asset, which represented its rights to and the related accounting for the tolling agreement with PPL Ironwood, LLC.  On the acquisition date, PPL Ironwood, LLC recorded a liability, recognized at fair value, for its obligation to PPL EnergyPlus.  The tolling agreement assets of PPL EnergyPlus and the tolling agreement liability of PPL Ironwood, LLC eliminate in consolidation for PPL Energy Supply as a result of the acquisition, and therefore the agreement is considered effectively settled.  The difference between the tolling agreement assets and liability resulted in an insignificant loss on the effective settlement of the agreement.

7.  Leases

Lessee Transactions

Kerr Dam

Under the Kerr Hydroelectric Project No. 5 joint operating license issued by the FERC, PPL Montana is responsible to make payments to the Confederated Salish and Kootenai Tribes of the Flathead Nation for the use of certain of their tribal lands in connection with the operation of Kerr Dam.  This payment arrangement, subject to escalation based upon inflation, extends until the end of the license term in 2035.  Between 2015 and 2025, the tribes have the option to purchase, hold and operate the project, at a conveyance price to be determined in accordance with the provisions in the FERC license.  Exercise of the option by the tribes would result in the termination of this payment arrangement obligation for PPL Montana.  The payment arrangement has been treated as an operating lease for accounting purposes.  In February 2013, the parties to the license submitted the issue of the appropriate amount of the conveyance price to arbitration.  Arbitration was held before an American Arbitration Association panel in January 2014, and a decision is to be issued on or before March 5, 2014.  On January 29, 2014, the arbitration panel issued a partial award of tangible asset portions of the conveyance price in the amount of $17 million to PPL Montana, reserving decision on the proposed inclusion of approximately $32 million of environmental mitigation costs until a final award is made in March.  In September 2013, PPL Montana reached an agreement to sell its hydroelectric facilities, including Kerr Dam, to NorthWestern, which includes the assumption upon closing by NorthWestern of the above payments.  See Note 5 for additional information on the sale.

Other Leases

PPL Energy Supply and its subsidiaries have entered into various agreements for the lease of office space, vehicles, land, gas storage and other equipment.

Rent - Operating Leases

Rent expense for the years ended December 31 for operating leases was as follows:

2013	2012	2011

$55	$62	$84

Total future minimum rental payments for all operating leases are estimated to be:

2014	$31
2015	25
2016	11
2017	10
2018	3
Thereafter	3
Total	$83

8.  Stock-Based Compensation

PPL has several stock-based compensation plans for purposes of granting stock options, restricted stock, restricted stock units and performance units in which PPL Energy Supply participates.

In 2012, PPL shareowners approved the PPL SIP.  This new equity plan replaces the PPL ICP and incorporates the following changes:

•	Eliminates the potential to pay dividend equivalents on stock options.

•
Eliminates the automatic lapse of restrictions on all equity awards in the event of a "potential" change in control and requires that a termination of employment occur in the event of a change in control before restrictions lapse.

•	Changes the treatment of outstanding stock options upon retirement to limit the exercise period to the earlier of the end of the term (ten years from grant) or five years after retirement.

To further align the executives' interests with those of PPL shareowners, this plan provides that each restricted stock unit entitles the executive to accrue additional restricted stock units equal to the amount of quarterly dividends paid on PPL stock.  These additional restricted stock units would be deferred and payable in shares of PPL common stock at the end of the restriction period.  Dividend equivalents on restricted stock unit awards granted under the ICP and ICPKE are currently paid in cash when dividends are declared by PPL.

Under the ICP, SIP and the ICPKE (together, the Plans), restricted shares of PPL common stock, restricted stock units, performance units and stock options may be granted to officers and other key employees of PPL Energy Supply and other affiliated companies.  Awards under the Plans are made by the Compensation, Governance and Nominating Committee (CGNC) of the PPL Board of Directors, in the case of the ICP and SIP, and by the PPL Corporate Leadership Council (CLC), in the case of the ICPKE.

The following table details the award limits under each of the plans.

		Annual Grant Limit		Annual Grant Limit
		Total As % of		For Individual Participants -
	Total Plan	Outstanding	Annual Grant	Performance Based Awards
	Award	PPL Common Stock	Limit	For awards	For awards
	Limit	On First Day of	Options	denominated in	denominated in
Plan	(Shares)	Each Calendar Year	(Shares)	shares (Shares)	cash (in dollars)

ICP (a)	15,769,431	2%	3,000,000
SIP	10,000,000		2,000,000	750,000	$15,000,000
ICPKE	14,199,796	2%	3,000,000

(a)	Applicable to outstanding awards granted from January 27, 2006 to January 26, 2012. During 2012, the total plan award limit was reached and the ICP was replaced by the SIP.

Any portion of these awards that has not been granted may be carried over and used in any subsequent year.  If any award lapses, is forfeited or the rights of the participant terminate, the shares of PPL common stock underlying such an award are again available for grant.  Shares delivered under the Plans may be in the form of authorized and unissued PPL common stock, common stock held in treasury by PPL or PPL common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

Restricted Stock and Restricted Stock Units

Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights.  Restricted stock awards are granted as a retention award for select key executives and vest when the recipient reaches a certain age or meets service or other criteria set forth in the executive's restricted stock award agreement.  The shares are subject to forfeiture or accelerated payout under plan provisions for termination, retirement, disability and death of employees.  Restricted shares vest fully, in certain situations, as defined by each of the Plans.

The Plans allow for the grant of restricted stock units.  Restricted stock units are awards based on the fair value of PPL common stock on the date of grant.  Actual PPL common shares will be issued upon completion of a vesting period, generally three years.

The fair value of restricted stock and restricted stock units granted is recognized on a straight-line basis over the service period or through the date at which the employee reaches retirement eligibility.  The fair value of restricted stock and restricted stock units granted to retirement-eligible employees is recognized as compensation expense immediately upon the date of grant.  Recipients of restricted stock units may also be granted the right to receive dividend equivalents through the end of the restriction period or until the award is forfeited.  Restricted stock and restricted stock units are subject to forfeiture or accelerated payout under the plan provisions for termination, retirement, disability and death of employees.  Restricted stock and restricted stock units vest fully, in certain situations, as defined by each of the Plans.

The weighted-average grant date fair value of restricted stock and restricted stock units granted for PPL Energy Supply was:

2013	2012	2011

$30.42	$28.29	$25.14

Restricted stock and restricted stock unit activity for 2013 for PPL Energy Supply was:

		Weighted-
		Average
	Restricted	Grant Date Fair
	Shares/Units	Value Per Share
Nonvested, beginning of period	1,060,686	$27.95
Transferred	3,820	27.31
Granted	527,440	30.42
Vested	(236,382)	29.10
Forfeited	(12,160)	29.04
Nonvested, end of period	1,343,404	28.71

Substantially all restricted stock and restricted stock unit awards are expected to vest.

The total fair value of restricted stock and restricted stock units vesting for PPL Energy Supply for the years ended December 31 was:

2013	2012	2011

$7	$6	$6

Performance Units

Performance units are intended to encourage and reward future corporate performance.  Performance units represent a target number of shares (Target Award) of PPL's common stock that the recipient would receive upon PPL's attainment of the applicable performance goal.  Performance is determined based on total shareowner return during a three-year performance period.  At the end of the period, payout is determined by comparing PPL's performance to the total shareowner return of the companies included in an index group, in the case of the 2011 awards, the S&P 500 Electric Utilities Index, and in the case of the 2012 and 2013 awards, the Philadelphia Stock Exchange Utility Index.  Awards are payable on a graduated basis based on thresholds that measure PPL's performance relative to peers that comprise the applicable index on which each years' awards are measured.  Awards can be paid up to 200% of the Target Award or forfeited with no payout if performance is below a minimum established performance threshold.  Dividends payable during the performance cycle accumulate and are converted into additional performance units and are payable in shares of PPL common stock upon completion of the performance period based on the determination of the CGNC of whether the performance goals have been achieved.  Under the plan provisions, performance units are subject to forfeiture upon termination of employment except for retirement, disability or death of an employee, in which case the total performance units remain outstanding and are eligible for vesting through the conclusion of the performance period.  The fair value of performance units granted is recognized as compensation expense on a straight-line basis over the three-year performance period.  Performance units vest on a pro rata basis, in certain situations, as defined by each of the Plans.

The fair value of each performance unit granted was estimated using a Monte Carlo pricing model that considers stock beta, a risk-free interest rate, expected stock volatility and expected life.  The stock beta was calculated comparing the risk of the individual securities to the average risk of the companies in the index group.  The risk-free interest rate reflects the yield on a U.S. Treasury bond commensurate with the expected life of the performance unit.  Volatility over the expected term of the performance unit is calculated using daily stock price observations for PPL and all companies in the index group and is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL and the companies in the index group.  Beginning in 2011, PPL began using a mix of historic and implied volatility in response to the significant changes in its business model, moving from a primarily unregulated to a primarily regulated business model.

The weighted-average assumptions used in the model were:

	2013	2012	2011

Risk-free interest rate	0.36%	0.30%	1.00%
Expected stock volatility	15.50%	19.30%	23.40%
Expected life	3 years	3 years	3 years

The weighted-average grant date fair value of performance units granted for PPL Energy Supply was:

2013	2012	2011

$34.29	$31.40	$29.68

Performance unit activity for PPL Energy Supply for 2013 was:

		Weighted-
		Average Grant
	Performance	Date Fair Value
	Units	Per Share
Nonvested, beginning of period	124,189	$31.26
Granted	74,614	34.29
Forfeited	(28,194)	33.47
Nonvested, end of period	170,609	32.22

Stock Options

Under the Plans, stock options may be granted with an option exercise price per share not less than the fair value of PPL's common stock on the date of grant.  Options outstanding at December 31, 2013, become exercisable in equal installments over a three-year service period beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary.  The CGNC and CLC have discretion to accelerate the exercisability of the options, except that the exercisability of an option issued under the ICP may not be accelerated unless the individual remains employed by PPL or a subsidiary for one year from the date of grant.  All options expire no later than ten years from the grant date.  The options become exercisable immediately in certain situations, as defined by each of the Plans.  The fair value of options granted is recognized as compensation expense on a straight-line basis over the service period or through the date at which the employee reaches retirement eligibility.  The fair value of options granted to retirement-eligible employees is recognized as compensation expense immediately upon the date of grant.

The fair value of each option granted is estimated using a Black-Scholes option-pricing model.  PPL uses a risk-free interest rate, expected option life, expected volatility and dividend yield to value its stock options.  The risk-free interest rate reflects the yield for a U.S. Treasury Strip available on the date of grant with constant rate maturity approximating the option's expected life.  Expected life is calculated based on historical exercise behavior.  Volatility over the expected term of the options is evaluated with consideration given to prior periods that may need to be excluded based on events not likely to recur that had impacted PPL's volatility in those prior periods.  Management's expectations for future volatility, considering potential changes to PPL's business model and other economic conditions, are also reviewed in addition to the historical data to determine the final volatility assumption.  Beginning in 2011, PPL began using a mix of historic and implied volatility in response to the significant changes in its business model.  The dividend yield is based on several factors, including PPL's most recent dividend payment, as of the grant date and the forecasted stock price.  The assumptions used in the model were:

	2013	2012	2011

Risk-free interest rate	1.15%	1.13%	2.34%
Expected option life	6.48 years	6.17 years	5.71 years
Expected stock volatility	18.50%	20.60%	21.60%
Dividend yield	5.00%	5.00%	5.93%

The weighted-average grant date fair value of options granted for PPL Energy Supply was:

2013	2012	2011
$2.19	$2.51	$2.47

Stock option activity for PPL Energy Supply for 2013 was:

			Weighted-
		Weighted	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Total Intrinsic
	of Options	Price Per Share	Term (years)	Value
Outstanding at beginning of period	2,265,123	$30.45
Transferred	88,546	25.67
Granted	713,030	29.66
Exercised	(221,363)	25.76
Outstanding at end of period	2,845,336	30.47	6.2	$4
Options exercisable at end of period	1,747,842	31.48	4.6	2

Substantially all stock option awards are expected to vest.

Compensation Expense

Compensation expense for restricted stock, restricted stock units, performance units and stock options accounted for as equity awards for PPL Energy Supply was as follows:

2013	2012	2011

$27	$23	$16

The income tax benefit related to above compensation expense for PPL Energy Supply was as follows:

2013	2012	2011

$11	$10	$6

At December 31, 2013, unrecognized compensation expense related to nonvested restricted stock, restricted stock units, performance units and stock option awards for PPL Energy Supply was:

Weighted-
Unrecognized	Average
Compensation	Period for
Expense	Recognition

$13	2.0 years

9.  Retirement and Postemployment Benefits

Defined Benefits

The majority of PPL Energy Supply's subsidiaries employees are eligible for pension benefits under non-contributory defined benefit pension plans with benefits based on length of service and final average pay, as defined by the plans (which are sponsored by PPL Services).  Effective January 1, 2012, PPL Services’ qualified pension plans were closed to newly hired salaried employees.  Newly hired bargaining unit employees continue to be eligible under the plans based on their collective bargaining agreements.  Salaried employees hired on or after January 1, 2012 are eligible to participate in the PPL Retirement Savings Plan, a 401(k) savings plan with enhanced employer matching.

The majority of PPL Montana employees are eligible for pension benefits under a cash balance pension plan.  Effective January 1, 2012, that plan was closed to newly hired salaried employees.  Eligibility of newly hired bargaining unit employees under the plan is based on their collective bargaining agreements.  Salaried employees hired on or after January 1, 2012 are eligible to participate in the PPL Retirement Savings Plan.

Employees of certain of PPL Energy Supply's mechanical contracting companies are eligible for benefits under multiemployer plans sponsored by various unions.

PPL Energy Supply and certain of its subsidiaries also provide supplemental retirement benefits to executives and other key management employees through unfunded nonqualified retirement plans.

The majority of employees of PPL Energy Supply's subsidiaries are eligible for certain health care and life insurance benefits upon retirement through contributory plans.  Effective January 1, 2014, the PPL Postretirement Medical Plan was closed to newly hired salaried employees.  Postretirement health benefits may be paid from 401(h) accounts established as part of the PPL Retirement Plan within the PPL Services Corporation Master Trust, funded VEBA trusts and company funds.  Postretirement benefits under the PPL Montana Retiree Health Plan are paid from company assets.

The following table provides the components of net periodic defined benefit costs for PPL Energy Supply's pension and other postretirement benefit plans for the years ended December 31.

	Pension Benefits			Other Postretirement Benefits
	2013	2012	2011	2013	2012	2011
Net periodic defined benefit costs
(credits):
Service cost	$7	$6	$5	$1	$1		$1
Interest cost	8	7	7		1		1
Expected return on plan assets	(10)	(9)	(9)
Amortization of:
Actuarial (gain) loss	3	2	2
Net periodic defined benefit costs
(credits)	$8	$6	$5	$1	$2		$2

Other Changes in Plan Assets
and Benefit Obligations
Recognized in OCI:
Net (gain) loss	$(15)	$16	$7	$(1)			$(2)
Prior service cost (credit)				(3)	$(1)
Amortization of:
Actuarial gain (loss)	(3)	(2)	(2)
Total recognized in OCI	(18)	14	5	(4)	(1)		(2)

Total recognized in net periodic
defined benefit costs and OCI	$(10)	$20	$10	$(3)	$1	$

Actuarial loss of $2 million related to PPL Energy Supply's pension plan is expected to be amortized from AOCI into net periodic defined benefit costs in 2014.

The following net periodic defined benefit costs (credits) were charged to operating expense by PPL Energy Supply, excluding amounts charged to construction and other non-expense accounts.

Pension Benefits			Other Postretirement Benefits
2013	2012	2011	2013	2012	2011

$45	$37	$27	$6	$6	$7

In the table above, amounts include costs for the specific plans PPL Energy Supply's subsidiaries sponsor and the following allocated costs of defined benefit plans sponsored by PPL Services , based on PPL Energy Supply's subsidiaries' participation in those plans, which management believes are reasonable:

Pension Benefits			Other Postretirement Benefits
2013	2012	2011	2013	2012	2011

$38	$31	$23	$5	$5	$6

The following weighted-average assumptions were used in the valuation of the benefit obligations at December 31.

	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
Discount rate	5.18%	4.25%	4.51%	3.77%
Rate of compensation increase	3.94%	3.95%	3.94%	3.95%

The following weighted-average assumptions were used to determine the net periodic defined benefit costs for the years ended December 31.

	Pension Benefits			Other Postretirement Benefits
	2013	2012	2011	2013	2012	2011
Discount rate	4.25%	5.12%	5.47%	3.77%	4.60%	4.95%
Rate of compensation increase	3.95%	4.00%	4.75%	3.95%	4.00%	4.75%
Expected return on plan assets (a)	7.00%	7.00%	7.25%	N/A	N/A	N/A

(a)
The expected long-term rates of return for pension and other postretirement benefits are based on management's projections using a best-estimate of expected returns, volatilities and correlations for each asset class.  Each plan's specific current and expected asset allocations are also considered in developing a reasonable return assumption.

The following table provides the assumed health care cost trend rates for the years ended December 31:

	2013	2012	2011

Health care cost trend rate assumed for next year
- obligations	7.6%	8.0%	8.5%
- cost	8.0%	8.5%	9.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)
- obligations	5.0%	5.5%	5.5%
- cost	5.5%	5.5%	5.5%
Year that the rate reaches the ultimate trend rate
- obligations	2020	2019	2019
- cost	2019	2019	2019

A one percentage point change in the assumed health care costs trend rate assumption would not have been significant to PPL Energy Supply's other postretirement benefit plan in 2013:

The funded status of PPL Energy Supply's plans at December 31 was as follows:

	Pension Benefits
	U.S.		Other Postretirement Benefits
	2013	2012	2013	2012
Change in Benefit Obligation
Benefit Obligation, beginning of period	$176	$143	$17	$17
Service cost	7	6	1	1
Interest cost	8	7		1
Plan amendments			(4)	(1)
Actuarial (gain) loss	(23)	23	(1)
Gross benefits paid	(5)	(3)	(1)	(1)
Benefit Obligation, end of period	163	176	12	17

Change in Plan Assets
Plan assets at fair value, beginning of
period	149	132
Actual return on plan assets	3	16
Employer contributions		4	1
Gross benefits paid	(5)	(3)	(1)
Plan assets at fair value, end of period	147	149

Funded Status, end of period	$(16)	$(27)	$(12)	$(17)

Amounts recognized in the Balance
Sheets consist of:
Current liability			$(1)	$(1)
Noncurrent liability	$(16)	$(27)	(11)	(16)
Net amount recognized, end of period	$(16)	$(27)	$(12)	$(17)

Amounts recognized in AOCI
(pre-tax) consist of:
Prior service cost (credit)			$(5)	$(1)
Net actuarial (gain) loss	$34	$52	1	2
Total	$34	$52	$(4)	$1

Total accumulated benefit obligation
for defined benefit pension plans	$163	$176
PPL Energy Supply's pension plan had projected and accumulated benefit obligations in excess of the fair value of plan assets at December 31, 2013 and 2012.

In addition to the plans it sponsors, PPL Energy Supply and its subsidiaries are allocated a portion of the funded status and costs of the defined benefit plans sponsored by PPL Services based on their participation in those plans, which management believes are reasonable.  The actuarially determined obligations of current active employees are used as a basis to allocate total plan activity, including active and retiree costs and obligations.  Allocations to PPL Energy Supply resulted in liabilities at December 31 as follows:

	2013	2012

Pension	$96	$268
Other postretirement benefits	35	60

PPL Energy Supply's mechanical contracting subsidiaries make contributions to over 70 multiemployer pension plans, based on the bargaining units from which labor is procured.  The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

•	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•
If PPL Energy Supply's mechanical contracting subsidiaries choose to stop participating in some of their multiemployer plans, they may be required to pay those plans an amount based on the unfunded status of the plan, referred to as a withdrawal liability.

PPL Energy Supply identified the Steamfitters Local Union No. 420 Pension Plan, EIN/Plan Number 23-2004424/001 as the only significant plan to which contributions are made.  Contributions to this plan by PPL Energy Supply's mechanical contracting companies were $5 million for 2013, 2012 and 2011.  At the date the financial statements were issued, the Form 5500 was not available for the plan year ending in 2013.  Therefore, the following disclosures specific to this plan are being made based on the Form 5500s filed for the plan years ended December 31, 2012 and 2011.  PPL Energy Supply's mechanical contracting subsidiaries were not identified individually as greater than 5% contributors on the Form 5500s.  However, the combined contributions of the three subsidiaries contributing to the plan had exceeded 5%.  The plan had a Pension Protection Act zone status of red and yellow, without utilizing an extended amortization period, as of December 31, 2012 and 2011.  In addition, the plan is subject to a rehabilitation plan and surcharges have been applied to participating employer contributions.  The expiration date of the collective-bargaining agreement related to those employees participating in this plan is April 30, 2014.  There were no other plans deemed individually significant based on a multifaceted assessment of each plan.  This assessment included review of the funded/zone status of each plan and PPL Energy Supply's potential obligations under the plan and the number of participating employers contributing to the plan.

PPL Energy Supply's mechanical contracting subsidiaries also participate in multiemployer other postretirement plans that provide for retiree life insurance and health benefits.

The table below details total contributions for PPL Energy Supply to all multiemployer pension and other postretirement plans, including the plan identified as significant above.  The contribution amounts fluctuate each year based on the volume of work and type of projects undertaken from year to year.

	2013	2012	2011

Pension Plans	$36	$31	$36
Other Postretirement Benefit Plans	32	28	31
Total Contributions	$68	$59	$67

Plan Assets - Pension Plans

PPL's primary legacy pension plan, and the pension plan in which employees of PPL Montana participate are invested in the PPL Services Corporation Master Trust (the Master Trust) that also includes 401(h) accounts that are restricted for certain other postretirement benefit obligations of PPL.  The investment strategy for the Master Trust is to achieve a risk-adjusted return on a mix of assets that, in combination with PPL's funding policy, will ensure that sufficient assets are available to provide long-term growth and liquidity for benefit payments, while also managing the duration of the assets to complement the duration of the liabilities.  The Master Trust benefits from a wide diversification of asset types, investment fund strategies and external investment fund managers, and therefore has no significant concentration of risk.

The investment policy of the Master Trust outlines investment objectives and defines the responsibilities of the EBPB, external investment managers, investment advisor and trustee and custodian.  The investment policy is reviewed annually by PPL's Board of Directors.

The EBPB created a risk management framework around the trust assets and pension liabilities.  This framework considers the trust assets as being composed of three sub-portfolios:  growth, immunizing and liquidity portfolios.  The growth portfolio is comprised of investments that generate a return at a reasonable risk, including equity securities, certain debt securities and alternative investments.  The immunizing portfolio consists of debt securities, generally with long durations, and derivative positions.  The immunizing portfolio is designed to offset a portion of the change in the pension liabilities due to changes in interest rates.  The liquidity portfolio consists primarily of cash and cash equivalents.

Target allocation ranges have been developed for each portfolio on a plan basis based on input from external consultants with a goal of limiting funded status volatility.  The EBPB monitors the investments in each portfolio on a plan basis, and seeks to obtain a target portfolio that emphasizes reduction of risk of loss from market volatility.  In pursuing that goal, the EBPB establishes revised guidelines from time to time.  EBPB investment guidelines on a plan basis, as well as the weighted average of such guidelines, as of the end of 2013 are presented below.

The asset allocation for the trusts and the target allocation by portfolio, at December 31, are as follows:

			2013 Target Asset Allocation
	Percentage of trust assets		Weighted
	2013	2012	Average	PPL Plans

Growth Portfolio	59%	58%	55%	55%
Equity securities	30%	31%
Debt securities (a)	17%	18%
Alternative investments	12%	9%
Immunizing Portfolio	39%	41%	43%	43%
Debt securities (a)	40%	40%
Derivatives	(1%)	1%
Liquidity Portfolio	2%	1%	2%	2%
Total	100%	100%	100%	100%

(a)	Includes commingled debt funds, which PPL treats as debt securities for asset allocation purposes.

PPL Montana, a subsidiary of PPL Energy Supply, has a pension plan whose assets are invested solely in the PPL Services Corporation Master Trust, which is fully disclosed below.  The fair value of this plan's assets of $147 million and $149 million at December 31, 2013 and 2012 represents an interest of approximately 3% and 4% in the Master Trust.

The fair value of net assets in the pension plan trusts by asset class and level within the fair value hierarchy was:

	December 31, 2013				December 31, 2012
		Fair Value Measurements Using				Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
PPL Services Corporation Master Trust
Cash and cash equivalents	$120	$120			$84	$84
Equity securities:
U.S.:
Large-cap	480	134	$346		558	206	$352
Small-cap	137	137			124	124
Commingled debt	749	13	736		676	56	620
International	630	163	467		557	184	373
Debt securities:
U.S. Treasury and U.S. government sponsored
agency	617	563	54		704	634	70
Residential/commercial backed securities	12		11	$1	12		11	$1
Corporate	963		940	23	874		847	27
Other	24		24		24		23	1
International	7		7		7		7
Alternative investments:
Commodities	108		108		59		59
Real estate	134		134		93		93
Private equity	80			80	75			75
Hedge funds	210		210		125		125
Derivatives:
Interest rate swaps and swaptions	(49)		(49)		36		36
Other	12		12		2		2
Insurance contracts	37			37	42			42
PPL Services Corporation Master Trust assets, at
fair value	4,271	$1,130	$3,000	$141	4,052	$1,288	$2,618	$146

	December 31, 2013				December 31, 2012
		Fair Value Measurements Using				Fair Value Measurements Using
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
PPL Services Corporation Master Trust
Receivables and payables, net (a)					(11)
401(h) account restricted for other
postretirement benefit obligations	(115)				(102)
Total PPL Services Corporation Master Trust
pension assets	$4,156				$3,939

(a)	Receivables and payables represent amounts for investments sold/purchased but not yet settled along with interest and dividends earned but not yet received.

A reconciliation of pension trust assets classified as Level 3 at December 31, 2013 is as follows:

	Residential/
	commercial
	backed	Corporate	Private	Insurance	Other
	securities	debt	equity	contracts	debt	Total

Balance at beginning of period	$1	$27	$75	$42	$1	$146
Actual return on plan assets
Relating to assets still held
at the reporting date			3	2		5
Relating to assets sold during the period		5				5
Purchases, sales and settlements		(9)	2	(7)		(14)
Transfers from level 3 to level 2					(1)	(1)
Balance at end of period	$1	$23	$80	$37	$	$141

A reconciliation of pension trust assets classified as Level 3 at December 31, 2012 is as follows:

	Residential/
	commercial
	backed	Corporate	Private	Insurance	Other
	securities	debt	equity	contracts	debt	Total

Balance at beginning of period		$7	$45	$46		$98
Actual return on plan assets
Relating to assets still held
at the reporting date		1	10	3		14
Relating to assets sold during the period		2				2
Purchases, sales and settlements	$1	21	20	(7)		35
Transfers from level 2 to level 3					$1	1
Transfers from level 3 to level 2		(4)				(4)
Balance at end of period	$1	$27	$75	$42	$1	$146

The fair value measurements of cash and cash equivalents are based on the amounts on deposit.

The market approach is used to measure fair value of equity securities.  The fair value measurements of equity securities (excluding commingled funds), which are generally classified as Level 1, are based on quoted prices in active markets.  These securities represent actively and passively managed investments that are managed against various equity indices.

Investments in commingled equity and debt funds are categorized as equity securities.  These investments are classified as Level 2, except for exchange-traded funds, which are classified as Level 1 based on quoted prices in active markets.  The fair value measurements for Level 2 investments are based on firm quotes of net asset values per share, which are not considered obtained from a quoted price in an active market.  Investments in commingled equity funds include funds that invest in U.S. and international equity securities.  Investments in commingled debt funds include funds that invest in a diversified portfolio of emerging market debt obligations, as well as funds that invest in investment grade long-duration fixed-income securities.

The fair value measurements of debt securities are generally based on evaluated prices that reflect observable market information, such as actual trade information for identical securities or for similar securities, adjusted for observable differences.  The fair value of debt securities is generally measured using a market approach, including the use of pricing models which incorporate observable inputs.  Common inputs include benchmark yields, reported trades, broker/dealer bid/ask prices, benchmark securities and credit valuation adjustments.  When necessary, the fair value of debt securities is measured using the income approach, which incorporates similar observable inputs as well as monthly payment data, future predicted cash flows, collateral performance and new issue data.  For the PPL Services Corporation Master Trust, these securities represent investments in securities issued by U.S. Treasury and U.S. government sponsored agencies; investments securitized by residential mortgages, auto loans, credit cards and other pooled loans; investments in investment grade and non-investment grade bonds issued by U.S. companies across several industries; investments in debt securities issued by foreign governments and corporations; and exchange traded funds.

Investments in commodities represent ownership of units of a commingled fund that is invested as a long-only, unleveraged portfolio of exchange-traded futures and forward contracts in tangible commodities to obtain broad exposure to all principal groups in the global commodity markets, including energies, agriculture and metals (both precious and industrial) using proprietary commodity trading strategies.  The fund has daily liquidity with a specified notification period.  The fund's fair value is based upon a unit value as calculated by the fund's trustee.

Investments in real estate represent an investment in a partnership whose purpose is to manage investments in core U.S. real estate properties diversified geographically and across major property types (e.g., office, industrial, retail, etc.).  The manager is focused on properties with high occupancy rates with quality tenants.  This results in a focus on high income and stable cash flows with appreciation being a secondary factor.  Core real estate generally has a lower degree of leverage when compared with more speculative real estate investing strategies.  The partnership has limitations on the amounts that may be redeemed based on available cash to fund redemptions.  Additionally, the general partner may decline to accept redemptions when necessary to avoid adverse consequences for the partnership, including legal and tax implications, among others.  The fair value of the investment is based upon a partnership unit value.

Investments in private equity represent interests in partnerships in multiple early-stage venture capital funds and private equity fund of funds that use a number of diverse investment strategies.  Four of the partnerships have limited lives of ten years, while the fifth has a life of 15 years, after which liquidating distributions will be received.  Prior to the end of each partnership's life, the investment cannot be redeemed with the partnership; however, the interest may be sold to other parties, subject to the general partner's approval.  The PPL Services Corporation Master Trust has unfunded commitments of $76 million that may be required during the lives of the partnerships.  Fair value is based on an ownership interest in partners' capital to which a proportionate share of net assets is attributed.

Investments in hedge funds represent investments in three hedge fund of funds.  Hedge funds seek a return utilizing a number of diverse investment strategies.  The strategies, when combined aim to reduce volatility and risk while attempting to deliver positive returns under all market conditions.  Major investment strategies for the hedge fund of funds include long/short equity, market neutral, distressed debt, and relative value.  Generally, shares may be redeemed with 65 to 95 days prior written notice.  The funds are subject to short term lockups and have limitations on the amount that may be withdrawn based on a percentage of the total net asset value of the fund, among other restrictions.  All withdrawals are subject to the general partner's approval.  The fair value for two of the funds has been estimated using the net asset value per share and the third fund's fair value is based on an ownership interest in partners' capital to which a proportionate share of net assets is attributed.

The fair value measurements of derivative instruments utilize various inputs that include quoted prices for similar contracts or market-corroborated inputs.  In certain instances, these instruments may be valued using models, including standard option valuation models and standard industry models.  These securities primarily represent investments in interest rate swaps and swaptions (the option to enter into an interest rate swap) which are valued based on the swap details, such as swap curves, notional amount, index and term of index, reset frequency, volatility and payer/receiver credit ratings.

Insurance contracts, classified as Level 3, represent an investment in an immediate participation guaranteed group annuity contract.  The fair value is based on contract value, which represents cost plus interest income less distributions for benefit payments and administrative expenses.

Plan Assets - Other Postretirement Benefit Plans

The investment strategy with respect to other postretirement benefit obligations is to fund VEBA trusts and/or 401(h) accounts with voluntary contributions and to invest in a tax efficient manner.  Excluding the 401(h) accounts included in the PPL Services Corporation Master Trust, other postretirement benefit plans are invested in a mix of assets for long-term growth with an objective of earning returns that provide liquidity as required for benefit payments.  These plans benefit from diversification of asset types, investment fund strategies and investment fund managers, and therefore, have no significant concentration of risk.  Equity securities include investments in domestic large-cap commingled funds.  Ownership interests in commingled funds that invest entirely in debt securities are classified as equity securities, but treated as debt securities for asset allocation and target allocation purposes.  Ownership interests in money market funds are treated as cash and cash equivalents for asset allocation and target allocation purposes.  The asset allocation for the PPL VEBA trusts and the target allocation, by asset class, at December 31 are detailed below.

			Target Asset
	Percentage of plan assets		Allocation
	2013	2012	2013
Asset Class
U.S. Equity securities	55%	46%	45%
Debt securities (a)	41%	51%	50%
Cash and cash equivalents (b)	4%	3%	5%
Total	100%	100%	100%

(a)	Includes commingled debt funds and debt securities.
(b)	Includes money market funds.

The fair value of assets in the U.S. other postretirement benefit plans by asset class and level within the fair value hierarchy was:

	December 31, 2013				December 31, 2012
		Fair Value Measurement Using				Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Money market funds	$12	$12			$13	$13
U.S. Equity securities:
Large-cap	182		$182		145		$145
Commingled debt	100		100		119		119
Debt securities:
Municipalities	36		36		41		41
Total VEBA trust assets, at fair value	330	$12	$318		318	$13	$305
Receivables and payables, net (a)	1				1
401(h) account assets	115				102
Total other postretirement benefit plan
assets	$446				$421

(a)	Receivables and payables represent amounts for investments sold/purchased but not yet settled along with interest and dividends earned but not yet received.

Investments in money market funds represent investments in funds that invest primarily in a diversified portfolio of investment grade money market instruments, including, but not limited to, commercial paper, notes, repurchase agreements and other evidences of indebtedness with a maturity not exceeding 13 months from the date of purchase.  The primary objective of the fund is a high level of current income consistent with stability of principal and liquidity.  Redemptions can be made daily on this fund.

Investments in large-cap equity securities represent investments in a passively managed equity index fund that invests in securities and a combination of other collective funds.  Fair value measurements are not obtained from a quoted price in an active market but are based on firm quotes of net asset values per share as provided by the trustee of the fund.  Redemptions can be made daily on this fund.

Investments in commingled debt securities represent investments in a fund that invests in a diversified portfolio of investment grade long-duration fixed income securities.  Redemptions can be made weekly on these funds.

Investments in municipalities represent investments in a diverse mix of tax-exempt municipal securities.  The fair value measurements for these securities are based on recently executed transactions for identical securities or for similar securities.

Expected Cash Flows - Defined Benefit Plans

The PPL Montana pension plan has the option to utilize available prior year credit balances to meet current and future contribution requirements.  However, PPL Montana contributed $6 million to its pension plan in January 2014.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the PPL Energy Supply plans.

		Other
	Pension	Postretirement

2014	$5	$1
2015	6	2
2016	6	2
2017	7	2
2018	8	2
2019-2023	52	11

Savings Plans

Substantially all employees of PPL's domestic subsidiaries are eligible to participate in deferred savings plans (401(k)s).  Employer contributions to the plans by PPL Energy Supply were:

2013	2012	2011

$12	$12	$11

Employee Stock Ownership Plan

PPL sponsors, and PPL Energy Supply participates in, a non-leveraged ESOP in which employees, excluding those of PPL Montana and the mechanical contractors, are enrolled on the first day of the month following eligible employee status.  Dividends paid on ESOP shares are treated as ordinary dividends by PPL.  Under existing income tax laws, PPL is permitted to deduct the amount of those dividends for income tax purposes and to contribute the resulting tax savings (dividend-based contribution) to the ESOP.

The dividend-based contribution, which is discretionary, is used to buy shares of PPL's common stock and is expressly conditioned upon the deductibility of the contribution for federal income tax purposes.  Contributions to the ESOP are allocated to eligible participants' accounts as of the end of each year, based 75% on shares held in existing participants' accounts and 25% on the eligible participants' compensation.

For 2013, PPL Energy Supply did not record compensation expense related to the ESOP as no contribution will be made.  Compensation expense for ESOP contributions was insignificant in 2012 and 2011.  These amounts were offset by the dividend-based contribution tax savings and had no impact on PPL Energy Supply's earnings.

Separation Benefits

Certain PPL Energy Supply subsidiaries provide separation benefits to eligible employees.  These benefits may be provided in the case of separations due to performance issues, loss of job related qualifications or organizational changes.  Until December 1, 2012, certain employees separated were eligible for cash severance payments, outplacement services, accelerated stock award vesting, continuation of group health and welfare coverage, and enhanced pension and postretirement medical benefits.  As of December 1, 2012, separation benefits for certain employees were changed to eliminate accelerated stock award vesting and enhanced pension and postretirement medical benefits.  Also, the continuation of group health and welfare coverage was replaced with a single sum payment approximating the dollar amount of premium payments that would be incurred for continuation of group health and welfare coverage.  Separation benefits are recorded when such amounts are probable and estimable.

Separation benefits were not significant in 2013 and 2012.

10.  Jointly Owned Facilities

At December 31, 2013 and 2012, the Balance Sheets reflect the owned interests in the facilities listed below.

					Construction
	Ownership		Other	Accumulated	Work
	Interest	Electric Plant	Property	Depreciation	in Progress

December 31, 2013
Generating Plants
Susquehanna	90.00%	$4,686		$3,545	$76
Conemaugh	16.25%	247		131	63
Keystone	12.34%	207		91	2
Merrill Creek Reservoir	8.37%		$22	16

December 31, 2012
Generating Plants
Susquehanna	90.00%	$4,628		$3,530	$65
Conemaugh	16.25%	238		122	30
Keystone	12.34%	206		82	3
Merrill Creek Reservoir	8.37%		$22	15

Each subsidiary owning these interests provides its own funding for its share of the facility.  Each receives a portion of the total output of the generating plants equal to its percentage ownership.  The share of fuel and other operating costs associated with the plants is included in the corresponding operating expenses on the Statements of Income.

In addition to the interests mentioned above, at December 31, 2012, PPL Montana had a 50% leasehold interest in Colstrip Units 1 and 2 and a 30% leasehold interest in Colstrip Unit 3 under operating leases.  In December 2013, PPL Montana terminated the operating lease arrangement and acquired these interests.  See Note 4 for additional information.  At December 31, 2013, the book value of the acquired assets was not significant.  At December 31, 2013 and 2012, NorthWestern owned a 30% interest in Colstrip Unit 4.  PPL Montana and NorthWestern have a sharing agreement that governs each party's responsibilities and rights relating to the operation of Colstrip Units 3 and 4.  Under the terms of that agreement, each party is responsible for 15% of the total non-coal operating and construction costs of Colstrip Units 3 and 4, regardless of whether a particular cost is specific to Colstrip Unit 3 or 4, and is entitled to take up to the same percentage of the available generation from Units 3 and 4.

11.  Commitments and Contingencies

Energy Purchases, Energy Sales and Other Commitments

Energy Purchase Commitments

PPL Energy Supply enters into long-term energy and energy related contracts which include commitments to purchase:

Maximum
Maturity
Contract Type	Date

Fuels (a)	2023
Limestone	2030
Natural Gas Storage	2015
Natural Gas Transportation	2032
Power, excluding wind	2021
RECs	2021
Wind Power	2027

(a)	PPL Energy Supply incurred pre-tax charges of $29 million during 2012 to reduce its 2012 and 2013 contracted coal deliveries. These charges were recorded to "Fuel" on the Statement of Income.

Energy Sales Commitments

In connection with its marketing activities or hedging strategy for its power plants, PPL Energy Supply has entered into long-term power sales contracts that extend into 2020, excluding long-term renewable energy agreements that extend into 2038.

See Note 12 for information on the power supply agreements between PPL EnergyPlus and PPL Electric.

PPL Montana Hydroelectric License Commitments

PPL Montana owns and operates 11 hydroelectric facilities and one storage reservoir licensed by the FERC under long-term licenses pursuant to the Federal Power Act.  Pursuant to Section 8(e) of the Federal Power Act, the FERC approved the transfer from Montana Power to PPL Montana of all pertinent licenses in connection with the Montana Asset Purchase Agreement.

The Kerr Dam Project license (50-year term) was issued by the FERC jointly to Montana Power and the Confederated Salish and Kootenai Tribes of the Flathead Nation in 1985, and requires PPL Montana (as successor licensee to Montana Power) to hold and operate the project for at least 30 years (to 2015).  Between 2015 and 2025, the tribes have the option to purchase, hold and operate the project for the remainder of the license term, which expires in 2035.  Although the tribes have indicated their intent to exercise the option at the earliest possible date, PPL Montana cannot predict if and when this option will be exercised.

PPL Montana entered into two Memoranda of Understanding (MOUs) with state, federal and private entities related to the issuance in 2000 of the FERC renewal license for the nine dams comprising the Missouri-Madison project.  The MOUs are periodically updated and renewed and require PPL Montana to implement plans to mitigate the impact of its projects on fish, wildlife and their habitats, and to increase recreational opportunities.  The MOUs were created to maximize collaboration between the parties and enhance the possibility to receive matching funds from relevant federal agencies.  Under these arrangements, PPL Montana has a remaining commitment to spend $29 million between 2014 and 2040.

In September 2013, PPL Montana reached an agreement to sell its hydroelectric facilities to NorthWestern.  The agreement includes PPL Montana's 11 hydroelectric power plants, the company's Hebgen Lake reservoir and the assumption upon closing by NorthWestern of the above commitments.  See Note 5 for additional information on the sale.

Legal Matters

PPL Energy Supply and its subsidiaries are involved in legal proceedings, claims and litigation in the ordinary course of business.  PPL Energy Supply and its subsidiaries cannot predict the outcome of such matters, or whether such matters may result in material liabilities, unless otherwise noted.

Montana Hydroelectric Litigation

As previously reported, in February 2012 the U.S. Supreme Court issued a decision overturning decisions by the Montana First Judicial District Court and the Montana Supreme Court which had held that the streambeds underlying PPL Montana's hydroelectric generating facilities were owned by the State of Montana and that PPL Montana owed the State of Montana compensation for its prior use of those streambeds.  As a result of the U.S. Supreme Court decision, PPL Montana reversed its total loss accrual resulting in a $75 million pre-tax  credit to "Income (Loss) from Discontinued Operations (net of income taxes) on the Statement of Income in 2011.  The case was remanded by the U.S. Supreme Court to the Montana Supreme Court and, in April 2012, returned by the Montana Supreme Court to the Montana First Judicial District Court.  Further proceedings have not been scheduled by the district court.

Bankruptcy of SMGT

In October 2011, SMGT, a Montana cooperative and purchaser of electricity under a long-term supply contract with PPL EnergyPlus expiring in June 2019 (SMGT Contract), filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Montana (Bankruptcy Court).  At the time of the bankruptcy filing, SMGT was PPL EnergyPlus' largest unsecured credit exposure.  This contract was accounted for as NPNS by PPL EnergyPlus.

The SMGT Contract provided for fixed volume purchases on a monthly basis at established prices.  Pursuant to a court order and subsequent stipulations entered into between the SMGT bankruptcy trustee and PPL EnergyPlus, since the date of its Chapter 11 filing through January 2012, SMGT continued to purchase electricity from PPL EnergyPlus at the price specified in the SMGT Contract and made timely payments for such purchases, but at lower volumes than as prescribed in the SMGT Contract.  In January 2012, the trustee notified PPL EnergyPlus that SMGT would not purchase electricity under the SMGT Contract for the month of February.  In March 2012, the Bankruptcy Court issued an order approving the request of the SMGT trustee and PPL EnergyPlus to terminate the SMGT Contract, effective April 1, 2012.  As a result, PPL EnergyPlus was free to resell to other customers the electricity previously contracted to SMGT.

PPL EnergyPlus' receivable under the SMGT Contract, representing non-performance by SMGT prior to termination of the SMGT Contract, totaled approximately $21 million at December 31, 2012, which has been fully reserved.

In July 2012, PPL EnergyPlus filed its proof of claim in the SMGT bankruptcy proceeding.  The total claim, including the above receivable, is approximately $375 million, predominantly an unsecured claim representing the value for energy sales that will not occur as a result of the termination of the SMGT Contract.  No assurance can be given as to the collectability of the claim and, therefore, no amounts have been recorded in the 2013 financial statements.

Sierra Club Litigation

In July 2012, PPL Montana received a Notice of Intent to Sue (Notice) for violations of the Clean Air Act at Colstrip Steam Electric Station (Colstrip) from counsel on behalf of the Sierra Club and the Montana Environmental Information Center (MEIC).  An Amended Notice was received on September 4, 2012, and a Second Amended Notice was received in October 2012.  A Supplemental Notice was received in December 2012.  The Notice, Amended Notice, Second Amended Notice and Supplemental Notice (the Notices) were all addressed to the Owner or Managing Agent of Colstrip, and to the other Colstrip co-owners: Avista Corporation, Puget Sound Energy, Portland General Electric Company, Northwestern Energy and PacificCorp.  The Notices allege certain violations of the Clean Air Act, including New Source Review, Title V and opacity requirements.

On March 6, 2013, the Sierra Club and MEIC filed a complaint against PPL Montana and the other Colstrip co-owners in the U.S. District Court, District of Montana, Billings Division.  PPL Montana operates Colstrip on behalf of the co-owners.  The complaint is generally consistent with the prior Notices and lists 39 separate claims for relief.  All but three of the claims allege Prevention of Significant Deterioration (PSD) related violations under the federal Clean Air Act for various plant maintenance projects completed since 1992.  For each such project or set of projects, there are separate claims for failure to obtain a PSD permit, for failure to obtain a Montana Air Quality Permit to operate after the project(s) were completed and for operating after completion of such project(s) without "Best Available Control Technology".  The remaining three claims relate to the alleged failure to update the Title V operating permit for Colstrip to reflect the alleged major modifications described in the other claims, allege that the previous Title V compliance certifications were incomplete because they did not address the major plant modifications, and that numerous opacity violations have occurred at the plant since 2007.  The complaint requests injunctive relief and civil penalties on average of $36,000 per day per violation, including a request that the owners remediate environmental damage and that $100,000 of the civil penalties be used for beneficial mitigation projects.  In January 2014, trial in this matter as to liability was re-scheduled for March 2015.  A new date for trial as to remedies, if there is a finding of liability, has not been scheduled.

On July 27, 2013, the Sierra Club and MEIC filed an additional Notice, identifying additional plant projects that are alleged not to be in compliance with the Clean Air Act.  On September 27, 2013, the plaintiffs filed an amended complaint.  This amended complaint drops all claims regarding pre-2001 plant projects, as well as the plaintiffs' Title V and opacity claims.  It does, however, add claims with respect to a number of post-2000 plant projects, which effectively increased the number of projects subject to the litigation by about 40.  PPL Montana and the other Colstrip Owners filed a motion to dismiss the amended complaint on October 11, 2013.  Although PPL Montana believes it and the other co-owners have numerous defenses to the allegations set forth in this complaint and will vigorously assert the same, PPL Montana cannot predict the ultimate outcome of this matter at this time.

Regulatory Issues

Enactment of Financial Reform Legislation

The Dodd-Frank Act became effective in July 2010 and includes provisions that impose derivative transaction reporting requirements and require most over-the-counter derivative transactions to be executed through an exchange and to be centrally cleared.  The Dodd-Frank Act also provides that the U.S. Commodity Futures Trading Commission (CFTC) may impose collateral and margin requirements for over-the-counter derivative transactions, as well as capital requirements for certain entity classifications.  The CFTC is establishing final rules on major provisions in the Dodd-Frank Act through its rulemaking process.  Several final rules providing for the definition of the terms "swap", "swap dealer", and "major swap participant" became effective in October 2012.  The entity classification thresholds and requirements set forth in these final rules do not require PPL Energy Supply to register as either a swap dealer or a major swap participant.  Consequently, as a commercial end user, PPL Energy Supply is not subject to the heightened regulatory requirements applicable to swap dealers or major swap participants, including Business Conduct Standards, enhanced recordkeeping and reporting, clearing and exchange trading of CFTC-mandated swaps and other complex requirements under other CFTC regulations.  The Dodd-

Frank Act and its implementing regulations, however, have imposed on PPL Energy Supply significant additional and costly recordkeeping, reporting and documentation requirements.

PPL Energy Supply could face significantly higher operating costs or may be required to post additional collateral if it or its counterparties are subject to capital or margin requirements as ultimately adopted in the implementing regulations of the Dodd-Frank Act.  Additionally, the burden that the Dodd-Frank Act and implementing regulations impose on all market participants could cause decreased liquidity in the bilateral swap market as financial entities discontinue their proprietary trading operations.  Decreased liquidity could increase costs for PPL Energy Supply to successfully meet hedge targets.  PPL Energy Supply will continue to evaluate the provisions of the Dodd-Frank Act and its implementing regulations, but could incur significant costs related to compliance with the Act and regulations.

New Jersey Capacity Legislation

In January 2011, New Jersey enacted a law that intervenes in the wholesale capacity market exclusively regulated by the FERC:  S. No. 2381, 214th Leg. (N.J. 2011) (the Act).  To create incentives for the development of new, in-state electric generation facilities, the Act implements a "long-term capacity agreement pilot program (LCAPP)."  The Act requires New Jersey utilities to pay a guaranteed fixed price for wholesale capacity, imposed by the New Jersey Board of Public Utilities (BPU), to certain new generators participating in PJM, with the ultimate costs of that guarantee to be borne by New Jersey ratepayers.  PPL Energy Supply believes the intent and effect of the LCAPP is to encourage the construction of new generation in New Jersey even when, under the FERC-approved PJM economic model, such new generation would not be economic.  The Act could depress capacity prices in PJM in the short term, impacting PPL Energy Supply's revenues, and harm the long-term ability of the PJM capacity market to incent necessary generation investment throughout PJM.  In February 2011, the PJM Power Providers Group (P3), an organization in which PPL is a member, filed a complaint before the FERC seeking changes in PJM's capacity market rules designed to ensure that subsidized generation, such as the generation that may result from the implementation of the LCAPP, will not be able to set capacity prices artificially low as a result of their exercise of buyer market power.  In April 2011, the FERC issued an order granting in part and denying in part P3's complaint and ordering changes in PJM's capacity rules consistent with a significant portion of P3's requested changes.  Several parties have filed appeals of the FERC's order.  PPL Energy Supply cannot predict the outcome of this proceeding or the economic impact on its businesses or operations, or the markets in which it transacts business.

In addition, in February 2011, PPL, and several other generating companies and utilities filed a complaint in U.S. District Court in New Jersey challenging the Act on the grounds that it violates well-established principles under the Supremacy Clause and the Commerce Clause of the U.S. Constitution and requesting declaratory and injunctive relief barring implementation of the Act by the BPU Commissioners.  In October 2011, the court denied the BPU's motion to dismiss the proceeding and in September 2012 the U.S. District Court denied all summary judgment motions.  Trial of this matter was completed in June 2013.  In October 2013, the U.S. District Court in New Jersey issued a decision finding the Act unconstitutional under the Supremacy Clause on the grounds that it infringes upon the FERC's exclusive authority to regulate the wholesale sale of electricity in interstate commerce.  The decision has been appealed to the U.S. Court of Appeals for the Third Circuit by CPV Power Development, Inc., Hess Newark, LLC and the State of New Jersey.  Oral arguments are scheduled for March 27, 2014.  PPL Energy Supply cannot predict the outcome of this proceeding or the economic impact on its businesses or operations, or the markets in which it transacts business.

Maryland Capacity Order

In April 2012, the Maryland Public Service Commission (MD PSC) ordered three electric utilities in Maryland to enter into long-term contracts to support the construction of new electric generating facilities in Maryland, specifically a 661 MW natural gas-fired combined-cycle generating facility to be owned by CPV Maryland, LLC.  PPL believes the intent and effect of the action by the MD PSC is to encourage the construction of new generation in Maryland even when, under the FERC-approved PJM economic model, such new generation would not be economic.  The MD PSC action could depress capacity prices in PJM in the short term, impacting PPL Energy Supply's revenues, and harm the long-term ability of the PJM capacity market to encourage necessary generation investment throughout PJM.

In April 2012, PPL and several other generating companies filed a complaint in U.S. District Court in Maryland challenging the MD PSC order on the grounds that it violates well-established principles under the Supremacy and Commerce clauses of the U.S. Constitution and requested declaratory and injunctive relief barring implementation of the order by the MD PSC Commissioners.  In August 2012, the court denied the MD PSC and CPV Maryland, LLC motions to dismiss the proceeding.  Trial of this matter was completed in March 2013.  In September 2013, the U.S. District Court in Maryland issued a decision finding the MD PSC order unconstitutional under the Supremacy Clause on the grounds that it infringes upon the FERC's exclusive authority to regulate the wholesale sale of electricity in interstate commerce.  The decision has been appealed to the

U.S. Court of Appeals for the Fourth Circuit by CPV Power Development, Inc. and the State of Maryland.  PPL Energy Supply cannot predict the outcome of this proceeding or the economic impact on its businesses or operations, or the markets in which it transacts business.

Pacific Northwest Markets

Through its subsidiaries, PPL Energy Supply made spot market bilateral sales of power in the Pacific Northwest during the period from December 2000 through June 2001.  Several parties subsequently claimed refunds at FERC as a result of these sales.  In June 2003, the FERC terminated proceedings to consider whether to order refunds for spot market bilateral sales made in the Pacific Northwest, including sales made by PPL Montana, during the period December 2000 through June 2001.  In August 2007, the U.S. Court of Appeals for the Ninth Circuit reversed the FERC's decision and ordered the FERC to consider additional evidence.  In October 2011, FERC initiated proceedings to consider additional evidence.  In July 2012, PPL Montana and the City of Tacoma, one of the two parties claiming refunds at FERC, reached a settlement whereby PPL Montana paid $75 thousand to resolve the City of Tacoma's $23 million claim.  The settlement does not resolve the remaining claim outstanding at December 31, 2013 by the City of Seattle for approximately $50 million.  In April 2013, the FERC issued an order on reconsideration allowing the parties to seek refunds for the period January 2000 through December 2000.  As a result, the City of Seattle may be able to seek refunds from PPL Montana for such period.  Hearings before a FERC Administrative Law Judge regarding the City of Seattle's refund claims were completed in October 2013.  Briefing was completed in January 2014 and an initial decision is expected in mid-March 2014.

Although PPL Energy Supply and its subsidiaries believe they have not engaged in any improper trading or marketing practices affecting the Pacific Northwest markets, PPL Energy Supply cannot predict the outcome of the above-described proceedings or whether any subsidiaries will be the subject of any additional governmental investigations or named in other lawsuits or refund proceedings.  Consequently, PPL Energy Supply cannot estimate a range of reasonably possible losses, if any, related to this matter.

FERC Market-Based Rate Authority

In 1998, the FERC authorized PPL EnergyPlus to make wholesale sales of electricity and related products at market-based rates.  In those orders, the FERC directed PPL EnergyPlus, to file an updated market analysis within three years after the order, and every three years thereafter.  Since then, periodic market-based rate filings with the FERC have been made by PPL EnergyPlus, PPL Montana and most of PPL Generation's subsidiaries.  These filings consisted of a Northwest market-based rate filing for PPL Montana and a Northeast market-based rate filing for most of the other PPL subsidiaries in PJM's region.  In June 2011, FERC approved PPL's market-based rate update for the Eastern and Western regions In December 2013, PPL filed market-based rate updates for the Eastern and Western regions.  PPL Energy Supply cannot predict the ultimate outcome of these update filings at this time.

Electricity - Reliability Standards

The NERC is responsible for establishing and enforcing mandatory reliability standards (Reliability Standards) regarding the bulk power system.  The FERC oversees this process and independently enforces the Reliability Standards.

The Reliability Standards have the force and effect of law and apply to certain users of the bulk power electricity system, including electric utility companies, generators and marketers.  Under the Federal Power Act, the FERC may assess civil penalties of up to $1 million per day, per violation, for certain violations.

Certain subsidiaries of PPL Energy Supply monitor their compliance with the Reliability Standards and continue to self-report potential violations of certain applicable reliability requirements and submit accompanying mitigation plans, as required.  The resolution of a number of potential violations is pending.  Any Regional Reliability Entity (including RFC or SERC) determination concerning the resolution of violations of the Reliability Standards remains subject to the approval of the NERC and the FERC.

In the course of implementing their programs to ensure compliance with the Reliability Standards by those PPL Energy Supply affiliates subject to the standards, certain other instances of potential non-compliance may be identified from time to time.  PPL Energy Supply cannot predict the outcome of these matters, and cannot estimate a range of reasonably possible losses, if any, other than the amounts currently recorded.

In October 2012, the FERC initiated its consideration of proposed changes to Reliability Standards to address the impacts of Geomagnetic Disturbances on the reliable operation of the bulk-power system, which might, among other things, lead to a requirement to install equipment that blocks geo-magnetically induced currents on implicated transformers.  On May 16, 2013, FERC issued Order No. 779, requiring NERC to submit two types of Reliability Standards for FERC's approval in twelve month intervals.  The first type would require certain owners and operators of the nation's electricity infrastructure, such as PPL Energy Supply, to develop and implement operational procedures to mitigate the effects of Geomagnetic Disturbances on the bulk-power system.  This NERC proposed standard was filed by NERC with FERC for approval in January of 2014, with a comment due date of March 24, 2014.  The second type is to require owners and operators of the bulk-power system to assess certain Geomagnetic Disturbance events and develop and implement plans to protect the bulk-power system from those events and must be filed by NERC with FERC for approval by January 22, 2015.  PPL Energy Supply may be required to make significant expenditures in new equipment or modifications to its facilities to comply with the new requirements.  PPL Energy Supply is unable to predict the amount of any expenditures that may be required as a result of the adoption of any Reliability Standards for Geomagnetic Disturbances.

Settled Litigation

Spent Nuclear Fuel Litigation

In May 2011, PPL Susquehanna entered into a settlement agreement with the U.S. Government relating to PPL Susquehanna's lawsuit, seeking damages for the Department of Energy's failure to accept spent nuclear fuel from the PPL Susquehanna plant.  PPL Susquehanna recorded credits totaling $56 million to "Fuel" on the Statement of Income in 2011 to recognize recovery, under the settlement agreement, of certain costs to store spent nuclear fuel at the Susquehanna plant.  The amounts recorded through September 2011 cover costs incurred from 1998 through December 2010.  PPL Susquehanna is eligible to receive payment of annual claims for allowed costs, as set forth in the settlement agreement, that are incurred through December 31, 2013.  In exchange, PPL Susquehanna has waived any claims against the United States government for costs paid or injuries sustained related to storing spent nuclear fuel at the Susquehanna plant through December 31, 2013.  In January 2014, PPL Susquehanna entered into a new agreement with the Department of Energy to extend the settlement agreement on the same terms as the prior agreement for an additional three years to the end of 2016.

Environmental Matters - Domestic

Due to the environmental issues discussed below or other environmental matters, it may be necessary for PPL Energy Supply to modify, curtail, replace or cease operation of certain facilities or performance of certain operations to comply with statutes, regulations and other requirements of regulatory bodies or courts.  In addition, legal challenges to new environmental permits or rules add to the uncertainty of estimating the future cost impact of these permits and rules.

Air

CSAPR (formerly Clean Air Transport Rule) and CAIR

In July 2011, the EPA adopted the CSAPR.  The CSAPR replaced the EPA's previous CAIR which was invalidated in July 2008 by the U.S. Court of Appeals for the District of Columbia Circuit (D.C. Circuit Court).  CAIR subsequently was effectively reinstated by the D.C. Circuit Court in December 2008, pending finalization of the CSAPR.  Like CAIR, CSAPR targeted sources in the eastern U.S. and would have required reductions in sulfur dioxide and nitrogen oxides in two phases (2012 and 2014).

In December 2011, the D.C. Circuit Court stayed implementation of the CSAPR and left CAIR in effect pending a final decision on the validity of the rule.  In August 2012, the D.C. Circuit Court issued a ruling invalidating CSAPR, remanding the rule to the EPA for further action, and leaving CAIR in place during the interim.  In June 2013, the U.S. Supreme Court granted the EPA's petition for review of the D.C. Circuit Court's August 2012 decision.  Oral arguments before the U.S. Supreme Court were held in December 2013.  Prior to a revised transport rule from the EPA, coal-fired generating plants could face tighter emission limitations on nitrogen oxides through state action.

PPL Energy Supply's Pennsylvania fossil-fueled generating plants can meet the CAIR sulfur dioxide emission requirements with the existing scrubbers that were placed in service in 2008 and 2009.  To meet the CAIR standards for nitrogen oxides, PPL Energy Supply will need to buy allowances and/or make operational changes, the costs of which are not anticipated to be significant.

National Ambient Air Quality Standards

PPL Energy Supply's fossil-fueled generating plants may face further reductions in emissions as a result of more stringent national ambient air quality standards for ozone, nitrogen oxides, sulfur dioxide and/or fine particulates.

In 2010, the EPA finalized a new one-hour standard for sulfur dioxide and required states to identify areas that meet those standards and areas that are in non-attainment.  In July 2013, the EPA finalized non-attainment designations for parts of the country, including part of Yellowstone County in Montana (Billings area) and part of Jefferson County in Kentucky.  Attainment must be achieved by 2018.  States are working on designations for other areas.

In December 2012, the EPA issued final rules that strengthen the fine particulate standards.  Under the final rules, states and the EPA have until 2015 to identify non-attainment areas, and states have until 2020 to achieve attainment for those areas.

PPL Energy Supply anticipates that some of the measures required for compliance with the CAIR, or the MATS, or the Regional Haze requirements (as discussed below), such as upgraded or new sulfur dioxide scrubbers at certain plants will help to achieve compliance with the new one-hour sulfur dioxide standard.  If additional reductions were to be required, the financial impact could be significant.  The short-term impact on the Corette plant from the EPA's final designation of part of Yellowstone County in Montana as non-attainment (as noted above) is not expected to be significant, as PPL Energy Supply previously announced its intent to place the plant in long-term reserve status beginning in April 2015.

Until particulate matter and sulfur dioxide maintenance and compliance plans are developed by the EPA and state or local agencies, including identification and finalization of attainment designations for particulate matter, PPL Energy Supply cannot predict the impact of the new standards.

MATS

In May 2011, the EPA published a proposed regulation requiring stringent reductions of mercury and other hazardous air pollutants from power plants.  In February 2012, the EPA published the final rule, known as the MATS, with an effective date of April 2012.  The rule is being challenged by industry groups and states in the D.C. Circuit Court, where oral arguments were held in December 2013.  The rule provides for a three-year compliance deadline with the potential for a one-year extension as provided under the statute.  PPL Energy Supply has received compliance extensions for certain plants in Pennsylvania.  PPL Energy Supply is considering extension requests for other plants as well.

With respect to PPL Energy Supply's Pennsylvania plants, PPL Energy Supply believes that installation of chemical additive systems may be necessary at certain coal-fired plants, the capital cost of which is not expected to be significant.  PPL Energy Supply continues to analyze the potential impact of MATS on operating costs.  With respect to PPL Energy Supply's Montana plants, modifications to the air pollution controls installed on Colstrip may be required, the cost of which is not expected to be significant.  For the Corette plant, PPL Energy Supply announced in September 2012 its intention, beginning in April 2015, to place the plant in long-term reserve status, suspending the plant's operation due to expected market conditions and the costs to comply with the MATS requirements.  The Corette plant was determined to be impaired in December 2013.  See Note 14 for additional information.  PPL Energy Supply is continuing to conduct in-depth reviews of the MATS, including the potential implications to scrubber wastewater discharges.  See the discussion of effluent limitations guidelines and standards below.

Regional Haze and Visibility

The EPA's regional haze programs were developed under the Clean Air Act to eliminate man-made visibility degradation by 2064.  Under the programs, states are required to take action via state plans to make reasonable progress every decade, including the application of Best Available Retrofit Technology (BART) on power plants commissioned between 1962 and 1977.

The primary power plant emissions affecting visibility are sulfur dioxide, nitrogen oxides and particulates.  To date, the focus of regional haze activity has been the western U.S. because the EPA had determined that the regional trading program in the eastern U.S. under CSAPR satisfied BART requirements to reduce sulfur dioxide and nitrogen oxides.  However, the D.C. Circuit Court's August 2012 decision to vacate and remand CSAPR and to implement CAIR in its place on an interim basis leaves power plants located in the eastern U.S., including PPL Energy Supply's plants in Pennsylvania, exposed to reductions in sulfur dioxide and nitrogen oxides as required by BART, unless the D.C. Circuit Court's decision, now pending before the U.S. Supreme Court, is overturned.

In Montana, the EPA Region 8 developed the regional haze plan as the MDEQ declined to develop a BART state implementation plan.  The EPA finalized the plan ("Federal Implementation Plan" or "FIP") in 2012.  The final FIP assumed no additional controls for Corette or Colstrip Units 3 and 4, but proposed tighter limits for Corette and Colstrip Units 1 and 2.  PPL Energy Supply expects to meet these tighter permit limits at Corette without any significant changes to operations, although other requirements have led to the planned suspension of operations at Corette beginning in April 2015 (see "MATS" above).  Under the final FIP, Colstrip Units 1 and 2 may require additional controls, including the possible installation of an SNCR and other technology, to meet more stringent nitrogen oxides and sulfur dioxide limits.  The cost of these potential additional controls, if required, could be significant. Both PPL and environmental groups have appealed the final FIP rules to the U.S. Court of Appeals for the Ninth Circuit.

New Source Review (NSR)

The EPA has continued its NSR enforcement efforts targeting coal-fired generating plants.  The EPA has asserted that modification of these plants has increased their emissions and, consequently, that they are subject to stringent NSR requirements under the Clean Air Act.  In April 2009, PPL received EPA information requests for its Montour and Brunner Island plants, and PPL and the EPA have exchanged certain information regarding this matter.  In January 2009, PPL Energy Supply and other companies that own or operate the Keystone plant in Pennsylvania received a notice of violation from the EPA alleging that certain projects were undertaken without proper NSR compliance.  In May and November 2012, PPL Montana received information requests from the EPA regarding projects undertaken during a Spring 2012 maintenance outage at Colstrip Unit 1.  In September 2012, PPL Montana received an information request from the Montana Department of Environmental Quality regarding Colstrip Unit 1 and other projects.  PPL Energy Supply cannot predict the outcome of these matters, and cannot estimate a range of reasonably possible losses, if any.

States and environmental groups also have commenced litigation alleging violations of the NSR regulations by coal-fired generating plants across the nation.  See "Legal Matters" above for information on a lawsuit filed by environmental groups in March 2013 against PPL Montana and other owners of Colstrip.

If PPL Energy Supply subsidiaries are found to have violated NSR regulations by significantly increasing pollutants through a major plant modification, PPL Energy Supply would, among other things, be required to meet stringent permit limits reflecting Best Available Control Technology (BACT) for pollutants meeting the National Ambient Air Quality Standards (NAAQS) in the area and reflecting Lowest Achievable Emission Rates (LAER) for pollutants not meeting the NAAQS in the area.  The costs to meet such limits, including installation of technology at certain units, could be significant.

GHG Regulations and Tort Litigation

As a result of the April 2007 U.S. Supreme Court decision that the EPA has authority under the Clean Air Act to regulate GHG emissions from new motor vehicles, in April 2010, the EPA and the U.S. Department of Transportation issued new light-duty vehicle emissions standards that applied beginning with 2012 model year vehicles.  The EPA also clarified that this standard, beginning in 2011, authorized regulation of GHG emissions from stationary sources under the NSR and Title V operating permit provisions of the Clean Air Act.  As a result, any new sources or major modifications to existing GHG sources causing a net significant emissions increase now require adherence to the BACT permit limits for GHGs.  The rules were challenged, and in June 2012 the D.C. Circuit Court upheld the EPA's regulations.  In December 2012, the D.C. Circuit Court denied petitions for rehearing pertaining to its June 2012 opinion.  On October 15, 2013, the U.S. Supreme Court granted certiorari for several petitions to decide whether the NSR provisions of the Clean Air Act require the EPA to regulate GHG emissions from stationary sources, such as power plants.

In June 2013, President Obama released his Climate Action Plan which reiterates the goal of reducing greenhouse gas emissions in the U.S. "in the range of" 17% below 2005 levels by 2020 through such actions as regulating power plant emissions, promoting increased use of renewables and clean energy technology, and establishing tighter energy efficiency standards.  Also, by Presidential Memorandum the EPA was directed to issue a revised proposal for new power plants (a prior proposal was issued in 2012) by September 20, 2013, with a final rule in a timely fashion thereafter, and to issue proposed standards for existing plants by June 1, 2014 with a final rule to be issued by June 1, 2015.  The EPA was further directed to require that states develop implementation plans for existing plants by June 2016.  Regulation of existing plants could have a significant industry-wide impact depending on the structure and stringency of the final rule and the state implementation plans.  The Administration's recent increase in its estimate of the "social cost of carbon" (which is used to calculate benefits associated with proposed regulations) from $23.80 to $38 per metric ton in 2015 may also lead to more costly regulatory requirements; the White House Office of Management and Budget (OMB) has opened this issue for public comment.  Additionally, the Climate Action Plan requirements related to preparing the U.S. for the impacts of climate change could affect PPL and others in the industry as modifications to electricity delivery systems to improve the ability to withstand major storms may be needed in order to meet those requirements.

The EPA issued its revised proposal for new sources on September 20, 2013 as directed by the White House.  This proposal was published in the Federal Register on January 8, 2014, with comments due on March 10, 2014.  Unlike the EPA's prior proposal, the EPA's revised proposal established separate emission standards for coal and gas units based on the application of different technologies.  The coal standard is based on the application of partial carbon capture and sequestration technology, but because this technology is not presently commercially available, the revised proposal effectively precludes the construction of new coal plants.  The EPA proposed the same standard for NGCC power plants as was proposed in 2012 and may not be consistently achievable.  In addition, the EPA deleted the explicit exemption previously proposed for simple-cycle natural gas plants.

At the regional level, ten northeastern states have been participating in a cap-and-trade program called the Regional Greenhouse Gas Initiative (RGGI).  The program commenced in January 2009 and covers electric power plants greater than 25 MW.  The program calls for a 10% reduction in carbon dioxide emissions from these plants by 2019 compared to 2005 levels.  Pennsylvania has not stated an intention to join the RGGI, but enacted the Pennsylvania Climate Change Act of 2008 (PCCA).  The PCCA established a Climate Change Advisory Committee to advise the PADEP on the development of a Climate Change Action Plan.  In December 2013, the Advisory Committee issued an updated Climate Change Action Report and identified specific actions that could result in reducing GHG emissions by 30% by 2020.  The report recognized some legislative initiatives that were enacted since 2009 that facilitated reductions in GHG emissions and made a number of legislative recommendations that include amending the PA AEPS Act to include additional waste-to-energy facilities, providing incentives for coal mine methane usage, providing incentives for alternative fuel vehicles and addressing the long-term viability issues of carbon capture and sequestration.

A number of lawsuits have been filed asserting common law claims including nuisance, trespass and negligence against various companies with GHG emitting plants and, although the decided cases to date have not sustained claims brought on the basis of these theories of liability, the law remains unsettled on these claims.  In September 2009, the U.S. Court of Appeals for the Second Circuit in the case of AEP v. Connecticut reversed a federal district court's decision and ruled that several states and public interest groups, as well as the City of New York, could sue five electric utility companies under federal common law for allegedly causing a public nuisance as a result of their emissions of GHGs.  In June 2011, the U.S. Supreme Court overturned the Second Circuit and held that such federal common law claims were displaced by the Clean Air Act and regulatory actions of the EPA.

In 2013, PPL Energy Supply's power plants emitted approximately 26 million tons of carbon dioxide.  All tons are U.S. short tons (2,000 pounds/ton).

Renewable Energy Legislation

There has been interest in renewable energy legislation at both the state and federal levels.  Federal legislation on renewable energy is not expected to be enacted this year.  In Pennsylvania, bills were introduced calling for an increase in AEPS Tier 1 obligations and to create a $25 million permanent funding program for solar generation.  Bills (SB 1171 and HB 100) were also introduced to add natural gas as a qualified AEPS resource, and another bill (HB 1912) would repeal the AEPS Act entirely.  A bill adding new hydropower to Montana's renewable portfolio standard was enacted with an effective date of October 1, 2013.  An interim legislative committee in Montana is reviewing the state's RPS.  PPL Energy Supply cannot predict at this time whether the committee will recommend any changes to existing laws.  In Maryland, bills have been introduced in the 2014 session to double the state's RPS requirement from 20% to 40% and provide exceptions for specific types of energy sources.

PPL Energy Supply believes there are financial, regulatory and logistical uncertainties related to the implementation of renewable energy mandates that will need to be resolved before the impact of such requirements on them can be estimated.  Such uncertainties, among others, include the need to provide back-up supply to augment intermittent renewable generation, potential generation over-supply and downward pressure on energy prices that could result from such renewable generation and back-up, impacts to PJM's capacity market and the need for substantial changes to transmission and distribution systems to accommodate renewable energy sources.  These uncertainties are not directly addressed by proposed legislation.  PPL Energy Supply cannot predict at this time the effect on its competitive plants' future competitive position, results of operation, cash flows and financial position of renewable energy mandates that may be adopted, although the costs to implement and comply with any such requirements could be significant.

Water/Waste

Coal Combustion Residuals (CCRs)

In June 2010, the EPA proposed two approaches to regulating the disposal and management of CCRs (as either hazardous or non-hazardous) under the Resource Conservation and Recovery Act (RCRA).  CCRs include fly ash, bottom ash and sulfur dioxide scrubber wastes.  Regulating CCRs as a hazardous waste under Subtitle C of the RCRA would materially increase costs and result in early retirements of many coal-fired plants, as it would require plants to retrofit their operations to comply with full hazardous waste requirements for the generation of CCRs and associated waste waters through generation, transportation and disposal.  This would also have a negative impact on the beneficial use of CCRs and could eliminate existing markets for CCRs.  The EPA's proposed approach to regulate CCRs as non-hazardous waste under Subtitle D of the RCRA would mainly affect disposal and most significantly affect any wet disposal operations.  Under this approach, many of the current markets for beneficial uses would not be affected.  Currently, PPL Energy Supply expects that several of its plants in Montana could be significantly impacted by the EPA's proposed non-hazardous waste regulations, as these plants are using surface impoundments for management and disposal of CCRs.

The EPA has issued information requests on CCR management practices at numerous plants throughout the power industry as it considers whether or not to regulate CCRs as hazardous waste.  PPL Energy Supply has provided information on CCR management practices at most of its plants in response to the EPA's requests.  In addition, the EPA has conducted follow-up inspections to evaluate the structural stability of CCR management facilities at several PPL Energy Supply plants and PPL Energy Supply has implemented or is implementing certain actions in response to recommendations from these inspections.

The EPA is continuing to evaluate the unprecedented number of comments it received on its June 2010 proposed regulations.  In October 2011, the EPA issued a Notice of Data Availability (NODA) requesting comments on selected documents it received during the comment period for the proposed regulations.  On September 20, 2013, in response to the proposed Effluent Limitation Guidelines, PPL Energy Supply submitted comments on the proposed CCR regulations.  Also, on September 3, 2013, PPL Energy Supply commented on a second CCR NODA seeking comment on additional information related to the EPA's proposal.

A coalition of environmental groups and two CCR recycling companies have filed lawsuits against the EPA seeking a deadline for final rulemaking and, in settlement of that litigation, the EPA has agreed to issue its final rulemaking by the end of 2014.

In July 2013, the U.S. House of Representatives passed House Bill H.R. 2218, the Coal Residuals and Reuse Management Act of 2013, which would preempt the EPA from issuing final CCR regulations and would set non-hazardous CCR standards under RCRA and authorize state permit programs.  It remains uncertain whether similar legislation will likely be passed by the U.S. Senate.  PPL Energy Supply cannot predict at this time the final requirements of the EPA's CCR regulations or potential changes to the RCRA and what impact they would have on its facilities, but the financial and operational impact is expected to be material if CCRs are regulated as hazardous waste and significant if regulated as non-hazardous.

Seepages and Groundwater Infiltration - Pennsylvania and Montana

Seepages or groundwater infiltration have been detected at active and retired wastewater basins and landfills at various PPL Energy Supply plants.  PPL Energy Supply has completed or is completing assessments of seepages or groundwater infiltration at various facilities and has completed or is working with agencies to implement assessment or abatement measures, where required.  A range of reasonably possible losses cannot currently be estimated.

In August 2012, PPL Montana entered into an Administrative Order on Consent (AOC) with the MDEQ which establishes a comprehensive process to investigate and remediate groundwater seepage impacts related to the wastewater facilities at the Colstrip power plant.  The AOC requires that within five years, PPL Montana provide financial assurance to the MDEQ for the costs associated with closure and future monitoring of the waste-water treatment facilities.  PPL Montana cannot predict at this time if the actions required under the AOC will create the need to adjust the existing ARO related to these facilities.

In September 2012, Earthjustice filed an affidavit pursuant to Montana's Major Facility Siting Act (MFSA) that sought review of the AOC by Montana's Board of Environmental Review (BER) on behalf of the Sierra Club, the MEIC, and the National Wildlife Federation (NWF).  In September 2012, PPL Montana filed an election with the BER to have this proceeding conducted in Montana state district court as contemplated by the MFSA.  In October 2012, Earthjustice filed a petition for review of the AOC in the Montana state district court in Rosebud County.

Clean Water Act 316(b)

The EPA published proposed rule 316(b) for existing facilities in April 2011.  The EPA has been evaluating the comments it received to the proposed rule and meeting with industry groups to discuss options.  The proposed rule contains two requirements to reduce impact to aquatic organisms at cooling water intake structures.  The first requires all existing facilities to meet standards for the reduction of mortality of aquatic organisms that become trapped against water intake screens (impingement) regardless of the levels of mortality actually occurring or the cost to achieve the standards.  The second requirement is to determine and install the best technology available to reduce mortality of aquatic organisms pulled through a plant's cooling water system (entrainment).  A form of cost-benefit analysis is allowed for this second requirement involving a site-specific evaluation based on nine factors, including impacts to energy delivery reliability and the remaining useful life of the plant.  The final rule is expected by April 17, 2014.  Until the final rule is issued, PPL Energy Supply cannot estimate a range of reasonably possible costs, if any, that would be required to comply with such a regulation.

Effluent Limitations Guidelines (ELGs) and Standards

In June 2013, the EPA published proposed regulations to revise discharge limitations for steam electric generation wastewater permits.  The proposed limitations are based on the EPA review of available treatment technologies and their capacity for reducing pollutants and include new requirements for fly ash and bottom ash transport water and metal cleaning waste waters, as well as new limits for scrubber wastewater and landfill leachate.  The EPA's proposed ELG regulations contain requirements that would affect the inspection and operation of CCR facilities, if finalized.  The EPA has indicated that it will coordinate these regulations with the regulation of CCRs discussed above.  The proposal contains alternative approaches, some of which could significantly impact PPL Energy Supply's coal-fired plants.  PPL Energy Supply worked with industry groups to comment on the proposed regulation on September 20, 2013.  The final regulation is expected to be issued in May 2014 but it may be delayed.  At the present time, PPL Energy Supply is unable to predict the outcome of this matter or estimate a range of reasonably possible costs, but the costs could be significant.  Pending finalization of the ELGs, certain states (including Pennsylvania) and environmental groups are proposing more stringent technology-based limits in permit renewals.  Depending on the final limits imposed, the costs of compliance could be significant and costs could be imposed ahead of federal timelines.

Other Issues

The EPA is reassessing its polychlorinated biphenyls (PCB) regulations under the Toxic Substance Control Act, which currently allow certain PCB articles to remain in use.  In April 2010, the EPA issued an Advanced Notice of Proposed Rulemaking for changes to these regulations.  This rulemaking could lead to a phase-out of all or some PCB-containing equipment.  The EPA is planning to propose the revised regulations in November 2014.  PCBs are found, in varying degrees, in all of PPL Energy Supply's operations.  PPL Energy Supply cannot predict at this time the outcome of these proposed EPA regulations and what impact, if any, they would have on its facilities, but the costs could be significant.

PPL Energy Supply has investigated alternatives to exclude fish from the discharge channel at its Brunner Island plant, but the subsidiary and the PADEP have concluded that a barrier method to exclude fish is not workable.  In June 2012, a Consent Order and Agreement (COA) was signed that allows the subsidiary to study a change in a cooling tower operational method that may keep fish from entering the channel.  Should this approach fail, the COA requires a retrofit of impingement control technology at the intakes to the cooling towers, the cost of which could be significant.

The EPA and the Army Corps of Engineers are working on a guidance document that will expand the federal government's interpretation of what constitutes "waters of the U.S." subject to regulation under the Clean Water Act.  This change has the potential to affect generation and delivery operations, with the most significant effect being the potential elimination of the existing regulatory exemption for plant waste water treatment systems.  The costs that may be imposed on PPL Energy Supply as a result of any eventual expansion of this interpretation cannot reliably be estimated at this time but could be significant.

Superfund and Other Remediation

Under the Pennsylvania Clean Streams Law, subsidiaries of PPL Generation are obligated to remediate acid mine drainage at former mine sites and may be required to take additional steps to prevent potential acid mine drainage at previously capped refuse piles.  One PPL Generation subsidiary is pumping mine water at two mine sites and treating water at one of these sites.  Another PPL Generation subsidiary has installed a passive wetlands treatment system at a third site.  In December 2013, PPL Generation subsidiaries reached an agreement of sale for one of the two pumping mine sites and the passive wetlands treatment system at the third site.  Once these sales are finalized and responsibilities are transferred to the new owner, subject to regulatory agency approvals, PPL Generation subsidiaries will no longer be responsible for operating and maintaining these two sites.  At December 31, 2013, PPL Energy Supply had accrued a discounted liability of $21 million to cover the costs of pumping and treating groundwater at the two mine sites for 50 years and for operating and maintaining passive wetlands treatment at the third site.  PPL Energy Supply discounted this liability based on risk-free rates at the time of the mine closures.  The weighted-average rate used was 8.21%.  Expected undiscounted payments are estimated at $1 million for each of the years from 2014 through 2018, and $107 million for work after 2018.

From time to time, PPL Energy Supply undertakes remedial action in response to spills or other releases at various on-site and off-site locations, negotiate with the EPA and state and local agencies regarding actions necessary for compliance with applicable requirements, negotiate with property owners and other third parties alleging impacts from PPL Energy Supply's operations and undertake similar actions necessary to resolve environmental matters which arise in the course of normal operations.  Based on analyses to date, resolution of these environmental matters is not expected to have a significant adverse impact on PPL Energy Supply's operations.

Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in significant additional costs for PPL Energy Supply.

Other

Nuclear Insurance

The Price-Anderson Act is a United States Federal law which governs liability-related issues and ensures the availability of funds for public liability claims arising from an incident at any of the U.S. licensed nuclear facilities.  It also seeks to limit the liability of nuclear reactor owners for such claims from any single incident.  Effective September 10, 2013, the liability limit per incident was $13.6 billion for such claims which is funded by insurance coverage from American Nuclear Insurers (ANI) and an industry assessment program.

Under the industry assessment program, in the event of a nuclear incident at any of the reactors covered by The Price-Anderson Act as amended, PPL Susquehanna could be assessed up to $255 million per incident, payable at $38 million per year.

Additionally, PPL Susquehanna purchases property insurance programs from NEIL, an industry mutual insurance company of which PPL Susquehanna is a member.  Effective April 1, 2013, facilities at the Susquehanna plant are insured against property damage losses up to $2.50 billion.  PPL Susquehanna also purchases an insurance program that provides coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions.

Under the NEIL property and replacement power insurance programs, PPL Susquehanna could be assessed retrospective premiums in the event of the insurers' adverse loss experience.  Effective April 1, 2013, this maximum assessment was $46 million.

Labor Unions

In 2014, certain labor agreement negotiations are scheduled to begin or have begun.  For PPL Energy Supply, negotiations with the IBEW commenced in January 2014.  The current agreement expires in May 2014.  PPL Energy Supply cannot predict the outcome of the union labor negotiations.

The labor agreements expiring in 2014 covered the following employees at December 31, 2013:

Number of Employees	Percent of Total Workforce

1,190	24%

Guarantees and Other Assurances

In the normal course of business, PPL Energy Supply enters into agreements that provide financial performance assurance to third parties on behalf of certain subsidiaries.  Such agreements include, for example, guarantees, stand-by letters of credit issued by financial institutions and surety bonds issued by insurance companies.  These agreements are entered into primarily to support or enhance the creditworthiness attributed to a subsidiary on a stand-alone basis or to facilitate the commercial activities in which these subsidiaries engage.

The table below details guarantees provided as of December 31, 2013.  "Exposure" represents the estimated maximum potential amount of future payments that could be required to be made under the guarantee.  The probability of expected payment/performance under each of these guarantees is remote

	Exposure at		Expiration
	December 31, 2013		Date

Letters of credit issued on behalf of affiliates	29	(a)	2014 - 2015
Indemnifications for sales of assets	250	(b)	2025
Guarantee of a portion of a divested unconsolidated entity's debt	22	(c)	2018

(a)	Standby letter of credit arrangements under PPL Energy Supply's credit facilities for the purposes of protecting various third parties against nonperformance by PPL.
(b)
Indemnifications are governed by the specific sales agreement and include breach of the representations, warranties and covenants, and liabilities for certain other matters.  PPL Energy Supply's maximum exposure with respect to certain indemnifications and the expiration of the indemnifications cannot be estimated because the maximum potential liability is not capped by the transaction documents and the expiration date is based on the applicable statute of limitations.  The exposure and expiration date noted is based on those cases in which the agreements provide for specific limits.

(c)
Relates to a guarantee of one-third of the divested entity's debt.  The purchaser provided a cross-indemnity, secured by a lien on the purchaser's stock of the divested entity.  The exposure noted reflects principal only.

PPL Energy Supply provides other miscellaneous guarantees through contracts entered into in the normal course of business.  These guarantees are primarily in the form of indemnification or warranties related to services or equipment and vary in duration.  The amounts of these guarantees often are not explicitly stated, and the overall maximum amount of the obligation under such guarantees cannot be reasonably estimated.  Historically, no significant payments have been made with respect to these types of guarantees and the probability of payment/performance under these guarantees is remote.

PPL, on behalf of itself and certain of its subsidiaries, maintains insurance that covers liability assumed under contract for bodily injury and property damage.  The coverage provides maximum aggregate coverage of $225 million.  This insurance may be applicable to obligations under certain of these contractual arrangements.

12.  Related Party Transactions

PLR Contracts/Purchase of Accounts Receivable

PPL Electric holds competitive solicitations for PLR generating supply.  PPL EnergyPlus has been awarded a portion of the PLR generation supply through these competitive solicitations.  The sales between PPL EnergyPlus and PPL Electric are included in the Statements of Income as "Unregulated wholesale energy to affiliate" by PPL Energy Supply.

Under the standard Default Service Supply Master Agreement for the solicitation process, PPL Electric requires all suppliers to post collateral once credit exposures exceed defined credit limits.  PPL EnergyPlus is required to post collateral with PPL Electric:  (a) when the market price of electricity to be delivered by PPL EnergyPlus exceeds the contract price for the forecasted quantity of electricity to be delivered and (b) this market price exposure exceeds a contractual credit limit.  Based on the current credit rating of PPL Energy Supply, as guarantor, PPL EnergyPlus' credit limit was $20 million at December 31, 2013.

PPL Electric's customers may choose an alternative supplier for their generation supply.  See Note 1 for additional information regarding PPL Electric's purchases of accounts receivable from alternative suppliers, including PPL EnergyPlus.

At December 31, 2013, PPL Energy Supply had a net credit exposure of $28 million from PPL Electric from its commitment as a PLR supplier and from the sale of its accounts receivable to PPL Electric.

Support Costs

PPL Services provides PPL Energy Supply with administrative, management and support services.  Where applicable, the costs of these services are charged to PPL Energy Supply as direct support costs.  General costs that cannot be directly attributed to a specific affiliate are allocated and charged to the respective affiliates, including PPL Energy Supply, as indirect support costs.  PPL Services uses a three-factor methodology that includes the affiliates' invested capital, operation and maintenance expenses and number of employees to allocate indirect costs.  PPL Services charged the following amounts for the years ended December 31, and believe these amounts are reasonable, including amounts applied to accounts that are further distributed between capital and expense.

2013	2012	2011

$218	$212	$189

Intercompany Borrowings

A PPL Energy Supply subsidiary periodically holds revolving lines of credit and demand notes from certain affiliates.  No balance was outstanding at December 31, 2013 and 2012.  Interest earned on these revolving facilities is included in "Interest Income from Affiliates" on the Statement of Income.  Interest earned on borrowings was not significant for 2013 and 2012.  For 2011, interest earned on borrowings was $8 million, which was primarily attributable to borrowings by PPL Energy Funding with an interest rate of 3.77%.

Trademark Royalties

A PPL subsidiary owned PPL trademarks and billed certain affiliates for their use under a licensing agreement.  This agreement was terminated in December 2011.  PPL Energy Supply was charged $40 million of license fees in 2011.  These charges were primarily included in "Other operation and maintenance" on the Statement of Income.

Distribution of Interest in PPL Global to Parent

In January 2011, PPL Energy Supply distributed its membership interest in PPL Global to its parent, PPL Energy Funding.  See Note 5 for additional information.

Other

See Note 1 for discussions regarding the intercompany tax sharing agreement and Note 3 for a discussion regarding capital transactions by PPL Energy Supply.  See Note 1 for discussions regarding intercompany allocations of stock-based compensation expense.  See Note 9 for discussions regarding intercompany allocations associated with defined benefits.

13.  Other Income (Expense) - net

The breakdown of "Other Income (Expense) - net" for the years ended December 31 was:

	2013	2012	2011
Other Income
Earnings on securities in NDT funds	$23	$22	$24
Interest income		1	1
Miscellaneous	14	5	6
Total Other Income	37	28	31
Other Expense
Charitable contributions	4	3	3
Miscellaneous	3	7	5
Total Other Expense	7	10	8
Other Income (Expense) - net	$30	$18	$23

14.  Fair Value Measurements and Credit Concentration

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price).  A market approach (generally, data from market transactions), an income approach (generally, present value techniques and option-pricing models), and/or a cost approach (generally, replacement cost) are used to measure the fair value of an asset or liability, as appropriate.  These valuation approaches incorporate inputs such as observable, independent market data and/or unobservable data that management believes are predicated on the assumptions market participants would use to price an asset or liability.  These inputs may incorporate, as applicable, certain risks such as nonperformance risk, which includes credit risk.  The fair value of a group of financial assets and liabilities is measured on a net basis.  Transfers between levels are recognized at end-of-reporting-period values.  During 2013 and 2012, there were no transfers between Level 1 and Level 2.  See Note 1 for information on the levels in the fair value hierarchy.

Recurring Fair Value Measurements

The assets and liabilities measured at fair value were:

	December 31, 2013				December 31, 2012
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3

Assets
Cash and cash equivalents	$239	$239			$413	$413
Restricted cash and cash equivalents (a)	85	85			63	63
Price risk management assets:
Energy commodities	1,188	3	$1,123	$62	2,068	2	$2,037	$29
Total price risk management assets	1,188	3	1,123	62	2,068	2	2,037	29
NDT funds:
Cash and cash equivalents	14	14			11	11
Equity securities
U.S. large-cap	547	409	138		412	308	104
U.S. mid/small-cap	81	33	48		60	25	35
Debt securities
U.S. Treasury	95	95			95	95
U.S. government sponsored agency	6		6		9		9
Municipality	77		77		82		82
Investment-grade corporate	38		38		40		40
Other	5		5		3		3
Receivables (payables), net	1	(1)	2			(2)	2
Total NDT funds	864	550	314		712	437	275
Auction rate securities (b)	16			16	16		3	13
Total assets	$2,392	$877	$1,437	$78	$3,272	$915	$2,315	$42

Liabilities
Price risk management liabilities:
Energy commodities	$1,070	$4	$1,028	$38	$1,566	$2	$1,557	$7
Total price risk management liabilities	$1,070	$4	$1,028	$38	$1,566	$2	$1,557	$7

(a)	Current portion is included in "Restricted cash and cash equivalents" and long-term portion is included in "Other noncurrent assets" on the Balance Sheets.
(b)	Included in "Other investments" on the Balance Sheets.

A reconciliation of net assets and liabilities classified as Level 3 for the years ended December 31 is as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Energy	Auction
	Commodities,	Rate
	net	Securities	Total
2013
Balance at beginning of period	$22	$13	$35
Total realized/unrealized gains (losses)
Included in earnings	(5)		(5)
Sales	(2)		(2)
Settlements	(3)		(3)
Transfers into Level 3	10	3	13
Transfers out of Level 3	2		2
Balance at end of period	$24	$16	$40

2012
Balance at beginning of period	$13	$19	$32
Total realized/unrealized gains (losses)
Included in earnings	2		2
Included in OCI (a)	1		1
Sales		(3)	(3)
Settlements	(13)		(13)
Transfers into Level 3	8		8
Transfers out of Level 3	11	(3)	8
Balance at end of period	$22	$13	$35

(a)	"Energy Commodities" are included in "Qualifying derivatives" and "Auction Rate Securities" are included in "Available-for-sale securities" on the Statements of Comprehensive Income.

The significant unobservable inputs used in and quantitative information about the fair value measurement of assets and liabilities classified as Level 3 are as follows:

	December 31, 2013
	Fair Value, net		Significant	Range
	Asset	Valuation	Unobservable	(Weighted
	(Liability)	Technique	Input(s)	Average) (a)

Energy commodities
Retail natural gas sales contracts (b)	$36	Discounted cash flow	Observable wholesale prices used as proxy for retail delivery points	10% - 100% (86%)
Full-requirement sales contracts (c)	(12)	Discounted cash flow	Proprietary model	100% (100%)

Auction rate securities (f)	16	Discounted cash flow	Modeled from SIFMA Index	10% - 80% (63%)

	December 31, 2012
	Fair Value, net		Significant	Range
	Asset	Valuation	Unobservable	(Weighted
	(Liability)	Technique	Input(s)	Average) (a)

Energy commodities
Retail natural gas sales contracts (b)	$24	Discounted cash flow	Observable wholesale prices used as proxy for retail delivery points	21% - 100% (75%)
Power sales contracts (d)	(4)	Discounted cash flow	Proprietary model used to calculate forward basis prices	24% (24%)
FTR purchase contracts (e)	2	Discounted cash flow	Historical settled prices used to model forward prices	100% (100%)

Auction rate securities (f)	13	Discounted cash flow	Modeled from SIFMA Index	57% - 74% (65%)

(a)	For energy commodities and auction rate securities, the range and weighted average represent the percentage of fair value derived from the unobservable inputs.
(b)	As the forward price of natural gas increases/(decreases), the fair value of contracts (decreases)/increases.
(c)
As forward market prices increase/(decrease), the fair value of contracts (decreases)/increases.  As the volumetric assumptions for full-requirement sales contracts in a gain position increase/(decrease), the fair value of contracts increases/(decreases).  As the volumetric assumptions for full-requirement sales contracts in a loss position increase/(decrease), the fair value of contracts (decreases)/increases.

(d)	As the forward price of basis increases/(decreases), the fair value of contracts (decreases)/increases.
(e)	As the forward implied spread increases/(decreases), the fair value of contracts increases/(decreases).
(f)
The model used to calculate fair value incorporates an assumption that the auctions will continue to fail.  As the modeled forward rates of the SIFMA Index increase/(decrease), the fair value of the securities increases/(decreases).

Net gains and losses on assets and liabilities classified as Level 3 and included in earnings for the years ended December 31 were reported in the Statements of Income as follows:

	Energy Commodities, net

	Unregulated		Unregulated Retail				Energy
	Wholesale Energy		Energy		Fuel		Purchases
	2013	2012	2013	2012	2013	2012	2013	2012

Total gains (losses) included in earnings	$(36)	$(19)	$25	$26	$3		$3	$(5)
Change in unrealized gains (losses) relating to
positions still held at the reporting date	(23)	(3)	24	29			1	1

Price Risk Management Assets/Liabilities - Energy Commodities

Energy commodity contracts are generally valued using the income approach, except for exchange-traded derivative contracts, which are valued using the market approach and are classified as Level 1.  When the lowest level inputs that are significant to the fair value measurement of a contract are observable, the contract is classified as Level 2.  Level 2 contracts are valued using inputs which may include quotes obtained from an exchange (where there is insufficient market liquidity to warrant inclusion in Level 1), binding and non-binding broker quotes, prices posted by ISOs or published tariff rates.  Furthermore, independent quotes are obtained from the market to validate the forward price curves.  Energy commodity contracts include forwards, futures, swaps, options and structured transactions and may be offset with similar positions in exchange-traded markets.  To the extent possible, fair value measurements utilize various inputs that include quoted prices for similar contracts or market-corroborated inputs.  In certain instances, these contracts may be valued using models, including standard option valuation models and standard industry models.

When unobservable inputs are significant to the fair value measurement, a contract is classified as Level 3.  Level 3 contracts are valued using PPL proprietary models which may include significant unobservable inputs such as delivery at a location where pricing is unobservable, delivery dates that are beyond the dates for which independent quotes are available, implied volatilities, implied correlations and market implied heat rates.  Forward transactions, including forward transactions classified as Level 3, are analyzed by PPL's Risk Management department, which reports to the Chief Financial Officer (CFO).  Accounting personnel, who also report to the CFO, interpret the analysis quarterly to appropriately classify the forward transactions in the fair value hierarchy.  Valuation techniques are evaluated periodically.  Additionally, Level 2 and Level 3 fair value measurements include adjustments for credit risk based on PPL's own creditworthiness (for net liabilities) and its counterparties' creditworthiness (for net assets).  PPL's credit department assesses all reasonably available market information which is used by accounting personnel to calculate the credit valuation adjustment.

In certain instances, energy commodity contracts are transferred between Level 2 and Level 3.  The primary reasons for the transfers during 2013 and 2012 were changes in the availability of market information and changes in the significance of the unobservable inputs utilized in the valuation of the contract.  As the delivery period of a contract becomes closer, market information may become available.  When this occurs, the model's unobservable inputs are replaced with observable market information.

NDT Funds

The market approach is used to measure the fair value of equity securities held in the NDT funds.

•	The fair value measurements of equity securities classified as Level 1 are based on quoted prices in active markets.

•
The fair value measurements of investments in commingled equity funds are classified as Level 2.  These fair value measurements are based on firm quotes of net asset values per share, which are not obtained from a quoted price in an active market.

The fair value of debt securities is generally measured using a market approach, including the use of pricing models, which incorporate observable inputs.  Common inputs include benchmark yields, reported trades, broker/dealer bid/ask prices, benchmark securities and credit valuation adjustments.  When necessary, the fair value of debt securities is measured using the income approach, which incorporates similar observable inputs as well as monthly payment data, future predicted cash flows, collateral performance and new issue data.

Auction Rate Securities

Auction rate securities include Federal Family Education Loan Program guaranteed student loan revenue bonds, as well as various municipal bond issues.  The probability of realizing losses on these securities is not significant.

The fair value of auction rate securities is estimated using an income approach that includes readily observable inputs, such as principal payments and discount curves for bonds with credit ratings and maturities similar to the securities, and unobservable inputs, such as future interest rates that are estimated based on the SIFMA Index, creditworthiness, and liquidity assumptions driven by the impact of auction failures.  When the present value of future interest payments is significant to the overall valuation, the auction rate securities are classified as Level 3.  The primary reason for the transfers in and out of Level 3 in 2013 and 2012 was the change in discount rates and SIFMA Index.

Auction rate securities are valued by PPL's Treasury department, which reports to the CFO.  Accounting personnel, who also report to the CFO, interpret the analysis quarterly to classify the contracts in the fair value hierarchy.  Valuation techniques are evaluated periodically.

Nonrecurring Fair Value Measurements

The following nonrecurring fair value measurements occurred during the reporting periods, resulting in asset impairments.

	Carrying	Fair Value Measurements Using
	Amount (a)	Level 2	Level 3	Loss (b)

Corette plant and emission allowances:
2013	$65			$65
RECs (c):
2011	6	$1		5

(a)	Represents carrying value before fair value measurement.
(b)	Included in "Other operation and maintenance" on the Statement of Income.
(c)	Current and long-term RECs are included in "Other current assets" and "Other intangibles" in their respective areas on the Balance Sheets.

The significant unobservable inputs used in and the quantitative information about the nonrecurring fair value measurement of assets and liabilities classified as Level 3 are as follows:

	Fair Value, net		Significant	Range
	Asset	Valuation	Unobservable	(Weighted
	(Liability)	Technique	Input(s)	Average)

Corette plant and emission allowances:
December 31, 2013	$	Discounted cash flow	Long-term forward price curves and capital expenditure projections	100% (100%)

Corette Plant and Emission Allowances

During the fourth quarter 2013, PPL Montana recorded an impairment loss on the Corette plant and related emission allowances.  In connection with the completion of its annual business planning process that included revised long-term power and gas price assumptions and other factors, PPL Energy Supply has now determined that it is less likely that the Corette plant will restart after operations are suspended no later than April 2015. PPL Energy Supply performed an internal analysis using an income approach based on discounted cash flows to assess the fair value of the Corette asset group.  Assumptions used in the fair value assessment were forward energy prices, expectations for demand for energy in Corette's market, and expected operation and maintenance and capital expenditures that were consistent with assumptions used in the business planning process.  Through this analysis, PPL Energy Supply determined the fair value of the asset group to be negligible.

The assets were valued by the PPL Energy Supply Financial Department, which reports to the President of PPL Energy Supply.  Accounting personnel, who report to the Chief Financial Officer, interpreted the analysis to appropriately classify the assets in the fair value hierarchy.

RECs

Due to declines in forecasted full-requirement obligations in certain markets as well as declines in market prices, PPL Energy Supply assessed the recoverability of certain RECs not expected to be used.  Observable market prices (Level 2) were used to value the RECs.

Financial Instruments Not Recorded at Fair Value

The carrying amount of long-term debt on the Balance Sheets and its estimated fair value is set forth below.  The fair value was estimated using an income approach by discounting future cash flows at estimated current cost of funding rates, which incorporate the credit risk of PPL Energy Supply.  Long-term debt is classified as Level 2.  The effect of third-party credit enhancements is not included in the fair value measurement.

	December 31, 2013		December 31, 2012
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Long-term debt	$2,525	$2,658	$3,272	$3,556

The carrying value of short-term debt (including notes between affiliates), when outstanding, approximates fair value due to the variable interest rates associated with the short-term debt and is classified as Level 2.

Credit Concentration Associated with Financial Instruments

Contracts are entered into with many entities for the purchase and sale of energy.  When NPNS is elected, the fair value of these contracts is not reflected in the financial statements.  However, the fair value of these contracts is considered when committing to new business from a credit perspective.  See Note 15 for information on credit policies used to manage credit risk, including master netting arrangements and collateral requirements.

At December 31, 2013, PPL Energy Supply had credit exposure of $1.0 billion from energy trading partners, excluding exposure from related parties and the effects of netting arrangements, reserves and collateral.  As a result of netting arrangements, reserves and collateral, this credit exposure was reduced to $536 million.  The top ten counterparties including their affiliates accounted for $281 million, or 52%, of this exposure.  Nine of these counterparties had an investment grade credit rating from S&P or Moody's and accounted for 95% of the top ten exposures.  The remaining counterparty has not been rated by S&P or Moody's, but is current on its obligations.  See Note 12 for information regarding the related party credit exposure.

15.  Derivative Instruments and Hedging Activities

Risk Management Objectives

PPL has a risk management policy approved by the Board of Directors to manage market risk (including price, liquidity and volumetric risk) and credit risk (including non-performance risk and payment default risk).  The RMC, comprised of senior management and chaired by the Chief Risk Officer, oversees the risk management function.  Key risk control activities designed to ensure compliance with the risk policy and detailed programs include, but are not limited to, credit review and approval, validation of transactions and market prices, verification of risk and transaction limits, VaR analyses, portfolio stress tests, gross margin at risk analyses, sensitivity analyses and daily portfolio reporting, including open positions, determinations of fair value and other risk management metrics.

Market Risk

Market risk includes the potential loss that may be incurred as a result of price changes associated with a particular financial or commodity instrument as well as market liquidity and volumetric risks.  Forward contracts, futures contracts, options, swaps and structured transactions are utilized as part of risk management strategies to minimize unanticipated fluctuations in earnings caused by changes in commodity prices, volumes of full-requirement sales contracts, basis exposure, interest rates and/or foreign currency exchange rates.  Many of the contracts meet the definition of a derivative.  All derivatives are recognized on the Balance Sheets at their fair value, unless NPNS is elected.

The table below summarizes the market risks that affect PPL Energy Supply.

Commodity price risk (including basis and volumetric risk)	X
Interest rate risk:
Debt issuances	X
Defined benefit plans	X
NDT securities	X
Equity securities price risk:
Defined benefit plans	X
NDT securities	X

X	= PPL Energy Supply actively mitigate market risks through its risk management programs described above.

Commodity price risk

PPL Energy Supply is exposed to commodity price risk for energy and energy-related products associated with the sale of electricity from its generating assets and other electricity and gas marketing activities and the purchase of fuel and fuel-related commodities for generating assets, as well as for proprietary trading activities.

Interest rate risk

PPL Energy Supply and its subsidiaries are exposed to interest rate risk associated with forecasted fixed-rate and existing floating-rate debt issuances.

PPL Energy Supply and its subsidiaries are exposed to interest rate risk associated with debt securities held by defined benefit plans.  Additionally, PPL Energy Supply is exposed to interest rate risk associated with debt securities held by the NDT.

Equity securities price risk

PPL Energy Supply and its subsidiaries are exposed to equity securities price risk associated with defined benefit plans.  Additionally, PPL Energy Supply is exposed to equity securities price risk in the NDT funds.

Credit Risk

Credit risk is the potential loss that may be incurred due to a counterparty's non-performance.

PPL Energy Supply is exposed to credit risk from "in-the-money" commodity derivatives with its energy trading partners, which include other energy companies, fuel suppliers, financial institutions, other wholesale customers and retail customers.

The majority of PPL Energy Supply's credit risk stems from commodity derivatives for multi-year contracts for energy sales and purchases.  If PPL Energy Supply's counterparties fail to perform their obligations under such contracts and PPL Energy Supply could not replace the sales or purchases at the same or better prices as those under the defaulted contracts, PPL Energy Supply would incur financial losses.  Those losses would be recognized immediately or through lower revenues or higher costs in future years, depending on the accounting treatment for the defaulted contracts.

PPL Energy Supply and its subsidiaries have credit policies in place to manage credit risk, including the use of an established credit approval process, daily monitoring of counterparty positions and the use of master netting agreements or provisions.  These agreements generally include credit mitigation provisions, such as margin, prepayment or collateral requirements.  PPL Energy Supply and its subsidiaries may request additional credit assurance, in certain circumstances, in the event that the counterparties' credit ratings fall below investment grade, their tangible net worth falls below specified percentages or their exposures exceed an established credit limit.  See Note 14 for credit concentration associated with energy trading partners.

Master Netting Arrangements

Net derivative positions on the balance sheets are not offset against the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) under master netting arrangements.

PPL Energy Supply's obligation to return counterparty cash collateral under master netting arrangements was $9 million and $112 million at December 31, 2013 and 2012.

PPL Energy Supply had not posted any cash collateral under master netting arrangements at December 31, 2013 and 2012.

See "Offsetting Derivative Investments" below for a summary of derivative positions presented in the balance sheets where a right of setoff exists under these arrangements.

Commodity Price Risk (Non-trading)

Commodity price risk, including basis and volumetric risk, is among PPL Energy Supply's most significant risks due to the level of investment that PPL Energy Supply maintains in its competitive generation assets, as well as the extent of its marketing activities.  Several factors influence price levels and volatilities.  These factors include, but are not limited to, seasonal changes in demand, weather conditions, available generating assets within regions, transportation/transmission availability and reliability within and between regions, market liquidity, and the nature and extent of current and potential federal and state regulations.

PPL Energy Supply maximizes the value of its unregulated wholesale and unregulated retail energy portfolios through the use of non-trading strategies that include sales of competitive baseload generation, optimization of competitive intermediate and peaking generation and marketing activities.

PPL Energy Supply has a formal hedging program to economically hedge the forecasted purchase and sale of electricity and related fuels for its competitive baseload generation fleet, which includes 7,369 MW (summer rating) of nuclear, coal and hydroelectric generating capacity.  PPL Energy Supply attempts to optimize the overall value of its competitive intermediate and peaking fleet, which includes 3,309 MW (summer rating) of natural gas and oil-fired generation.  PPL Energy Supply's marketing portfolio is comprised of full-requirement sales contracts and related supply contracts, retail natural gas and electricity sales contracts and other marketing activities.  The strategies that PPL Energy Supply uses to hedge its full-requirement sales contracts include purchasing energy (at a liquid trading hub or directly at the load delivery zone), capacity and RECs in the market and/or supplying the energy, capacity and RECs from its generation assets.

PPL Energy Supply enters into financial and physical derivative contracts, including forwards, futures, swaps and options, to hedge the price risk associated with electricity, natural gas, oil and other commodities.  Certain contracts are non-derivatives or NPNS is elected and therefore they are not reflected in the financial statements until delivery.  PPL Energy Supply segregates its non-trading activities into two categories:  cash flow hedges and economic activity as discussed below.

Cash Flow Hedges

Certain derivative contracts have qualified for hedge accounting so that the effective portion of a derivative's gain or loss is deferred in AOCI and reclassified into earnings when the forecasted transaction occurs.  Certain cash flow hedge positions were dedesignated during 2013 and 2012 and the unamortized portion remained in AOCI because the original forecasted transaction is still expected to occur.  There were no active cash flow hedges at December 31, 2013.  At December 31, 2013, the accumulated net unrecognized after-tax gains (losses) that are expected to be reclassified into earnings during the next 12 months were $25 million for PPL Energy Supply.  Cash flow hedges are discontinued if it is no longer probable that the original forecasted transaction will occur by the end of the originally specified time periods and any amounts previously recorded in AOCI are reclassified into earnings once it is determined that the hedge transaction is probable of not occurring.  For 2013, there were no reclassifications, while in 2012 and 2011, such reclassifications were insignificant.

For 2013 and 2012, hedge ineffectiveness associated with energy derivatives was insignificant.  For 2011, hedge ineffectiveness associated with energy derivatives was an after-tax gain (loss) of $(22) million.

Economic Activity

Many derivative contracts economically hedge the commodity price risk associated with electricity, natural gas, oil and other commodities but do not receive hedge accounting treatment because they were not eligible for hedge accounting or because hedge accounting was not elected.  These derivatives hedge a portion of the economic value of PPL Energy Supply's competitive generation assets and unregulated full-requirement and retail contracts, which are subject to changes in fair value due to market price volatility and volume expectations.  Additionally, economic activity would also include the ineffective portion of qualifying cash flow hedges (see "Cash Flow Hedges" above).  The derivative contracts in this category that existed at December 31, 2013 range in maturity through 2019.

Examples of economic activity may include hedges on sales of baseload generation, certain purchase contracts used to supply full-requirement sales contracts, FTRs or basis swaps used to hedge basis risk associated with the sale of competitive generation or supplying full-requirement sales contracts, Spark Spread hedging contracts, retail electric and natural gas activities, and fuel oil swaps used to hedge price escalation clauses in coal transportation and other fuel-related contracts.  PPL Energy Supply also uses options, which include the sale of call options and the purchase of put options tied to a particular generating unit.  Since the physical generating capacity is owned, price exposure is generally capped at the price at which the generating unit would be dispatched and therefore does not expose PPL Energy Supply to uncovered market price risk.

The net fair value of economic positions at December 31, 2013 and December 31, 2012 was a net asset (liability) of $107 million and $346 million for PPL Energy Supply.  The unrealized gains (losses) for economic activity were as follows.

	2013	2012	2011
Operating Revenues
Unregulated wholesale energy	$(721)	$(311)	$1,407
Unregulated retail energy	12	(17)	31
Operating Expenses
Fuel	(4)	(14)	6
Energy purchases	586	442	(1,123)

Commodity Price Risk (Trading)

PPL Energy Supply has a proprietary trading strategy which is utilized to take advantage of market opportunities.  As a result, PPL Energy Supply may at times create a net open position in its portfolio that could result in losses if prices do not move in the manner or direction anticipated.  Net energy trading margins, which are included in "Unregulated wholesale energy" on the Statements of Income, were insignificant for 2013, 2012 and 2011.

Commodity Volumes

At December 31, 2013, the net volumes of derivative (sales)/purchase contracts used in support of the various strategies discussed above were as follows.

		Volumes (a)
Commodity	Unit of Measure	2014	2015	2016	Thereafter

Power	MWh	(33,278,963)	(14,421,817)	4,348,927	18,931,370
Capacity	MW-Month	(19,575)	(3,929)	501	9
Gas	MMBtu	25,869,617	(33,082,289)	19,082,945	(9,202,403)
Coal	Tons	495,900
FTRs	MW-Month	9,581	1,705
Oil	Barrels	150,000	380,869	274,137	101,261

(a)	Volumes for option contracts factor in the probability of an option being exercised and may be less than the notional amount of the option.

Accounting and Reporting

All derivative instruments are recorded at fair value on the Balance Sheet as an asset or liability unless NPNS is elected.  NPNS contracts for PPL Energy Supply include certain full-requirement sales contracts, other physical purchase and sales contracts and certain retail energy and physical capacity contracts  Changes in the fair value of derivatives not designated as NPNS are recognized currently in earnings unless specific hedge accounting criteria are met and designated as such.

See Note 1 for additional information on accounting policies related to derivative instruments.

The following tables present the fair value and location of derivative instruments recorded on the Balance Sheets.

	December 31, 2013				December 31, 2012
	Derivatives designated as		Derivatives not designated		Derivatives designated as		Derivatives not designated
	hedging instruments		as hedging instruments		hedging instruments		as hedging instruments
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Current:
Price Risk Management
Assets/Liabilities (a):
Commodity contracts			$860	$750	$59		$1,452	$1,010
Total current			860	750	59		1,452	1,010
Noncurrent:
Price Risk Management
Assets/Liabilities (a):
Commodity contracts			328	320	27		530	556
Total noncurrent			328	320	27		530	556
Total derivatives			$1,188	$1,070	$86		$1,982	$1,566

(a)	Represents the location on the Balance Sheet.

The following tables present the pre-tax effect of derivative instruments recognized in income or OCI.  There were no gains (losses) on interest rate swaps for 2013 or 2012.

Derivatives in	Hedged Items in	Location of Gain
Fair Value Hedging	Fair Value Hedging	(Loss) Recognized	Gain (Loss) Recognized	Gain (Loss) Recognized
Relationships	Relationships	in Income	in Income on Derivative	in Income on Related Item

2011
Interest rate swaps	Fixed rate debt	Interest Expense		$2

				Gain (Loss) Recognized
				in Income on Derivative
	Derivative Gain		Gain (Loss) Reclassified	(Ineffective Portion and
Derivative	(Loss) Recognized in	Location of Gain (Loss)	from AOCI into Income	Amount Excluded from
Relationships	OCI (Effective Portion)	Recognized in Income	(Effective Portion)	Effectiveness Testing)
2013
Cash Flow Hedges:
Commodity contracts		Unregulated wholesale energy	$240	$1
		Depreciation	2
		Energy purchases	(58)
		Discontinued operations	23
Total			$207	$1

2012
Cash Flow Hedges:
Commodity contracts	$114	Unregulated wholesale energy	$838	$(1)
		Depreciation	2
		Energy purchases	(136)	(2)
		Discontinued operations	50
Total	$114		$754	$(3)

2011
Cash Flow Hedges:
Commodity contracts	$431	Unregulated wholesale energy	$790	$(39)
		Fuel	1
		Energy purchases	(235)	1
		Depreciation	2
		Discontinued operations	37
Total	$431		$595	$(38)

Derivatives Not Designated as	Location of Gain (Loss) Recognized in
Hedging Instruments	Income on Derivatives	2013	2012	2011

Commodity contracts	Unregulated wholesale energy	$(99)	$1,182	$1,594
	Unregulated retail energy	25	30	39
	Fuel	2		(1)
	Energy purchases	130	(965)	(1,493)
	Discontinued operations	14	17	6
	Total	$72	$264	$145

Offsetting Derivative Instruments

PPL Energy Supply or certain of its subsidiaries have master netting arrangements or similar agreements in place including derivative clearing agreements with futures commission merchants (FCMs) to permit the trading of cleared derivative products on one or more futures exchanges.  The clearing arrangements permit an FCM to use and apply any property in its possession as a set off to pay amounts or discharge obligations owed by a customer upon default of the customer and typically do not place any restrictions on the FCM's use of collateral posted by the customer.  PPL Energy Supply and its subsidiaries also enter into agreements pursuant to which they trade certain energy and other products.  Under the agreements, upon termination of the agreement as a result of a default or other termination event, the non-defaulting party typically would have a right to setoff amounts owed under the agreement against any other obligations arising between the two parties (whether under the agreement or not), whether matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation.

PPL Energy Supply has elected not to offset derivative assets and liabilities and not to offset net derivative positions against the right to reclaim cash collateral pledged (an asset) or the obligation to return cash collateral received (a liability) under derivatives agreements.  The table below summarizes the derivative positions presented in the balance sheets where a right of setoff exists under these arrangements and related cash collateral received or pledged.

	Assets				Liabilities
		Eligible for Offset				Eligible for Offset
			Cash				Cash
		Derivative	Collateral			Derivative	Collateral
	Gross	Instruments	Received	Net	Gross	Instruments	Pledged	Net
December 31, 2013
Energy Commodities	$1,188	$912	$7	$269	$1,070	$912	$1	$157

December 31, 2012
Energy Commodities	$2,068	$1,413	$111	$544	$1,566	$1,413	$9	$144

Credit Risk-Related Contingent Features

Certain derivative contracts contain credit risk-related contingent features which, when in a net liability position, would permit the counterparties to require the transfer of additional collateral upon a decrease in the credit ratings of PPL Energy Supply or certain of its subsidiaries.  Most of these features would require the transfer of additional collateral or permit the counterparty to terminate the contract if the applicable credit rating were to fall below investment grade.  Some of these features also would allow the counterparty to require additional collateral upon each downgrade in the credit rating at levels that remain above investment grade.  In either case, if the applicable credit rating were to fall below investment grade (i.e., below BBB- for S&P or Fitch, or Baa3 for Moody's), and assuming no assignment to an investment grade affiliate were allowed, most of these credit contingent features require either immediate payment of the net liability as a termination payment or immediate and ongoing full collateralization on derivative instruments in net liability positions.

Additionally, certain derivative contracts contain credit risk-related contingent features that require adequate assurance of performance be provided if the other party has reasonable concerns regarding the performance of PPL Energy Supply's obligation under the contract.  A counterparty demanding adequate assurance could require a transfer of additional collateral or other security, including letters of credit, cash and guarantees from a creditworthy entity.  This would typically involve negotiations among the parties.  However, amounts disclosed below represent assumed immediate payment or immediate and ongoing full collateralization for derivative instruments in net liability positions with "adequate assurance" features.

At December 31, 2013, the effect of a decrease in credit ratings below investment grade on derivative contracts that contain credit risk-related contingent features and were in a net liability position is summarized as follows:

Aggregate fair value of derivative instruments in a net liability
position with credit risk-related contingent features	$157
Aggregate fair value of collateral posted on these derivative instruments	19
Aggregate fair value of additional collateral requirements in the event of
a credit downgrade below investment grade (a)	147

(a)	Includes the effect of net receivables and payables already recorded on the Balance Sheet.

16.  Other Intangible Assets

The gross carrying amount and the accumulated amortization of other intangible assets were:

	December 31, 2013		December 31, 2012
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Subject to amortization:
Land and transmission rights	$17	$14	$17	$13
Emission allowances/RECs (a)	11		13
Licenses and other (b)	295	39	277	35
Total subject to amortization	$323	$53	$307	$48

(a)	Emission allowances/RECs are expensed when consumed or sold; therefore, there is no accumulated amortization.
(b)
"Other" includes costs for the development of licenses, the most significant of which is the COLA.  Amortization of these costs begins when the related asset is placed in service.  See Note 4 for additional information on the COLA.

Current intangible assets are included in "Other current assets" and long-term intangible assets are presented as "Other intangibles" on the Balance Sheets.

Amortization expense for the years ended December 31, excluding consumption of emission allowances/RECs of $23 million, $12 million, and $16 million in 2013, 2012, and 2011 was as follows:

	2013	2012	2011

Amortization expense	$5	$9	$20

Amortization expense and consumption of emission allowances/RECs is expected to be insignificant in future years.

17.  Asset Retirement Obligations

PPL Energy Supply has recorded AROs to reflect various legal obligations associated with the retirement of long-lived assets, the most significant of which relates to the decommissioning of the Susquehanna nuclear plant.  The accrued nuclear decommissioning obligation was $342 million and $316 million at December 31, 2013 and 2012.  The fair value of investments that are legally restricted for the decommissioning of the Susquehanna nuclear plant was $864 million and $712 million at December 31, 2013 and 2012, and is included in "Nuclear plant decommissioning trust funds" on the Balance Sheets.  See Notes 14 and 19 for additional information on the nuclear decommissioning trust funds.  Other AROs recorded relate to various environmental requirements for coal piles, ash basins and other waste basin retirements.

PPL Energy Supply has recorded several conditional AROs, the most significant of which related to the removal and disposal of asbestos-containing material.  In addition to the AROs that were recorded for asbestos-containing material, PPL Energy Supply identified other asbestos-related obligations, but was unable to reasonably estimate their fair values.  PPL Energy Supply management was unable to reasonably estimate a settlement date or range of settlement dates for the remediation of all of the asbestos-containing material at certain of the generation plants.  If economic events or other circumstances change that enable PPL Energy Supply to reasonably estimate the fair value of these retirement obligations, they will be recorded at that time.

PPL Energy Supply also identified legal retirement obligations associated with the retirement of a reservoir that could not be reasonably estimated due to an indeterminable settlement date.

The changes in the carrying amounts of AROs were as follows.

	2013	2012

ARO at beginning of period	$375	$359
Accretion expense	29	28
Obligations incurred	6	3
Changes in estimated cash flow or settlement date	1	(7)
Obligations settled	(7)	(8)
ARO at end of period	$404	$375

Substantially all of the ARO balances are classified as noncurrent at December 31, 2013 and 2012.

18.  Variable Interest Entities

In December 2001, a subsidiary of PPL Energy Supply entered into a $455 million operating lease arrangement, as lessee, for the development, construction and operation of a gas-fired combined-cycle generation facility located in Lower Mt. Bethel Township, Northampton County, Pennsylvania.  The owner/lessor of this generation facility, LMB Funding, LP, was created to own/lease the facility and incur the related financing costs.  The initial lease term commenced on the date of commercial operation, which occurred in May 2004, and ended in December 2013.  Under a residual value guarantee, if the generation facility was sold at the end of the lease term and the cash proceeds from the sale were less than the original acquisition cost, the subsidiary of PPL Energy Supply was obligated to pay up to 70.52% of the original acquisition cost.  This residual value guarantee protected the other variable interest holders from losses related to their investments.  LMB Funding, LP could not extend or cancel the lease or sell the facility without the prior consent of the PPL Energy Supply subsidiary.  As a result, LMB Funding, LP was determined to be a VIE and the subsidiary of PPL Energy Supply was considered the primary beneficiary that consolidated this VIE.

The lease financing, which included $437 million of debt and $18 million of "Noncontrolling interests" was secured by, among other things, the generation facility, the carrying amount of which is disclosed on the Balance Sheet.  As a result of the consolidation, PPL Energy Supply recorded interest expense in lieu of rent expense.  For 2013, 2012 and 2011, additional depreciation on the generation facility of $12 million, $16 million and $16 million was recorded.

A subsidiary of PPL Energy Supply purchased the Lower Mt. Bethel plant for $455 million at the lease termination date in December 2013.  The proceeds were used by LMB Funding, LP to repay $437 million of outstanding debt and make an $18 million distribution to its equity investors both of which have been included in the PPL Energy Supply Consolidated Statements of Cash Flows as financing activities.  The transaction was treated as a transfer of assets between entities under common control and did not result in any change to the presentation of the Lower Mt. Bethel plant assets as they had previously been included in PPL Energy Supply's consolidated financial statements.

Subsequent to these transactions, the PPL Energy Supply subsidiary no longer has a variable interest in and is no longer the primary beneficiary of LMB Funding, LP.  Accordingly, LMB Funding, LP was deconsolidated, which had no impact on PPL Energy Supply's consolidated financial statements.

19.  Available-for-Sale Securities

Securities held by the NDT funds and auction rate securities are classified as available-for-sale.

The following table shows the amortized cost, the gross unrealized gains and losses recorded in AOCI and the fair value of available-for-sale securities.

	December 31, 2013				December 31, 2012
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized		Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
NDT funds:
Cash and cash equivalents	$14			$14	$11			$11
Equity securities	265	$363		628	252	$220		472
Debt securities	217	7	$3	221	211	19	$1	229
Receivables/payables, net	1			1
Total NDT funds	$497	$370	$3	$864	$474	$239	$1	$712

Auction rate securities	$17		$1	$16	$17		$1	$16

See Note 14 for details on the securities held by the NDT funds.

There were no securities with credit losses at December 31, 2013 and 2012.

The following table shows the scheduled maturity dates of debt securities held at December 31, 2013.

	Maturity	Maturity	Maturity	Maturity
	Less Than	1-5	6-10	in Excess
	1 Year	Years	Years	of 10 Years	Total
Amortized cost	$7	$97	$54	$76	$234
Fair value	7	99	55	76	237

The following table shows proceeds from and realized gains and losses on sales of available-for-sale securities.

	2013	2012	2011

Proceeds from sales of NDT securities (a)	$144	$139	$156
Other proceeds from sales		3
Gross realized gains (b)	17	29	28
Gross realized losses (b)	7	21	16

(a)	These proceeds are used to pay income taxes and fees related to managing the trust. Remaining proceeds are reinvested in the trust.
(b)	Excludes the impact of other-than-temporary impairment charges recognized on the Statements of Income.

NDT Funds

Amounts previously collected from PPL Electric's customers for decommissioning the Susquehanna nuclear plant, less applicable taxes, were deposited in external trust funds for investment and can only be used for future decommissioning costs.  To the extent that the actual costs for decommissioning exceed the amounts in the nuclear decommissioning trust funds, PPL Susquehanna would be obligated to fund 90% of the shortfall.

When the fair value of a security is less than amortized cost, PPL Energy Supply must make certain assertions to avoid recording an other-than-temporary impairment that requires a current period charge to earnings.  The NRC requires that nuclear decommissioning trusts be managed by independent investment managers, with discretion to buy and sell securities in the trusts.  As a result, PPL Energy Supply has been unable to demonstrate the ability to hold an impaired security until it recovers its value; therefore, unrealized losses on equity securities for all periods presented, represented other-than-temporary impairments that required a current period charge to earnings.  PPL Energy Supply recorded impairments for certain securities invested in the NDT funds of $6 million for 2011.  The amounts for 2013 and 2012 are insignificant.  These impairments are reflected on the Statements of Income in "Other-Than-Temporary Impairments."

20.  Accumulated Other Comprehensive Income (Loss)

AOCI, which is  included in Member's equity on the Balance Sheets of PPL Energy Supply, consisted of the following after-tax gains (losses).

		Unrealized gains (losses)			Defined benefit plans
	Foreign
	currency	Available		Equity	Prior	Actuarial
	translation	for sale	Qualifying	investees'	service	gain
	adjustments	securities	derivatives	AOCI	costs	(loss)	Total

December 31, 2010	$(195)	$88	$733	$(3)	$(23)	$(955)	$(355)
OCI		2	(86)	3	2	(18)	(97)
Distribution of membership
interest in PPL Global (a)	195		(41)		5	780	939
December 31, 2011	$	$90	$606	$	$(16)	$(193)	$487

OCI		22	(395)		6	(72)	(439)
December 31, 2012		$112	$211		$(10)	$(265)	$48

Amounts arising during the period		67			2	71	140
Reclassifications from AOCI		(6)	(123)		4	14	(111)
Net OCI during the period		61	(123)		6	85	29
December 31, 2013		$173	$88		$(4)	$(180)	$77

(a)	See Note 5 for additional information.

The following table presents the gains (losses) and related income taxes for reclassifications from AOCI for the year ended December 31, 2013.  The defined benefit plan components of AOCI are not reflected in their entirety in the statement of income; rather, they are included in the computation of net periodic defined benefit costs (credits).  See Note 9 for additional information.

	Affected Line Item on the Statements of Income
				Other
	Unregulated			Income
	wholesale	Energy		(Expense),	Discontinued	Total	Income	Total
Details about AOCI	energy	purchases	Depreciation	net	Operations	Pre-tax	Taxes	After-tax

Available-for-sale securities				$10		$10	$(4)	$6
Qualifying derivatives
Energy commodities	$240	$(58)	$2		$23	207	(84)	123
Defined benefit plans
Prior service costs						(7)	3	(4)
Net actuarial loss						(24)	10	(14)
Total						$(31)	$13	(18)

Total reclassifications								$111

21.  New Accounting Guidance Pending Adoption

Presentation of Unrecognized Tax Benefits When Net Operating Loss Carryforwards, Similar Tax Losses, or Tax Credit Carryforwards Exist

Effective January 1, 2014, PPL Energy Supply will prospectively adopt accounting guidance that requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward.  To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.

The adoption of this guidance is not expected to have a significant impact on PPL Energy Supply.